Filed pursuant to Rule 424(b)(3)
Registration No. 333-134004

US$100,000,000

Canadian Satellite Radio Holdings Inc.

Exchange Offer of US$100,000,000 of our

12.75% Senior Notes Due 2014

The Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on August 1, 2006, unless extended.

•
All initial notes that are validly tendered and not withdrawn will be exchanged. For each initial note validly tendered and not validly withdrawn under this exchange offer, the holder will receive an exchange note having a principal amount equal to that of the tendered initial note.

•	Tenders of notes may be withdrawn at any time before the expiration of the exchange offer.

•	Each broker-dealer that receives exchange notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

The Exchange Notes:

•
The terms of the exchange notes we will issue in the exchange offer are substantially identical to those of our initial notes, except that transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes. The exchange notes are obligations evidencing the same continuing indebtedness as our initial notes.

•	No public market currently exists for the initial notes and we cannot assure you that an active trading market will develop for the exchange notes.

•	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by our current restricted subsidiary and each of our future material restricted subsidiaries.

•
The exchange notes, and the exchange guarantees, are our and the guarantors’ senior unsecured obligations. They will rank equal in right of payment to any future senior indebtedness, senior in right of payment with any future subordinated indebtedness and effectively subordinated to any secured indebtedness to the extent of any collateral securing such indebtedness.

For a more detailed description of the exchange notes, please refer to the section in this prospectus entitled “Description of Exchange Notes” beginning on page 97.

Before participating in the exchange offer, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission (the “SEC”), nor any state commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2006.
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TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements	ii
Market And Industry Data And Forecasts	iii
Presentation of Financial Information	iii
Enforcement of Civil Liabilities	iv
Exchange Rate Information	iv
Prospectus Summary	1
Risk Factors	16
Use of Proceeds	31
Capitalization	32
Selected Historical Financial Data	33
Management’s Discussion And Analysis of Financial Condition And Results of Operations	34
Business	47
Management	72
Voting Securities and Principal Shareholders	81
Certain Relationships And Related Transactions	82
Description of the XM Credit Facility	83
The Exchange Offer	84
Description of Exchange Notes	97
Description Of Initial Notes	141
Certain Income Tax Considerations	142
Certain U.S. Federal Income Tax Considerations	142
Certain Canadian Federal Income Tax Considerations	144
Plan of Distribution	146
Legal Matters	146
Experts	146
Available Information	146
Index to Consolidated Financial Statements	F- 1

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Each broker-dealer that receives exchange notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933 as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired by the broker-dealer as a result of its market making or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

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You should rely on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are only offering to exchange the initial notes for exchange notes in jurisdictions where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations or prospects may have changed since then.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements, other than statements of historical fact, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including, in particular, statements about our expected subscriber numbers, financial position and operating results, our business strategy and our plans and prospects under the headings “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” are forward-looking statements. These forward-looking statements are based on our current expectations and our projections about future events, including our current expectations regarding:

•	our expenditures and losses;

•	our anticipated variable expenses;

•	our anticipated capital expenditures;

•	the future demand for our services;

•	increases or decreases in the cost of conducting our business;

•	our future stability and growth prospects;

•	our ability to work with Industry Canada and implement solutions to existing and future regulatory issues;

•	our business strategies, the measures to implement those strategies and the benefits to be derived therefrom; and

•	the outlook for and other future developments in our affairs or in the satellite radio industry.

These forward-looking statements can sometimes be identified by our use of forward-looking words such as “believe,” “may,” “will,” “anticipate,” “estimate,” “expect,” “plan,” “likely,” “forecast,” “intend” or other similar words or phrases. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Some of these risks, uncertainties and other factors include:

•	the unproven market for our service;

•
our competitive position versus Sirius Canada Inc., or Sirius Canada, the other licensed satellite radio service provider in Canada, which may have certain competitive advantages, and versus other forms of audio and video entertainment;

•	our reliance on our exclusive relationship with XM for the provision of the satellite radio service;

•	our dependence upon third parties, including manufacturers of satellite radios, retailers, automakers and programming providers;

•	the potential need for additional financing;

•	our substantial indebtedness;

•	general economic conditions in Canada;

•	the impact of any changes in government regulation; and

•	other factors as described in “Risk Factors.”

Any forward-looking statements are subject to these factors. Although we believe that our plans, intentions, projections and expectations reflected in or suggested by these forward-looking statements are reasonable, in light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.

-ii-

You should read carefully the factors described in the section entitled “Risk Factors” of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share information and industry data and forecasts, which we obtained from independent industry publications and surveys, surveys that we commissioned and internal company surveys. Although we believe these sources to be reliable, we have not independently verified any of the data nor ascertained the underlying economic assumptions relied upon therein. Some data is also based on our estimates, which are derived from our review of internal surveys, as well as independent sources. We cannot and do not provide any assurance as to the accuracy or completeness of this information. Market forecasts, in particular, are likely to be inaccurate, especially over long periods of time.

This prospectus also includes information relating to the U.S. satellite radio market, which was obtained from publicly available sources, including the corporate filings of XM Satellite Radio Holdings Inc., or XM, and Sirius Satellite Radio Inc., or Sirius, with the SEC, as well as press releases and corporate websites. XM and Sirius do not take any responsibility for the completeness or accuracy of such information. In compiling information relating to XM and Sirius, we have relied upon the accuracy of the information publicly filed.

In connection with this offering, XM  provided us with a letter confirming the truth and accuracy of certain specified statements relating to XM that have been included in this prospectus (the “XM Statements”). XM also provided a representation to us that certain of XM’s publicly filed disclosure documents did not, in each case when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As part of this representation letter, XM agreed to indemnify us (but not our shareholders or directors or any purchasers under this prospectus) against losses to which we may become subject under applicable securities laws, to the extent that such losses arise out of or are based upon any of the XM Statements containing a misrepresentation or omission.

PRESENTATION OF FINANCIAL INFORMATION

The financial statements included in this prospectus are presented in Canadian dollars. In this prospectus, references to “$” or “dollars” are to Canadian dollars and references to “US$” or “U.S. dollars” are to United States dollars. See “Exchange Rate Information” below.

The financial statements included in this prospectus have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. Canadian GAAP differs in some respects from U.S. generally accepted accounting principles, or U.S. GAAP, and so these financial statements may not be comparable to the financial statements of U.S. companies. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they relate to us, see note 12 to our annual audited financial statements and note 15 to our interim unaudited financial statements, each of which are included elsewhere in this prospectus.

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ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under applicable U.S. federal and state securities laws may be affected adversely by the fact that Holdings is incorporated under the laws of the Province of Ontario, that some or all of our officers and directors are residents of Canada or other non-U.S. countries, that some or all of the experts named in the prospectus are residents of Canada or other non-U.S. countries, and that all or a substantial portion of our assets and the assets of such persons are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the U.S. upon our officers and directors or to realize against them in the U.S. upon judgments of courts of the U.S. predicated upon civil liabilities of such persons under applicable U.S. federal and state securities laws. In addition, investors should not assume that courts in Canada or in the countries where such persons reside or in which our assets or the assets of such persons are located (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us, our subsidiaries or such persons predicated upon such laws. See “Description of Exchange Notes—Enforceability of Judgments.”

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. For convenience, in certain places in this prospectus, unless otherwise indicated, we have translated Canadian dollar values to U.S. dollars (or vice versa) using an assumed rate of U.S.$1.00 = $1.12, based on the noon buying rate, on June 26, 2006, in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	12-month period ended August 31,			6 months ended February 28,
	2005	2004	2003	2006	2005
Low	0.7652	0.7159	0.6273	0.8361	0.7651
High	0.8493	0.7879	0.7495	0.8788	0.8493
Period end	0.8411	0.7595	0.7220	0.8788	0.8133
Average rate(1)	0.8160	0.7520	0.6769	0.8629	0.8168
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Notes:

(1)  Average of month-end noon spot rates.

Listed below, for each month during the previous six months, are the low and high exchange rates for Canadian dollars expressed in U.S. dollars, based on the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. On June 26, 2006, the inverse of the noon buying rate was $1.00 per U.S.$0.8896.

		One month period ended,
	May 31, 2006	April 30, 2006	March 31, 2006	February 28, 2006	January 31, 2006	December 31, 2005
Low	0.8903	0.8534	0.8531	0.8638	0.8528	0.8521
High	0.9100	0.8926	0.8834	0.8788	0.8744	0.8690

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PROSPECTUS SUMMARY

The following summary highlights certain significant aspects of our business and this exchange offer. This is only a summary of this prospectus and may not contain all of the information that you consider important in making your investment decision. You should read the entire prospectus, including “Risk Factors” and the financial statements and related notes, and consult your legal and professional advisors having relevant experience, before making an investment decision.

The term “initial notes” refers to the 12.75% Senior Notes due 2014 that were issued on February 10, 2006 in a private offering, referred to as the “private offering.” The term “exchange notes” refers to the 12.75% Senior Notes due 2014 offered by this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively. Unless otherwise noted, the terms “we,” “us,” “our,” and “Holdings” used in this prospectus refer to Canadian Satellite Radio Holdings Inc. and its subsidiaries. “CSR Inc.” refers to Canadian Satellite Radio Inc., a wholly-owned subsidiary of Holdings.

The Company

We seek to become the market leader in providing subscription-based satellite radio entertainment to the Canadian market. We plan to do this as the exclusive Canadian licensee of XM, a pioneer in satellite radio and the leader, by total subscribers, in the U.S. satellite radio market. XM has publicly stated that it had over 6.5 million satellite radio subscribers as of the end of its first fiscal quarter 2006. We are one of only two applicants who have received approval from the Canadian Radio-television and Telecommunications Commission, or CRTC, for a broadcasting license to provide subscription-based satellite radio service in Canada, and we are the exclusive licensed provider of XM's satellite digital audio radio services, or SDARS, in Canada. Our service will leverage XM's existing satellite network and technology, its brand and distribution relationships and significant operational know-how. Through XM, we currently offer up to 100 channels, which include commercial-free music, as well as news, talk, sports and children's programming, including ten Canadian channels designed and developed by us from our studios in Toronto and Montréal, for an initial base subscription fee of $12.99 per month. We expect that distribution of our satellite radios will be primarily through automobile original equipment manufacturers, or OEMs, and national and regional consumer electronic retailers.

We have an exclusive 13-year distribution arrangement with General Motors of Canada Limited, or GMCL, which plans to install XM satellite radios in certain of its 2006 model vehicles. Under the terms of our agreement with GMCL, GMCL will use commercially reasonable efforts to offer our satellite radio service from factory-installed radios in as many vehicle lines as possible for the 2006 model year, and in at least 90% of vehicle lines for the 2007 model year and beyond. Similar to U.S. automobile OEMs, most Canadian automobile OEMs commence their model year during the summer, such that the 2007 model year starts in the summer of 2006. According to Canadian Autoworld, GMCL is the single largest seller of cars in Canada, with an approximate 29% market share of new vehicles sold in calendar year 2005.

In 2005, there were approximately 1.6 million new vehicles sold in Canada, representing a significant market opportunity. In addition to GMCL, we have exclusive agreements with Honda Canada and Nissan Canada. We have also announced distribution relationships with Subaru Canada, Harley-Davidson Motorcycles and Toyota Canada.

Together with GMCL, we currently have exclusive relationships with companies that represent approximately 44% of new vehicles sold in calandar 2005. According to Ward's Automotive Yearbook 2005, XM in the U.S. is the exclusive automobile OEM factory-installed distribution partner or preferred provider of data services to automobile OEMs representing approximately 56% of the U.S. automobile marketplace, including General Motors, Honda, Toyota, Hyundai and Nissan. We believe that XM's established relationships with these automobile manufacturers has laid the foundation to enable us to establish similar relationships with the Canadian counterparts of these automobile manufacturers for the installation of XM radios in automobiles made for the Canadian market. According to Canadian Autoworld, these five companies represented approximately 58% of the Canadian automobile OEM marketplace in 2005.

XM radios are also available in Canada at national and regional consumer electronics retailers, such as Best Buy Canada Ltd., or Best Buy, Canadian Tire Corporation Limited, or Canadian Tire, Future Shop Canada, or Future Shop (a wholly-owned subsidiary of Best Buy), The Source by Circuit City, or The Source, and other large national and regional retailers that sell consumer electronics in Canada. These retailers represent over 2,000 stores.

On September 12, 2005, we and XM announced approximately US$100 million ten-year contract to broadcast National Hockey League, or NHL, games as part of the XM service. This ten-year contract is non-exclusive to us for the first two years and we will be the exclusive Canadian satellite radio provider of NHL games beginning with the 2007-2008 season. We believe that this agreement will have a significant positive impact on attracting subscribers to the XM service in Canada. We are responsible for a substantial portion of the fees payable to the NHL under this agreement.

Independent market research indicates that there is already high consumer awareness and demand in Canada for satellite radio. A Decima Research Inc. survey from January 2006 revealed that 77% of Canadians say that they are aware of satellite radio and that 6%, the equivalent of up to 2 million Canadians, said that they would likely subscribe to satellite radio within the next year at a price of $13 per month. Nearly 90% of Canada's population of 32 million live within 125 miles of the U.S. border, and we believe that many Canadians have become aware of satellite radio as a result of the significant marketing and advertising dollars that XM and Sirius have spent developing their respective brands and U.S. customer bases. Canada enjoys high radio listenership, as over 94% of Canadians listen to the radio at least weekly. According to a 2005 survey by BBM Canada, however, most markets in Canada have fewer than ten radio stations and limited format choices. More specifically, according to Broadcaster Magazine, of the 427 assessed commercial and non-commercial radio stations in Canada in the fall of 2004, 236 or 55.3% use one of only three general programming formats: country; news/talk/sports; or adult contemporary. As a result, we believe that Canadian listeners will be attracted to the diversity of our content. In addition, given the broad expanse of Canada's geography, we believe listeners will value our coast-to-coast digital quality coverage.

We are broadcasting our service using XM's existing satellite network, which covers the continental U.S. and the densely populated regions of Canada. We are supplementing XM's satellite coverage with a terrestrial repeater network of approximately 80 repeaters, owned and operated by us. Our repeater deployment is focused on the 16 largest Canadian cities to improve coverage and reduce interruptions by buildings or other obstacles.

We have launched our service with Audiovox Electronics Corporation, or Audiovox, Delphi Automotive Systems LLC, or Delphi, and Pioneer Electronics, or Pioneer, radios designed to serve the car, home, portable and wearable stereo markets. These radios include Delphi's SKYFi2, MyFi and RoadyXT radios and Pioneer's AirWare radio. The initial cost of these radios to the consumer ranges from approximately $70 to $400, inclusive of rebates.

The vast majority of our revenues are expected to come from subscription and associated activation fees. We expect to generate incremental advertising revenue from ad spots on the non-music channels that we program in Canada. As we grow our subscriber base, we expect that our service will become an increasingly attractive medium for advertisers to target customers on a nationwide basis.

Exclusive XM Relationship

Under our license agreement with XM, we have the exclusive right to offer XM's SDARS in Canada for a term of ten years. In addition to this exclusive right, our relationship with XM provides us with a number of significant benefits which we believe will (i) significantly lower the initial capital requirements for us to offer SDARS, (ii) lower our ongoing operating costs and (iii) enable us to leverage XM's existing satellite network and technology, brand and distribution relationships and significant operational know-how to increase our subscriber penetration rates.

Competitive Strengths and Business Strategy

We believe that our business in Canada will benefit from a number of factors, including our affiliation with XM. In particular, we have had the benefit of observing four years of XM's operations in the U.S. before launching our service in Canada, and we plan to leverage many of the economies of scale XM has already achieved. We believe that other factors that will benefit our business include the following:

•
Market awareness already exists and is growing. We believe that there is significant existing demand for satellite radio in Canada. A Decima Research Inc. survey from January 2006 revealed that 77% of Canadians say that they are aware of satellite radio. This survey suggests that awareness of satellite radio has increased since the launch of our business, when a study conducted in Canada by Charlton Strategic Research Inc., or Charlton Research, dated October 2005, which we commissioned and paid for, suggested that 49% of Canadian adults say that they are aware of satellite radio service. According to a Charlton Research report dated July 2005, which we commissioned and paid for, 22% of respondents from the Province of Québec, which according to Statistics Canada represents approximately 24% of Canada's population, said that they would be interested in receiving satellite radio service.

•
Low capital requirements. Since XM's satellite infrastructure already covers the continental U.S. and the densely populated regions of Canada, we are not required to build, launch, maintain or manage our own satellites, which will save us significant time and capital.

•
XM programming offers a unique radio listening experience for Canadians. We believe that Canadians have an appetite for specialized radio programming and are eager to have access to the depth and choice that the XM system provides. We have broadcast studios in Toronto and Montréal. These studios are well-equipped to program and broadcast music and talk channels in both French and English.

•
Well-developed distribution channels. We will build our subscriber base through multiple distribution channels, including an exclusive factory-installation distribution arrangement with GMCL and arrangements with national and regional consumer electronics retailers which focus both on car radios and on radios for home and portable use.

•
Core management team with broadcast veterans and ownership interest. Our team includes a strong management team with experience launching entrepreneurial ventures and broadcast industry experience. Collectively, our management team directly or indirectly owns or controls approximately 60.0% of our fully diluted outstanding shares.

•
Lower cost and more variety of radios. We are entering the market when the cost of manufacturing radios is cheaper than it has been historically due to technology improvements and scale of production. This has resulted in lower cost radios to the consumer, significantly lowering a barrier to subscriptions.

•
Future growth opportunities. As we build our subscriber business through traditional automobile OEM and retail channels, we also plan to grow the business by offering specific hardware and services through non-traditional retail channels, including rental car companies, national and local businesses, hotel chains, and to boat and airplane owners, commercial airlines, truckers and others. We also anticipate that in the future our automobile OEM partners may promote additional services that we may choose to offer, such as telematics services, which include real time data, and in-vehicle traffic navigation systems such as XM NavTraffic. We expect that if adopted, these types of services will add subscription revenue to our business model.

Capital Requirements

Our controlling shareholder, Canadian Satellite Radio Investments Inc., or CSR Investments, has contributed $15 million in equity which proceeds we have used to repay affiliates of CSR Investments for funding our CRTC licensing process and our initial infrastructure and start-up costs. On December 12, 2005 we raised gross proceeds of approximately $55 million through our initial public offering in Canada. We are using the proceeds from our initial public offering to complete our initial infrastructure rollout and to fund operating expenses. The proceeds from the offering of the initial notes are being used to pay for ongoing operating expenses, including subscriber acquisition costs, marketing & advertising expenses, broadcast operations, programming costs, payments under our license agreement with XM, and for general corporate purposes.

We have also entered into a $45 million standby credit facility with XM (the “XM Credit Facility”) for the purchase of terrestrial repeaters and for the payment of subscription royalties to XM, as well as interest on amounts outstanding under the XM Credit Facility. As at the date hereof, we have not drawn down on this facility. As we have now completed the offering of initial notes, we do not intend to access the XM Credit Facility.

Based on our current business plan and as a result of the completion of the offering of initial notes and the $50 million of net proceeds received from our initial public offering, we will have sufficient capital to fund the rollout of our service and our ongoing operations until we achieve positive cash flow. Our business plan is based on estimates regarding expected future costs and expected revenue. Our costs may exceed our estimates, and our revenues may be lower than expected. These estimates may change and may also be affected by future developments. Any of these factors may increase our need for funds, which would require us to seek additional funding. See “Risk Factors — Risks Related to the Notes.”

Regulatory

On August 19, 2003, we, through CSR Inc., filed an initial application to the Canadian Radio-television and Telecommunications Commission (“CRTC”) for a broadcasting license to provide subscription-based satellite radio service in Canada. On June 16, 2005, the CRTC approved the issuance of a broadcasting license for CSR Inc. containing certain conditions of license as outlined below:

•	CSR Inc. will be required to distribute a minimum of eight original Canadian produced channels, three of which must be French language original Canadian produced channels.

•
CSR Inc. must distribute one Canadian produced channel for every nine non-Canadian produced channels to be provided by XM and at no time shall a subscriber be able to receive a package of channels that contains less than 10% of Canadian produced channels on our service at all times.

•	A minimum of 85% of the total music selections broadcast in any given week on the Canadian-produced channels is required to be Canadian content.

•	A minimum of 85% of the total spoken word programming broadcast on all Canadian-produced channels in any given week is required to be Canadian spoken word programming.

•	On each of the three French-language Canadian produced channels, a minimum of 65% of its vocal musical selections must be French language musical selections.

•
Between 6:00 a.m. and midnight each week, each Canadian produced music channel is required to contain a minimum of 25% of new Canadian musical selections by artists who have not had a musical selection that has reached a position on one or more of the charts identified by the CRTC from time to time.

•
CSR Inc. will be required to contribute a minimum of 5% of its gross revenues in each broadcast year to eligible third parties directly associated with the development of Canadian musical and other artistic talent, or to other initiatives approved by the CRTC for the purpose of Canadian talent development, half of this amount is to be allocated to Canadian French language talent and half to Canadian English language talent.

•	CSR Inc. is not permitted to broadcast any original local programming on a Canadian produced channel.

•	No more than six minutes of national commercial messages are permitted to be broadcast on the Canadian content channels during any clock hour and no local advertising is permitted.

•
CSR Inc. is required to comply with applicable requirements of the Radio Regulations, 1986 promulgated under the Broadcasting Act, the Canadian Association of Broadcasters, Sex-Role Portrayal Code for Television and Radio Programming and its Broadcast Code for Advertising to Children.

•	CSR Inc. is required to submit statements of account, certain reports and self-assessments to the CRTC as required by the CRTC.

On September 7, 2005, CSR Inc. applied to amend its CRTC license to allow it to continue to distribute a minimum of eight original Canadian produced channels, four of which are in the French language and four in the English language. In that application CSR Inc. proposed adding two more Canadian channels, for a total of ten, provided that certain conditions are satisfied relating to technology and to CSR Inc.’s subscription base.

On November 21, 2005, CSR Inc. was advised that the CRTC was satisfied that the conditions to the grant of its broadcast license were fulfilled, and that the license would therefore be issued when: (i) the Department of Industry notified the CRTC that certain technical requirements had been met by CSR Inc., and (ii) CSR Inc. confirmed to the CRTC that it was prepared to commence operations. The Department of Industry notified the CRTC that its technical requirements had been met on November 22, 2005. Similarly, on November 22, 2005, CSR Inc. confirmed to the CRTC that it was prepared to commence operations. As a result of the satisfaction of these conditions, we have fulfilled all regulatory conditions to launch, our broadcasting license was issued and we have been authorized to launch our service.

Recent Events

We launched our service on November 22, 2005. On January 5, 2006 we announced that we project to end our August 31, 2006 fiscal year with at least 75,000 subscribers. We also announced that we are projecting to achieve at least one million subscribers by August 31, 2010. On May 24, 2006, XM announced that it is projecting to achieve approximately 8.5 million subscribers in the U.S. by the end of 2006. We expect to leverage and benefit from numerous recent announcements by XM and hardware manufacturers. Such announcements include:

•	Samsung announced three new portable audio models that combine the content and capabilities of XM radio and an MP3 player, including the Samsung Helix and Samsung NEXUS.

•	Audiovox has introduced the XM Passport, a miniature portable tuner that delivers XM to a wide array of XM-ready products for home, auto and portable use utilizing XM Connect and Play technology.

•
Advanced Global Technology, LLC (AGT) introduced the Sportscaster (TM), a plug and play satellite radio for enjoying XM in the car, at home or on the go. The receiver has unique functions and portable options designed for sports fans.

•
XM, working with several partners, introduced the XM Advanced Services vehicle at the 2006 Consumer Electronics Show. This concept car features in-car video (On2 Technologies), voice command (VoiceBox (R) Technologies), weather alerts (WxWorx), parking spot locator (Nu-Metrics Inc. and InfoGation) and other innovations.

We expect to work with XM, hardware manufacturers and retailers to bring the various technologies listed above into Canada in the future.

On February 10, 2006, the CRTC approved CSR Inc.’s application dated September 7, 2005.

On February 15, 2006, we announced a new partnership with Subaru Canada to factory-install XM satellite radios exclusively in three of Subaru Canada’s 2007 model vehicles.

On April 12, 2006, we announced an exclusive multi-year agreement with Honda Canada Inc. to factory-install XM satellite radios in Honda and Acura models starting with select 2007 model year vehicles and expanding to a wider range of products for the 2008 model year.

On April 13, 2006, we announced an exclusive partnership agreement with Nissan Canada Inc. to install XM satellite radios in select Nissan Canada vehicles starting with 2008 model vehicles. XM satellite radios will eventually be offered in a majority of Nissan Canada’s product line-up.

On April 21, 2006, we announced a multi-year distribution agreement with Harley-Davidson(R) motorcycles to factory-install XM satellite radios in select Harley-Davidson models. The XM Canada service is currently available for Harley-Davidson 2006 models as a dealer-installed aftermarket option.

On May 30, 2006, XM reported that it has temporarily suspended shipments of the Delphi XM SKYFi2 and Audiovox Xpress satellite radios because these products were found to have exceeded transmission emission limits set by the United States Federal Communications Commission. Also, on May 30, 2006, XM announced that they are implementing a series of actions involving various radios to bring them into compliance and are working to limit the interruption in supply of certain models of XM radios to retailers. We are currently in discussions with Industry Canada relating to the implementation of a solution to address similar Canadian transmission emission limits. We currently anticipate that we will implement an action plan satisfactory to Industry Canada.

On June 5, 2006, we announced a multi-year distribution agreement with Toyota Canada Inc. to supply satellite radio service to select Toyota and Lexus vehicles equipped with XM-compatible receivers.

Additional Information

Our executive offices are at Suite 2300, PO Box 222, Canada Trust Tower, BCE Place, 161 Bay Street, Toronto, Ontario M5J 2S1 and our telephone number is (416) 361-5025. We maintain an Internet site on the World Wide Web at www.xmradio.ca. Information at our web site is not, and should not be deemed to be, part of this prospectus.

Summary of the Exchange Offer

We are offering to exchange US$100,000,000 aggregate principal amount of our exchange notes for the same aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Exchange Offer	We will exchange our exchange notes for the same aggregate principal amount at maturity of our initial notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on August 1, 2006, unless we decide to extend it.

Conditions to the Exchange Offer
We will complete this exchange offer only if:

•  there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;
•  there is no change in the current interpretation by the staff of the SEC which permits resales of the exchange notes;
•  there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939; and
•  we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer - Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
To participate in this exchange offer, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer - Procedures for Tendering Initial Notes.” In the alternative, you can complete, sign and date the letter of transmittal or a facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at its address indicated under “The Exchange Offer - Exchange Agent.”

Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer - Procedures for Tendering Initial Notes - Guaranteed Delivery Procedure.”

Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send to the exchange agent (i) a computer generated notice of withdrawal by The Depository Trust Company on behalf of the holder in accordance with the standard operating procedures of The Depository Trust Company or (ii) a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time on the expiration date at the address indicated under “The Exchange Offer - Exchange Agent.”

Acceptance of Initial Notes and Delivery of Exchange Notes
If all conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. We will return any initial notes that we do not accept for exchange to you without expense promptly after the expiration date. Please refer to the section in this prospectus entitled “The Exchange Offer - Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States or Canadian federal income tax purposes. Please refer to the section of this prospectus entitled “Certain Income Tax Considerations.”

Exchange Agent	The Bank of Nova Scotia Trust Company of New York is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of the prospectus entitled “The Exchange Offer - Fees and Expenses.”
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under a registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer
If you do not participate in this exchange offer:

               •  except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•  you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•  the trading market for your initial notes will become more limited to the extent other holders of the initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•  the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

•  you are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors - Risks Related to the Exchange Offer - Your failure to participate in the exchange offer may have adverse consequences.”

Resales
It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “Obligations of Broker - Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•  you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title to the initial notes tendered by you;

•  the exchange notes acquired by you are being acquired in the ordinary course of business;

•  you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•  you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours or, if you are, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•  if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•  if you are a broker-dealer, the initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Pleas refer to the sections of this prospectus entitled “The Exchange Offer - Procedures for Tendering Initial Notes - Proper Execution and Delivery of Letters of Transmittal” and “Plan of Distribution.”

Obligations of Broker-Dealers
If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus, as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuer in the private offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of exchange notes.

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of Exchange Notes” section of this prospectus for a more detailed description of the exchange notes.

Issuer	Canadian Satellite Radio Holdings Inc.
Exchange Notes
US$100,000,000 aggregate principal amount of 12.75% Senior Notes due 2014. The forms and terms of the exchange notes are the same as the forms and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same continuing debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	February 15, 2014.
Interest Payment Dates	February 15 and August 15 of each year, commencing August 15, 2006.
Guarantees
The notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of our current restricted subsidiaries and each of our future material restricted subsidiaries.

Ranking
The notes and related guarantees will rank:

•  equal in right of payment to all of our and the guarantors’ existing and future senior unsecured indebtedness;

•  senior in right of payment to all of our and the guarantors’ existing and future indebtedness that expressly provides for its subordination to the notes; and

•  effectively subordinated to our and the guarantors’ secured indebtedness to the extent of the collateral securing such indebtedness.

As of March 1, 2006, we had total indebtedness of US$100 million (approximately $114 million), all of which was represented by the notes. Under the XM Credit Facility, we have the ability to borrow up to $45 million. Currently no amounts are outstanding under this credit facility.

Interest Reserve Account
US$35.5 million (approximately $40.5 million) of the proceeds from the offering of the initial notes was deposited into an interest reserve account in the United States. Funds in this account have been invested in U.S. government securities, of which we are the beneficial owners. Funds and other assets held in the interest reserve account have been pledged to secure the payment and performance when due of our obligations under the indenture with respect to the notes and we have also granted to the trustee for the benefit of itself and the holders of the notes, a first priority security interest in the interest reserve account. These funds will be used for the first six payments of interest on the notes. Any funds remaining in the interest reserve account after the sixth interest payment on the notes has been made, in accordance with the indenture, will be disbursed from the interest reserve account to us.

Optional Redemption
At any time on or after February 15, 2010, we may redeem all or a part of the notes at the redemption prices specified in this prospectus under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, liquidated damages, if any, and additional amounts, if any, to the date of redemption.

In addition, prior to February 15, 2009, we may redeem up to 25% of the notes with the net proceeds of certain equity offerings at 112.75% of the aggregate principal amount thereof, plus accrued and unpaid interest, liquidated damages, if any, and additional amounts, if any, to the date of redemption, provided at least 75% of the aggregate principal amount of the notes remains outstanding after the redemption.

Tax Redemption
We may, at our option, redeem all, but not less than all, of the notes at any time at 100% of their aggregate principal amount, plus accrued and unpaid interest, liquidated damages, if any, and additional amounts, if any, to the redemption date, as a result of certain changes affecting withholding taxes. “See Description of Exchange Notes—Redemption for Changes in Withholding Taxes” and “Description of Exchange Notes—Additional Amounts.”

Payment of Additional Amounts
In certain circumstances, if we are required to make any deductions or withholding for any present or future taxes in respect of amounts to be paid by us under the notes, we will pay the owners of the notes such additional amounts as are necessary so that the net amounts paid to the owners of the notes, after the deduction or withholding, will not be less than the amounts to which the indenture governing the notes specifies the owners are entitled. See “Description of Exchange Notes—Additional Amounts.”

Mandatory Repurchase Offers
If we sell certain assets or experience specific kinds of changes in control, we may be required to offer to repurchase the notes at the price and as provided under the caption “Description of Exchange Notes—Repurchase at the Option of Holders,” plus accrued and unpaid interest, liquidated damages, if any, and additional amounts, if any, to the date of repurchase.

Certain Covenants
We have issued the notes under an indenture among us, the guarantors and The Bank of Nova Scotia Trust Company of New York, who act as trustee on your behalf. The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•  incur additional indebtedness and issue preferred stock;

•  pay dividends and make distributions in respect of the capital stock;

•  repurchase stock or repay subordinated indebtedness;

•  make certain investments;

•  transfer, sell or make certain dispositions of assets or engage in sale and leaseback transactions;

•  incur liens;

•  enter into transactions with affiliates;

•  create dividend or other payment restrictions affecting restricted subsidiaries; and

•  merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

These covenants are subject to other important exceptions and qualifications, as described under “Description of Exchange Notes—Certain Covenants.”

Registration Rights Agreement
Under a registration rights agreement, we have agreed to file a registration statement on an appropriate form with respect to this offer to exchange the initial notes for the exchange notes, which will be registered under the Securities Act. This prospectus is part of that registration statement.

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes
No public market currently exists for the initial notes and we cannot assure you that an active trading market will develop for the exchange notes. Please refer to the section of this prospectus entitled “Risk Factors - Risks Related to the Notes - The initial purchasers of the initial notes may cease their respective market making activities at any time. If there is no active trading market for the exchange notes, you may not be able to resell them.”

Form of the Exchange Notes
The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of Nova Scotia Trust Company of New York, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Exchange Notes - Exchange of Global Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.

Governing Law	State of New York

Summary Historical Financial Data

You should read the summary historical financial data set forth below in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The summary historical financial data for the years ended and as of August 31, 2005, 2004 and 2003 are derived from our audited financial statements. The summary historical financial data for the six months ended February 28, 2006 and 2005 have been derived from our unaudited financial statements.

We prepare our consolidated financial statements in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 12 to our audited annual financial statements and note 15 to our unaudited interim financial statements included elsewhere in this prospectus. There were no measurement differences between U.S. and Canadian GAAP for the periods presented.

	Years Ended August 31,(1) (2)			Six Months Ended February 28,(2)
	2005	2004	2003	2006	2005
		($)
Statement of Loss Data
Revenue	—	—	—	1,190,941	—
Cost of revenue	—	—	—	8,319,699	—
Net loss	(6,705,259)	(1,688,045)	(315,064)	(58,568,164)	(1,871,559)
Basic and fully diluted loss per share	(17,833)	(4,489)	(838)	(2.81)	(4,978)
Deficiency of earnings to fixed charges	(6,705,259)	(1,688,045)	(315,064)	(58,568,164)	(1,871,559)

	As at August 31,			As at February 28,
	2005	2004		2006	2005
		($)
Balance Sheet Data
Cash	20	20		78,997,450	20
Total assets	3,003,260	254,356		382,623,583	408,512
Long term debt	—	—		113,660,000	—
Long term obligations	16,987	—		546,269	—
Shareholders’ (deficiency) equity	(8,878,710)	(2,173,451)		255,114,790	(4,045,030)
Share capital	20	20		297,454,374	20
Number of common shares	200	200		—	200
Number of Class A Subordinate Voting Shares	—	—		18,970,539	—
Number of Class B Voting Shares	—	—		81,615,633	—

______________________
Notes:
(1)  We were incorporated on July 31, 2002 and therefore only three years of financial information have been provided. The summary historical financial data provided above is prepared in accordance with Canadian GAAP.
(2) During the years ended August 31, 2005, 2004 and 2003, we were in the development stage and our revenues and expenses may not be indicative of future revenues and expenses. During the six months ended February 28, 2006, we achieved revenues from new subscribers after the launch of our services and are no longer considered a development stage company.

RISK FACTORS

An investment in the notes involves a high degree of risk. Before you decide to tender your initial notes, you should carefully consider these risk factors as well as the other information contained in this prospectus. If any of the risks described below materialize, our business, financial condition or results of operation could be materially and adversely affected. The risks described below are not the only risks facing us and our business. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also materially affect our business operations and financial condition.

Risks Related to the Notes

We will have substantial indebtedness and we may be unable to service our indebtedness.

We currently have substantial indebtedness and significant debt service obligations.

On March 1, 2006, we had total indebtedness of US$100 million (approximately $114 million), all of which consisted of the initial notes. In addition, we have the ability to borrow up to $45 million under the XM Credit Facility. Currently no amounts are outstanding under this credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

• make it more difficult for us to satisfy our obligations with respect to the notes and other indebtedness;

• increase our vulnerability to adverse economic and industry conditions;

• require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;

• limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

• place us at a disadvantage compared to our competitors that have less debt; and

• limit our flexibility in planning for or reacting to, changes in our business and in the satellite radio industry.

In addition, the indenture and XM Credit Facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants would result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

The agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture contains covenants that, among other things, limit our ability to:

• incur additional indebtedness and issue preferred stock;

• pay dividends and make distributions;

• repurchase stock or repay subordinated indebtedness;

• make certain investments;

• transfer, sell or make certain dispositions of assets or engage in sale and leaseback transactions;

• incur liens;

• enter into transactions with affiliates;

• create dividend or other payment restrictions affecting restricted subsidiaries; and

• merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

In addition, the XM Credit Facility contains certain restrictive covenants. If we seek to draw on the XM Credit Facility, we will be required to satisfy specific financial ratios and certain financial condition tests as a condition to the advance of funds. In the event of a default under this facility, XM could seek to declare all amounts outstanding under the XM Credit Facility, together with accrued and unpaid interest, if any, to be immediately due and payable. This could result in a cross-default under the indenture governing the notes to be issued in this offering. If the indebtedness under the XM Credit Facility or the notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness or any of our other indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make interest payments on and to repay or refinance our indebtedness, including the notes, and to fund planned operating and capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you, however, that our business will generate sufficient cash flow from operations to enable us to pay interest on the notes or repay them at maturity or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity.

Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

• our financial condition at the time;

• restrictions in the indenture and the XM Credit Facility or other outstanding indebtedness; and

• other factors, including the condition of the financial markets or the satellite radio industry.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

We may be able to incur additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the XM Credit Facility and the indenture contain restrictions on the incurrence of additional indebtedness, debt incurred in compliance with these restrictions could be substantial. The XM Credit Facility will permit total borrowings thereunder of up to $45.0 million. In addition, the indenture and the XM Credit Facility will not prevent us from incurring obligations that do not constitute indebtedness. If we and our subsidiaries incur additional indebtedness or other obligations, the related risks that we and they face could be magnified.

We may be unable to purchase notes in the event of a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, we will be required to make an offer to repurchase all outstanding notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, and additional amounts, if any, to the date of repurchase. Any such change of control would constitute a default under the XM Credit Facility. In addition, the terms of the XM Credit Facility may prevent us from repurchasing the notes prior to their maturity. We may not have sufficient funds to repay the XM Credit Facility and make the required offer to repurchase the notes at the time of such event. Any future debt that we incur may also contain restrictions on the purchase of the notes. In addition, certain level of our indebtedness, would not constitute a change of control under the indenture. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain forward-looking information may not be accurate and may not be useful in determining whether to purchase the securities.

Forward-looking information, including in particular, our anticipated subscription numbers and operating and capital expenditure requirements that we have included in this prospectus are based upon a number of assumptions and on information that we believe are reliable as of today. However, these expectations and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control. Forward-looking information is necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Actual results will probably vary from the estimates and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of the estimates in this prospectus should not be regarded as a representation by us, or any other person, that the projected results will actually be achieved. Moreover, we do not intend to update or otherwise revise the estimates to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You, as a prospective purchaser of the notes, are cautioned not to place undue reliance on the estimates.

In preparing the estimates, we had a limited operating history on which to base our assumptions. As a result, the estimates are in large part based on assumptions derived from management’s plans rather than on our actual performance data. You are cautioned that such statements are just predictions and our beliefs and our actual results will likely differ materially from those discussed therein.

Certain bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the notes.

We are incorporated under the laws of the Province of Ontario and substantially all of our assets are located in Canada. Under bankruptcy laws in the U.S., courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. There can be no assurance, however, that courts outside of the U.S. would recognize the U.S. bankruptcy case involving a Canadian debtor like us with property located outside of the U.S., and any orders or judgments of a bankruptcy court in the U.S. may not be enforceable in Canada against us.

The rights of the trustee to enforce remedies may be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling a “insolvent person” to obtain a stay of proceeding against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majorities of creditors and approved by the court, may be binding on persons, such as holders of the notes, who may not otherwise be willing to accept it. Moreover, this provision of the legislation permits, in certain circumstances, an insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if we were to seek protection under such Canadian bankruptcy legislation following commencement of or during such a proceeding, payments under the notes may be discontinued, the trustee may be unable to exercise its rights under the indenture and holders of the notes may not be compensated for any delays in payments, if any, of principal and interest.

In a Canadian bankruptcy, insolvency or restructuring proceeding, the pledged funds may not be available to the holders of notes to pay the interest on the notes.

If we commence a bankruptcy, insolvency or restructuring proceeding in the Canada, or a bankruptcy, insolvency or restructuring proceeding or process is commenced against us, while the interest reserve account remains funded, Canadian bankruptcy, insolvency and restructuring laws may prevent or delay the trustee under the indenture governing the notes from using the pledged funds to pay the interest on the notes. If the security interest in the pledged funds granted to the holders of the notes is found to have priority over the Company's other creditors, the trustee may nonetheless be stayed from applying such funds to pay interest on the notes without an order of the Canadian court. If the holders of the notes are found not to have proper, perfected and priority security over the pledged funds, the rights of the holders of the notes to payment of interest under the notes will be subject to the claims of other creditors of the Company who may have priority over the holders of the notes in the pledged funds and therefore the holders of the notes may not be paid any interest from the pledged funds.

Applicable law allows courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the U.S. federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

• incurred the debt with the intent to hinder, delay or defraud creditors;

• received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

• was insolvent or rendered insolvent by reason of such incurrence; or

• was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

• intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a court voided a guarantee by one or more of our subsidiaries, or held it unenforceable for any reason, holders of the notes would cease to have a claim against that subsidiary based upon the guarantee and would solely be creditors of Holdings and any guarantor whose guarantee was not voided or held unenforceable.

Under Canadian federal bankruptcy laws and comparable provisions of provincial fraudulent transfer laws, payments or transfers or property made to a creditor or other third party can be attacked as a fraudulent conveyance or preference in circumstances where the party making the payment (i.e. the guarantor) was insolvent at the time it entered into the guarantee. Accordingly, any payment made by an insolvent guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor in the event that it is determined to be a fraudulent conveyance or a fraudulent preference.

Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited.

We are a corporation organized under the laws of Ontario, Canada. All of our directors and officers and some of the experts named in this prospectus reside principally in Canada. Because these persons are located outside the U.S., it may not be possible for you to effect service of process within the U.S. upon those persons. Furthermore, it may be possible for you to enforce against us or them, in the U.S., judgments obtained in U.S. courts, because all or a substantial portion of our assets and the assets of those persons are located outside the U.S. We have been advised by Stikeman Elliott LLP, our Canadian counsel, that there are defenses that can be raised to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws, such that the enforcement in Canada of such liabilities and judgments is not certain. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

We have appointed CT Corporation System of New York, New York, as our agent for service of process, in any U.S. federal state court brought against us under the U.S. securities laws as a result of this offering or any purchase or sale of the notes.

The initial purchasers of the initial notes may cease their respective market-making activities at any time. If there is no active trading market for the exchange notes, you may not be able to resell them.

There is no obligation for any party to conduct market-making activities to ensure that an active trading market currently exists for the exchange notes and, while the exchange notes are eligible for trading on The PORTALSM Market, an active trading market may not exist in the future. The exchange notes are not, and will not be, listed on any securities exchange. If an active trading market does not exist, you may not be able to resell your exchange notes at their fair market value or at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects. These factors could adversely affect you as a holder of exchange notes.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for any untendered or tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes in order to benefit from the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in the prospectus entitled “The Exchange Offer - Your Failure to Participate in the Exchange Offer May Have Adverse Consequences.”

If you do not properly tender your initial notes for exchange notes, you will continue to hold unregistered notes that are subject to transfer restrictions.

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them or offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes pursuant to this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. If a large number of initial notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could lower the market price of the exchange notes. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act. Please refer to the section in the prospectus entitled “The Exchange Offer - Your Failure to Participate in the Exchange Offer May Have Adverse Consequences.”

Risks Related to Our Business

We have recently emerged from the development stage, with limited operating history and negative cash flow which makes it difficult to evaluate our prospects.

Our business emerged from the development stage during our second quarter of fiscal 2006 and we have limited operating history. From our inception, we have incurred net losses and we expect such losses to increase. We will require expenditures of significant funds for marketing, building out our subscriber management systems, deploying and testing our terrestrial repeater network, programming and distribution contracts, royalty fees and the construction of our broadcast and office facilities. In addition, we expect our losses and negative cash flow to continue, and possibly increase, following our launch as we incur expenses to build our subscriber base. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose your investment.

We rely on our exclusive relationship with XM for the provision of the satellite radio service.

We have an exclusive agreement with XM to provide XM's SDARS in Canada. Our success as a business will depend on XM's cooperation and its programming content, satellite network and underlying technology, as well as XM's operational and marketing efficacy, competitiveness, finances, regulatory status and overall success in the U.S. Because of our dependency on XM, should XM's business suffer as a result of increased competition, increased costs of programming, satellite malfunctions, regulatory changes, adverse effects of litigation or other factors, our business would suffer as well. Furthermore, a breach of our agreement with XM or a failure by XM to perform its part of the agreement would have detrimental financial consequences to our business. See “Operational Agreements — XM License Agreement — Termination.” Our agreement with XM is only for an initial term of ten years and we have a right to extend this exclusive agreement for an additional five years only if certain preconditions are satisfied. If we are unable to renew or extend our agreement with XM at the conclusion of the ten-year term, it could be impossible to operate our business. Please see below for additional risks related to our relationship with XM.

Damage to XM's satellite network or failure by XM to timely replace its existing satellites could damage our business.

We rely on XM's satellite network for the delivery of our service. XM has publicly disclosed a progressive power degradation problem with two of the three satellites that it currently has in orbit. As a result of this degradation problem, XM has indicated that the estimated useful life of these two satellites will extend only through the first quarter of 2008. Although XM has publicly indicated that it has taken steps to address these power degradation problems by launching a third satellite and planning for the launch of additional satellites, there can be no assurance that the actions they have taken or will take will enable them to maintain adequate broadcast signal strength. There is no guarantee that the third satellite or any subsequent satellite will not experience similar problems, or other performance issues. If any of XM's existing satellites fail or suffer performance problems, degradation or otherwise, it would likely affect the quality of our service, interrupt the continuation of our service and significantly harm our business.

A number of other factors could decrease the useful lives of XM's satellites, including:

• defects in construction;

• loss of on board-station keeping system;

• failure of satellite components that are not protected by back-up units;

• electrostatic storms;

• collisions with other objects in space; or

• natural catastrophes affecting the satellites.

Our network of terrestrial repeaters communicates principally with one of XM's satellites. If this satellite fails, we would have to repoint all of our repeaters to communicate with another of XM's satellites. This would result in a degradation of service that could last several days and could harm our business.

Demand for our service may be insufficient for us to become profitable.

Because we offer a new service, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of our satellite radio service in Canada will depend upon:

• whether we obtain, produce and market high quality programming consistent with consumers' tastes;

• the willingness of consumers to pay subscription fees to obtain satellite radio service;

• the cost and availability of XM radios;

• the acceptance of our subscriber management systems; and

• the marketing and pricing strategies that we employ and that are employed by our competitors.

Any success experienced by satellite radio companies in the U.S. does not guarantee that we will attract and retain customers in Canada. Canadian subscribers will have diverse preferences that may not be sufficiently addressed by ten originally produced Canadian channels. If demand for our service does not develop as expected, we may not be able to generate enough revenues to generate positive cash flow or become profitable.

Possible delay in implementing our strategy and increased cost could hurt our business.

Many of the problems, delays and expenses encountered by an enterprise in our business' nascent stage of development may be beyond our control. These may include, but are not limited to, problems related to technical development of the broadcasting and repeater system, testing, regulatory policy and regulatory compliance, the competitive and regulatory environment in which we will operate, marketing problems, customer acceptance and costs and expenses that may exceed current estimates. Delay in the timely design, construction, deployment and commercial operation of our business, and consequently the achievement of positive cash flow, could result from a variety of causes, including many causes that are beyond our control. These include delays in the integration of our terrestrial repeaters into the land-based network, changes in the technical specifications of our broadcast system made to correct or enhance its features, performance or marketability in response to regulatory developments or otherwise, delays encountered in the construction, integration or testing of the XM system, unsuccessful commercial launches, delays in or inability to obtain financing, insufficient or ineffective service provider marketing efforts, slower-than-anticipated consumer acceptance of our satellite radio service and other events beyond our control. Substantial delays in any of the foregoing matters would delay or prevent our achievement of profitable operations.

We will be required to pay royalty fees, which may be more costly than expected.

We must negotiate and enter into music programming royalty arrangements with the Society of Composers, Authors and Music Publishers of Canada/Société canadienne des auteurs, compositeurs et éditeurs de musique (SOCAN), The Society for the Reproduction Rights of Authors, Composers and Publishers in Canada Inc./Société du droit de reproduction des auteurs, compositeurs, et éditeurs au Canada (SODRAC) Inc. and The Canadian Musical Reproduction Rights Agency Ltd. (CMRRA). We anticipate that as our number of subscribers increases, these agencies may seek to increase the percentage of royalty fees we are required to pay. Royalty fees payable under these agreements may be more costly than anticipated and may be significant. As well, we will have to re-negotiate these arrangements once they come up for renewal. Re-negotiated fees may also be more expensive than anticipated.

Pursuant to our licensing arrangements, we must contribute based on a prescribed amount of money each year to the development of Canadian talent and capabilities. We may not be able to meet these contribution requirements and, consequently our license may be revoked and we would lose our ability to continue to legally operate in Canada.

We will be responsible for the negotiation of music programming royalty arrangements with a number of Canadian copyright collectives. The royalties payable to Canadian copyright collectives for the public performance of music and transfer of music to digital form, will be certified by the Copyright Board of Canada, or adjudicated by the Copyright Board in the event that we are not able to come to a negotiated arrangement with the Canadian collectives. There are not pre-existing tariffs in Canada that govern our satellite radio services. The Copyright Board generally adjudicates copyright royalties in arrears. This means that a decision could be issued by the Copyright Board, one or more years after we commenced broadcasting, and such fees would be retroactive to the commencement of the service in Canada. Copyright royalties in Canada are generally payable on the basis of a percentage of gross revenue of the broadcasting service, or might be negotiated as a “per subscriber” fee. Decisions of the Copyright Board are subject to appeal in the Federal Court of Canada, which could further delay finalization of copyright fees. In Canada, copyright tariffs are filed with the Copyright Board before March 31 of each year, and become effective the January of the following calendar year.

We need to obtain rights to programming, which could be more costly than anticipated.

Third-party content is an important part of the marketing of our satellite radio service. In addition to the content provided to us by XM, we must develop or acquire content for all Canadian-produced channels on our service. Obtaining third-party content can be expensive. We may not be able to obtain the third-party content we need at all or within the costs contemplated by our business plan. In addition, XM may be unable to initially or consistently obtain third-party content at a reasonable cost or that is appealing to our customers, which may adversely affect our marketing efforts, our reputation and brand, our revenues and our business.

Higher than expected subscriber acquisition costs could adversely affect our financial performance.

We anticipate spending substantial funds on advertising, marketing, subsidizing costs of radio devices and in transactions with car and radio manufacturers, retailers and other parties to obtain or as part of the expense of attracting new subscribers. Our ability to achieve cash flow breakeven depends on our ability to achieve and maintain over time lower acquisition costs. If the costs of attracting new subscribers and retaining subscribers are greater than expected, our financial performance and results of operations could be adversely affected.

Our inability to retain future customers, including those who purchase or lease vehicles that include a subscription to our service, could adversely affect our financial performance.

We expect that there will be subscriber turnover, or churn, among our customers. We cannot reliably predict the amount of churn we will experience over the long term. To the extent our churn is greater than we currently anticipate, it may be more costly for us to acquire a sufficient customer base to generate revenues that will enable us to become profitable and reach positive cash flow.

In particular, we cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service, beyond the promotional period. We anticipate that these customers will constitute a substantial portion of our subscriber base and if we are unable to retain a significant portion of them, our financial performance could be adversely affected.

Competition from Sirius Canada and other traditional and emerging audio entertainment providers could adversely affect our revenues.

In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Canada, other Canadian subscription radio services, Internet based audio providers, direct broadcast satellite television audio service, MP3 players, digital cable systems that carry audio service and traditional AM/FM radio.

Our direct competitor in satellite radio service will be Sirius Canada, the only other licensee for satellite radio service in Canada. Sirius Canada is a joint venture between CBC-Radio Canada, Standard Broadcasting and Sirius, the second largest, by number of subscribers, satellite radio provider in the U.S.

Sirius Canada's application for a satellite radio service was approved at the same time as ours. Sirius Canada launched its satellite radio service on December 1, 2005. Sirius Canada broadcasts channels and offers programming that we do not offer, and Sirius Canada's satellite radio service may be offered as an option on various Canadian car model brands, certain of which may not offer our service. Like CSR Inc., Sirius Canada has filed an application to amend its conditions of license. The CRTC has also approved CHUM's application for a license to operate a terrestrial subscription radio service. Sirius Canada and/or CHUM may offer a more attractive service or enhanced features, may have stronger marketing or distribution channels, and either or both may gain a competitive advantage over us.

In addition, unlike satellite radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Many radio stations offer information programming of a local nature, such as traffic and weather reports, which we are not permitted to offer under our satellite radio license. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of such audio entertainment services. In the U.S., some radio stations have begun reducing the number of commercials per hour, expanding the range of music played on the air and experimenting with new formats in order to compete more directly with satellite radio. Further, we expect that radio companies will launch an advertising campaign designed to assert the benefits of traditional AM/FM radio, as compared with satellite radio service.

Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the country and the world. We expect that improvements from higher bandwidths, faster modems and wider programming selections will make Internet radio increasingly competitive as well.

Our relationship with auto manufacturers for installing and distributing satellite radios to consumers may not result in as many subscribers.

We have entered an exclusive arrangement with GMCL for  installation  by GMCL  of  XM radios  in many of GMCL's models, starting with the 2006 model year. We expect that we will spend a significant amount of money on marketing expenditures towards GMCL initiatives, and that purchasers of GMCL vehicles will represent a substantial proportion of our subscriber base. We have also reached agreements with Honda Canada, Nissan Canada, Harley - Davidson Motorcycles and Toyota Canada and  anticipate that we will reach agreements with other auto manufacturers to install XM radios. To the extent we are unable to reach agreements with such manufacturers, our business may be adversely affected. The customers of auto manufacturers with which we reach agreements may not subscribe or be attracted by our service. If GMCL, or other manufacturers that we reach arrangements with, lose market share to manufacturers with whom we do not have distribution arrangements or the market in general experiences a downturn, then our business may also be adversely affected.

We may be required to install more terrestrial repeaters than expected, which would impact our capital requirements.

We are in the process of completing our terrestrial repeater rollout. As we complete more detailed testing and receive direct consumer feedback, we may find that we require more repeaters than originally planned in order to provide a level of signal availability that will be acceptable to our customers. To the extent we need a more robust repeater network than currently planned, our capital requirements may be higher than we anticipate and we may need to seek additional funding either through bank, equity or debt financing. Such financing may not be available and, if available, may not be available on commercially reasonable terms. Given our current negative cash flow, if we obtain additional financing we will be further leveraged and we may be less likely to generate sufficient revenue to repay our debts. As such, you could lose your investment.

We may need additional funding for our business plan and additional financing might not be available.

We may need additional financing due to future developments, changes in our business plan or failure of our business plan to succeed, including increasing marketing, distribution or programming costs. Our actual funding requirements could vary materially from our current estimates. If additional financing is needed, we may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, our ability to execute our current business plan may be limited, and our business could be adversely affected. As a result, we could default on our commitments to creditors or others and may have to seek a purchaser for our business or assets. See “Risk Factors — Risks Related to the Notes.”

Weaker than expected market and advertiser acceptance of our satellite radio service in Canada could adversely affect our advertising revenue and results of operations.

Because we expect to derive a portion of our future revenues from advertising, market and advertiser acceptance of our satellite radio service will be important to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our satellite radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several other factors, including the level and type of market penetration of our service, competition for advertising dollars from other media and changes in the advertising industry and economy generally. We will compete directly for audiences and advertising revenues with Sirius Canada, the other approved Canadian satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. In addition, our license restricts us from broadcasting more than six minutes of national advertisements per clock hour on each of our Canadian-produced channels. Because CRTC regulations limit our ability to offer our satellite radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our satellite radio service.

We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, a potential slowdown in the Canadian economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations. Also, advertising on the radio, whether through our satellite service or traditional radio, may fall out of favor with the advertisers.

Our service network, national broadcast studios or other facilities could be damaged by natural catastrophes.

Since our ground-based network of terrestrial repeaters will be attached to towers, buildings and other structures around the country, an earthquake, tornado, flood, power outage or other catastrophic event anywhere in Canada could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would also restrict our production of programming and require us to obtain programming from third parties to continue our service.

Our service could be interrupted in areas where there is no direct line of sight access to a satellite.

Our service may be unavailable or interrupted from time to time at specific locations where radios cease to have direct line of sight access to a satellite (e.g., in tunnels, parking garages, or within or next to buildings). Our service could also be subject to occasional interference from other broadcasting sites.

Failure of third parties to perform could affect our revenues.

We will need to assure proper manufacturing and distribution of XM radios and the development and provision of programming in connection with our service. Many of these tasks will be dependent on the efforts and performance of third parties that are outside of our control. If one or more of these requirements are not performed in a satisfactory manner, our revenues could be less than expected and our business may suffer.

We will rely on third party manufacturers and their distributors to manufacture and distribute XM radios. If Audiovox, Delphi or Pioneer, our initial manufacturers of XM radios, or going forward, other manufacturers with whom we enter into agreements for the manufacture of XM radios, fail to develop XM radios, that comply with regulatory requirements, for timely commercial sale, at an affordable price and for mass market nationwide distribution, our revenues would be less than expected and our business would suffer. In addition to Audiovox, Delphi and Pioneer, we expect that we may rely on Alpine, Grundig, Polk Audio, Sony and others to develop, manufacture and market XM radios for car, home and portable use.

A bankruptcy of a third party with whom we have a significant relationship could harm our results of operations.

In the event that any of the third parties with whom we have significant relationships, including any distributor, licensor, OEM or radio supplier, files a petition in or is assigned into bankruptcy or becomes insolvent, or makes any assignment for the benefit of creditors or makes any arrangements or otherwise becomes subject to any proceedings under applicable bankruptcy laws or insolvency laws with a trustee, or receiver appointed in respect of a substantial portion of its property, or in the event that such a third party liquidates or winds up its daily operations for any reason whatsoever, then our business and results of operations would likely be materially and adversely affected.

On October 8, 2005, Delphi announced that it had filed voluntary petitions for business reorganization under Chapter 11 of the U.S. Bankruptcy Code in New York City. Delphi announced that it expects to complete its U.S. based restructuring and emerge from Chapter 11 business reorganization in early to mid-2007, and that their global operations, both U.S. and non-U.S., will continue without interruption. However, we cannot estimate with any reasonable assurance the impact, if any, on us that may ultimately result from Delphi's petition for reorganization under Chapter 11.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business could suffer.

We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our repeater network, broadcast facilities, information technology systems and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We expect that our business will depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

We expect to employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of our on-air talent and their ability to retain and grow their respective audiences will be a factor in our ability to sell subscriptions and advertising. Our on-air talent may not attract and/or retain the number of subscribers that we anticipate and, further, on-air talent may offend or alienate subscribers that are outside of the target audience of such on-air talent. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

Consumers could steal our service.

Like all radio transmissions, the XM radio signal in Canada will be subject to interception. Pirates may be able to obtain or rebroadcast XM radio without paying the subscription fee. If widespread, signal theft could harm our business.

Rapid technological and industry changes could make our service obsolete.

The satellite radio industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. There is no assurance that one or more of the technologies that will be utilized by us may not become obsolete, or that our services will be in demand by the time they are offered. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM system in Canada that could harm our business. Because XM in Canada will depend on third parties to develop technologies used in key elements of the XM radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

If we fail to implement effective internal controls meeting the requirements of Section 404 of the Sarbanes-Oxley Act, it could have a material adverse effect on our business in the future.

Although we are not currently subject to the requirements of Section 404 of the Sarbanes-Oxley Act, we are in the process of documenting and assessing our internal control procedures so that we can satisfy those requirements in the future, which will entail making certain adjustments to our internal control procedures, including adjustments related to our computer and accounting systems. We cannot assure you that this process will not be time-consuming or costly. If we fail to maintain an effective internal control environment, there could be a material adverse effect on our business, results of operations or financial condition.

Risks Related To Regulatory Matters

Failure to comply with CRTC requirements could damage our business.

As a licensee under the Broadcasting Act (Canada), CSR Inc. is subject to CRTC policies and regulations, and the specific conditions of our broadcasting license. See Section entitled “Business —Regulatory Matters” for a more thorough explanation of such policies, regulations and conditions. Those conditions of license require, amongst other things, that we provide: a minimum of eight original Canadian produced programming channels, three of which must be programmed in the French language; a minimum of 85% of the total music selections broadcast in any given week on each Canadian produced channel are to be Canadian selections and a minimum of 85% of the total spoken word programming content broadcast on all Canadian-produced channels must be Canadian spoken word programming; a maximum of nine non-Canadian-produced channels for each original Canadian-produced channel that CSR Inc. broadcasts; a contribution each year equal to a minimum of 5% of our gross revenues must be made to eligible third parties who are associated with the development of Canadian musical and other artistic talent, and of such contributions must be divided equally between initiatives in support of English language and French language Canadian talent. In addition CSR Inc. must not provide any original local programming on any of its Canadian-produced channels, and is restricted to the broadcast of no more than six minutes per hour of national commercial messages on each Canadian-produced channel and is not permitted to broadcast any local advertising. CSR Inc. is also required to comply with the provisions of the Sex-Role Portrayal Code for Television and Radio Programming and the Broadcast Code for Advertising to Children, as well as certain applicable sections of the Radio Regulations, 1986, promulgated pursuant to the Broadcast Act (Canada). Compliance with these conditions of license will be monitored by the CRTC and non-compliance could result in a mandatory order to comply or license revocation.

The CRTC may not renew our license, which could force us to discontinue operations.

The license granted by the CRTC will be valid for a period of six years and must be renewed prior to August 31, 2011. The CRTC has no obligation to renew the license and if the license is renewed it may be on conditions different than those existing today. If we are unable to renew this license, then we will be unable to continue legally to carry on a satellite radio business.

CRTC content regulations may impact our ability to acquire and retain subscribers.

Given the conditions of our license imposed by the CRTC, we may not be able to offer a service that is sufficiently competitive to other audio offerings, both in Canada and the U.S. If the XM service in Canada is substantially different from XM's offering in the U.S., or if there are specific channels that are offered in the U.S. but are not offered by us in Canada, Canadians may choose to subscribe via the U.S. services (XM or Sirius in the U.S.) instead of with us. A significant gray market for U.S. based XM radio has already developed in Canada and its continued strength may have a material adverse effect on our business.

Fees payable by us may increase.

Broadcasting license fees are payable by us to the CRTC, based on the broadcasting regulatory costs incurred each year by the CRTC and other federal departments or agencies, including spectrum management costs. A failure to pay these fees on a timely basis or at all could result in the loss of our license. Fees may vary from year to year based on increasing broadcasting regulatory costs incurred by the CRTC and other federal departments or agencies.

Interference from other users could damage our business.

We may be subject to interference from adjacent radio frequency users, such as recently licensed WCS telecommunications services. Further, we may be restricted by Industry Canada in the transmitting power levels or the location(s) of the terrestrial repeater facilities that we will require to serve urban areas.

Interference with other users could limit our operations.

Industry Canada may require us to correct any interference, at our cost, to existing broadcasting or land-mobile services (including WCS licensees) occasioned through the operation of our terrestrial repeaters. We may also be required to bear the costs of relocating some incumbent Fixed Service (FS) Operators within the 2320-2356 MHz band, whose stations are within 300 kilometers of the terrestrial repeater transmitter sites. We do not see this as a significant concern as there are currently a small number of these operators.

We will be required to adhere to Safety Code 6 “Limits of Human Exposure to Radiofrequency Electromagnetic Fields in the Frequency Range from 3 kHz to 300 GHz” (“Safety Code 6”) prepared by the Radiation Protection Bureau of Health Canada in 1999, as amended from time to time. We may be required to conduct Radio Frequency surveys, at repeater facilities, in order to verify compliance with Safety Code 6, and if such facilities do not comply with Safety Code 6, we may be required by Industry Canada to reduce power levels or curtail the transmissions from the terrestrial transmitters. This could result in service interruption to our subscribers in areas where structures impede direct reception of the signals from the XM satellites.

Industry Canada issues technical operating certificates for the terrestrial repeaters. The length of time that is required for technical certification of the terrestrial repeaters is dependent upon the workload of Industry Canada, and the ability of its staff in its regional offices to process and analyze technical information submitted by our engineers. Industry Canada also imposes requirements upon broadcasters with respect to testing and certification of repeater facilities, after such facilities are constructed and prior to commencement of full time broadcast operations. Transport Canada also has jurisdiction over the clearance of site and antenna structures. It is anticipated that Industry Canada and Transport Canada will experience a significant increase in the workload of their staff, due to the number of terrestrial repeaters that will be constructed by us, Sirius Canada and possibly by CHUM. This could lead to delays in implementation of service in certain localities, or could result in initial temporary deficiencies in service to mobile subscribers in certain localities.

Risks Related To Our Relationship with XM

We rely heavily on our relationship with XM for continued service.

We have entered into an exclusive license arrangement with XM, pursuant to which it provides our service. We will therefore rely heavily on the services and relationships provided by XM. A breach of this agreement or a failure by us or XM to perform our respective parts of the agreement could have serious financial consequences to our business. The agreement with XM is only for an initial term of ten years and we have a right to extend this exclusive agreement for an additional five years only if certain preconditions are satisfied. If we are unable to renew or extend the agreement with XM at the conclusion of the ten-year term, it could be impossible to operate our business.

Additional costs to the business may result based on the outcome of XM's negotiations with third party programmers.

We are responsible for the costs of Canadian distribution rights of third party programming content. XM, however, has the responsibility for negotiating distribution arrangements with third party programmers. XM has disclosed that third-party content is an important part of marketing the XM service and obtaining third-party content can be more expensive than formerly anticipated, given the growth of the satellite radio industry and amounts paid for other programming. As a result, agreements that XM enters into with third-party suppliers of programming, including the amendment or renewal of existing agreements, could involve substantial costs to us. It is difficult to anticipate what the additional costs will be, how often they will need to be paid and how frequently these third party contracts will need to be re-negotiated. These payment obligations could significantly delay our becoming profitable.

Our business may be impaired by third party intellectual property rights.

We have the exclusive right and license to commercially offer and provide to Canadian subscribers certain XM channels that are offered by XM in the U.S. as part of its satellite digital audio radio services, in combination with those Canadian channels we supply to XM, as transmitted by the XM satellite system or as retransmitted within Canada using terrestrial repeaters located in Canada. We do not have a direct interest in the technology comprising the XM system. However, we have agreed to bear a pro rata share of the cost of licensing necessary third party intellectual property incurred by XM, and this cost could be significant to us. Further, other parties may have patents or pending patent applications which will later mature into patents or inventions which may block XM's ability to operate its system or may negatively affect our ability to license our technology from XM. The loss of necessary technologies by XM could require XM to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm both of our businesses. Litigation that is successfully brought by a third party against XM could require us to seek alternative licenses from third parties which may offer services of an inferior quality which could adversely affect our business.

Risk Related to Our Principal Shareholders

A small number of shareholders own a significant percentage of our voting shares and could significantly affect matters requiring a shareholder vote.

Because a small number of shareholders own a significant percentage of our Subordinate Voting Shares and Class B Voting Shares, they may influence all major corporate decisions and our other shareholders may not be able to affect these corporate decisions. In addition, under the terms of a shareholders agreement, each of CSR Investments and XM has certain board nomination rights and certain consent rights with respect to fundamental corporate actions. As a result, these shareholders will be able to directly impact our ability to undertake certain actions. See “Principal Shareholders” and “Certain Relationships and Related Transactions.”

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. The proceeds from the offering of the initial notes are being used to pay for ongoing operating expenses, including subscriber acquisition costs, marketing & advertising expenses, broadcast operations, programming costs, payments under our license agreement with XM, and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash, restricted investments and capitalization as of February 28, 2006. This table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of XM Credit Facility” and the historical financial statements and related notes appearing elsewhere in this prospectus.

As of February 28, 2006
(dollars in thousands)
Cash	$78,997
Restricted Investments (1)	$40,469
Debt (including current portion):
Revolving credit facility(2)	-
Notes(3)	113,660
Total debt	-
Shareholders’ equity(4)	255,115
Total capitalization	368,775

Notes:

(1)	Reflects interest reserve account which will be used to cover the first six interest payments on the notes.
(2)
We have also entered into the XM Credit Facility, which provides a $45 million facility for the purpose of financing our purchase of terrestrial repeaters and payments under our license agreement with XM. Advances under this facility are subject to certain conditions including a maximum amount of additional debt and minimum annual cash flow requirements. We do not intend to access the XM Credit Facility.

(3)	Balances related to the notes have been converted at the period end exchange rate of $1.1366 per US$1.00.
(4)
Includes share capital, contributed surplus and accumulated deficit. There have been no material shareholders' equity transactions since February 28, 2006, except for the issuance of 1,424,250 shares from escrow to certain automobile original equipment manufacturers that have entered into distribution agreements with us. See note 5 to our interim unaudited financial statements which are included elsewhere in this prospectus for a discussion of these arrangements. We continue to incur losses which will reduce our shareholders' equity and we have not yet determined the loss for the third quarter of 2006.

SELECTED HISTORICAL FINANCIAL DATA

You should read the selected historical financial data set forth below in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our selected consolidated historical financial data for the years ended and as of August 31, 2005, 2004 and 2003 has been extracted from our audited financial statements. The summary historical financial data for the six months ended February 28, 2006 and 2005 have been derived from our unaudited financial statements.

We prepare our financial statements in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 12 to our audited annual financial statements and note 15 to our unaudited interim financial statements included elsewhere in this prospectus. There were no measurement differences between U.S. and Canadian GAAP for the periods presented.

	Years Ended August 31,(1) (2)			Six Months Ended February 28,(2)
	2005	2004	2003	2006	2005
		($)
Statement of Loss Data
Revenue	—	—	—	1,190,941	—
Cost of revenue	—	—	—	8,319,699	—
Net loss	(6,705,259)	(1,688,045)	(315,064)	(58,568,164)	(1,871,559)
Basic and fully diluted loss per share	(17,833)	(4,489)	(838)	(2.81)	(4,978)
Deficiency of earnings to fixed charges	(6,705,259)	(1,688,045)	(315,064)	(58,568,164)	(1,871,559)

	As at August 31,			As at February 28,
	2005	2004		2006	2005
		($)
Balance Sheet Data
Cash	20	20		78,997,450	20
Total assets	3,003,260	254,356		382,623,583	408,512
Long term debt	—	—		113,660,000	—
Long term obligations	16,987	—		546,269	—
Shareholders’ (deficiency) equity	(8,878,710)	(2,173,451)		255,114,790	(4,045,030)
Share capital	20	20		297,454,374	20
Number of common shares	200	200		—	200
Number of Class A Subordinate Voting Shares	—	—		18,970,539	—
Number of Class B Voting Shares	—	—		81,615,633	—

______________________
Notes:
(1)  We were incorporated on July 31, 2002 and therefore only three years of financial information have been provided. The summary historical financial data provided above is prepared in accordance with Canadian GAAP.
(2) During the years ended August 31, 2005, 2004 and 2003, we were in the development stage and our revenues and expenses may not be indicative of future revenues and expenses. During the six months ended February 28, 2006, we achieved revenues from new subscribers after the launch of our services and are no longer considered a development stage company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of financial condition and results of operations is based upon and should be read in conjunction with “Selected Historical Financial Data” and our financial statements and accompanying notes included elsewhere in this prospectus. Those financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they relate to us, see note 12 to our annual audited consolidated financial statements and note 15 to our unaudited interim financial statements which are included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions relating to these statements. Our results of operations, business prospects and financial condition will be affected by certain risks described elsewhere in this prospectus. See “Risk Factors.”

Overview

We, through our wholly-owned subsidiary, CSR Inc., are the exclusive licensed provider of XM satellite digital audio radio services, or SDARS, in Canada. We launched the first SDARS in Canada on November 22, 2005 and emerged from the development stage during our second quarter of fiscal 2006. Our service leverages XM’s existing satellite network and technology, its brand and distribution relationships and significant operational know-how. Through XM, we offer up to 100 channels, which include commercial-free music as well as news, talk, sports and children’s programming, and ten Canadian channels designed and developed from studios in Toronto and Montréal, for an initial base subscription fee of $12.99 per month.

On December 12, 2005, we completed an initial public offering which yielded net proceeds of $50 million. Immediately prior to the closing of our initial public offering, CSR Investments provided additional capital of $15 million. On February 10, 2006 we raised gross proceeds of US$100 million (approximately $114 million) from the issuance of 12.75% Senior Notes due 2014, in a private placement (the initial notes). The indenture governing the initial notes required that we establish an interest reserve account in the amount of US$35.5 million to cover the first six interest payments due under the notes.

Our business plan is based on estimates regarding expected future costs and expected revenue. Our costs may exceed our estimates, and our revenues may be lower than expected. These estimates may change and may also be affected by future developments. Any of these factors may increase our need for funds, which would require us to seek additional funding.

National Hockey League Broadcast Rights

On September 12, 2005, we and XM announced an approximately US$100 million ten-year contract to broadcast National Hockey League, or NHL, games as part of the XM service. The ten-year contract is non-exclusive for the first two years, but XM will be the exclusive satellite radio provider beginning with the 2007-2008 season. We will fund a substantial portion of the fees payable to the NHL under this agreement.

XM Agreements

On November 17, 2005, we agreed to terms on a number of agreements with XM which provide us with exclusive rights to offer XM SDARS in Canada. These rights include the exclusive non-transferable right and license to sell the XM basic channels package to Canadian subscribers, access to the programming on the XM channels, rights to the use of the XM related trademarks and information and expertise related to matters such as the acquisition of content distribution rights, promotion, marketing, distribution and computer software and system support.

The license agreement requires payment of a fee of 15% on recognized subscriber revenue for the basic service. We will also pay to XM an additional fee for any premium services sold to subscribers, an activation charge, monthly payments for technical support, and will provide XM with the right to use our trademarks and the right to license and transmit to XM subscribers the channels created by us.

We have also obtained a $45 million standby credit facility from XM which can be utilized to finance purchases of terrestrial repeaters or for the payment of license fees. The facility matures on December 31, 2012 and bears an interest rate of 9%. XM has a right to convert unpaid principal amounts into our Class A Subordinate Voting Shares. Currently no amounts are outstanding under this facility.

Immediately prior to the initial public offering, we issued to XM 11,077,500 Class A Subordinate Voting Shares representing a 23.3% equity interest in us.

Agreements with Original Equipment Manufacturers

On November 30, 2005, we entered into a 13-year distribution agreement with General Motors of Canada Limited (“GMCL”) to install satellite radios in certain GMCL vehicles and to market our services. In exchange, we will pay consideration to GMCL that includes one-time installation commissions, subscriber commissions, a share of subscription fees for GMCL subscribers and funds to be used on joint advertising opportunities.

Immediately prior to the closing of our initial public offering, 3,323,250 Class A Subordinate Voting Shares were issued to GMCL representing a 7% equity interest in us following completion of the initial public offering. An additional 1,424,250 Class A Subordinate Voting Shares were issued in escrow for another automobile original equipment manufacturer (OEM) that enters into a distribution agreement on specific terms.

Subsequent to February 28, 2006, we entered into distribution agreements with Honda Canada and Nissan Canada. The escrowed shares were released from escrow to these OEMs at the end of March 2006.

Stock Options

In 2003, CSR Investments provided options to acquire shares of CSR Investments to one of our officers. In 2005, CSR Investments provided options to acquire shares of CSR Investments to two consultants, one of our officers, and two other employees of companies related to CSR Investments in return for services provided to us. The exercise prices of the options were not significant. The compensation charges related to these option grants were included in our indirect expenses for the periods ending August 31, 2005 and November 30, 2005. Upon our amalgamation with 2087609 Ontario Inc. (see note 11 of the interim consolidated financial statements), the holders of the options described above received 1,007,289 Class A Subordinate Voting Shares in exchange for approximately half of their options in CSR Investments. This exchange resulted in an additional compensatory charge of approximately $3.0 million to us.

In December 2005, CSR Investments provided options to acquire shares of CSR Investments to one of our officers. The exercise prices of the options were not significant and the vesting may be accelerated if the employee ceases to be employed by us. The options have a total estimated fair market value of approximately $1.0 million and this has been included as a compensatory charge for the three months ended February 28, 2006.

In November 2005, our Board of Directors approved a stock option plan for our employees, directors and senior officers. Under this plan, we granted certain employees and senior officers options to purchase 1,100,000 Class A Subordinate Voting Shares with an exercise price of $0.01 and 1,100,000 Class A Subordinate Voting Shares with an exercise price return equal to the initial public offering price. As these options were conditional upon the completion of our initial public offering, no stock based compensation was incurred until the three months ended February 28, 2006. In December 2005, we also issued 75,000 options for Class A Subordinate Voting Shares to certain of our directors that will vest in equal one-fifth annual amounts beginning on the first anniversary of the date of grant and ending on the fifth anniversary thereof. The exercise price of these options is equal to the initial public offering price.

Reorganization of Share Capital

Prior to the closing of the initial public offering, our authorized capital consisted of an unlimited number of common shares. Prior to the closing of the initial public offering we completed a reorganization that involved our amalgamation with 2087609 Ontario Inc., a newly incorporated company owned by CSR Investments and by certain other current holders of equity interests in CSR Investments. As part of this reorganization: (i) the existing “private company” restrictions in our articles were deleted, (ii) we were authorized to issue an unlimited number of Class A Subordinate Voting Shares, Class B Voting Shares and Non-Voting Shares, (iii) our existing common shares were converted into Class B Voting Shares, and (iv) the common shares were deleted as an authorized class of shares. At the time of the closing of the initial public offering, and without giving effect to the initial public offering, there were 16,832,289 Class A Subordinate Voting Shares of which 1,424,250 were held in escrow, 81,615,633 Class B Voting Shares and no Non-Voting Shares issued and outstanding or held in escrow. At the time of the closing of the initial public offering, there were also options and other rights to acquire a further 2,587,500 Class A Subordinate Voting Shares issued and outstanding. CSR Investments holds 81,615,633 Class B Voting Shares, representing approximately 57.3% of the outstanding equity capital immediately following the closing of the initial public offering. On December 12, 2005, we completed our initial public offering for 3,437,500 Class A Subordinate Voting Shares.

CRTC License

On August 19, 2003, we, through CSR Inc., filed an initial application to the Canadian Radio-television and Telecommunications Commission (“CRTC”) for a broadcasting license to provide subscription-based satellite radio service in Canada. On June 16, 2005, the CRTC approved the issuance of a broadcasting license for CSR Inc. containing certain conditions of license as outlined below:

• CSR Inc. will be required to distribute a minimum of eight original Canadian produced channels, three of which must be French language original Canadian produced channels.

• CSR Inc. must distribute one Canadian produced channel for every nine non-Canadian produced channels to be provided by XM, and at no time shall a subscriber be able to receive a package of channels that contains less than 10% of Canadian produced channels.

• A minimum of 85% of the total music selections broadcast in any given week on the Canadian-produced channels is required to be Canadian content.

• A minimum of 85% of the total spoken word programming broadcast on all Canadian-produced channels in any given week is required to be Canadian spoken word programming.

• On each of the three French-language Canadian produced channels, a minimum of 65% of its vocal musical selections must be French language musical selections.

• Between 6:00 a.m. and midnight each week, each Canadian produced music channel is required to contain a minimum of 25% of new Canadian musical selections by artists who have not had a musical selection that has reached a position on one or more of the charts identified by the CRTC from time to time.

• CSR Inc. will be required to contribute a minimum of 5% of its gross revenues in each broadcast year to eligible third parties directly associated with the development of
   Canadia  musical and other artistic talent, or to other initiatives approved by the CRTC for the purpose of Canadian talent development, half of this amount is to allocated to
   Canadian  French language talent and half to Canadian English language talent.

• CSR Inc. is not permitted to broadcast any original local programming on a Canadian produced channel.

• No more than six minutes of national commercial messages are permitted to be broadcast on the Canadian content channels during any clock hour and no local advertising is permitted.

• CSR Inc. is required to comply with applicable requirements of the Radio Regulations, 1986 promulgated under the Broadcasting Act, the Canadian Association of
   Broadcasters,  Sex-Role Portrayal Code for Television and Radio Programming and its Broadcast Code for Advertising to Children.

• CSR Inc. is required to submit statements of account, certain reports and self-assessments to the CRTC as required by the CRTC.

On September 7, 2005, CSR Inc. applied to amend its CRTC license to allow it to continue to distribute a minimum of eight original Canadian produced channels, four of which are in the French language and four in the English language. In that application CSR Inc. proposed adding two more Canadian channels, for a total of ten, provided that certain conditions were satisfied relating to technology and to CSR Inc.’s subscription base.

On November 21, 2005, CSR Inc. was advised that the CRTC was satisfied that the conditions to the grant of its broadcasting license were fulfilled, and that the license would therefore be issued when: (i) the Department of Industry notified the CRTC that certain technical requirements had been met by CSR Inc., and (ii) CSR Inc. confirmed to the CRTC that it was prepared to commence operations. The Department of Industry notified the CRTC that its technical requirements had been met on November 22, 2005. Similarly, on November 22, 2005, CSR Inc. confirmed to the CRTC that it was prepared to commence operations. As a result of the satisfaction of these conditions, we have fulfilled all regulatory conditions to launch, our broadcasting license was issued and we have been authorized to launch our service.

On November 22, 2005, we announced the launch of our service.

On February 10, 2006, the CRTC approved CSR Inc.’s application dated September 7, 2005.

Significant External Factors

Our results of operations, business prospects and financial condition are subject to a number of risks and uncertainties, and are affected by a number of factors outside of the control of our management.

Our future success will depend in large part on our ability to market and sell subscriptions. Successful commercialization of the XM satellite radio system will depend on a number of factors, including achieving sufficient demand among Canadian subscribers and our ability to successfully market and distribute the service at its projected selling price. The emergence of new or existing products as competition will also affect our future success.

We rely on XM for the provision of our satellite radio service. Our success will depend on XM’s cooperation and programming content, satellite network and underlying technology, as well as XM’s operational and marketing efficiency, competitiveness, finances, regulatory status and overall success in the U.S. Because of our dependency on XM, should XM’s business suffer as a result of increased competition, increased costs of programming, satellite malfunctions, regulatory changes, adverse effects of litigation or other factors, our business would suffer as well.

Vision and Strategy

Our vision is to be the leading satellite radio provider in Canada. Our strategy is founded on the principles of acquiring subscribers in the near and long term in the most cost effective manner. We will accomplish this through building awareness for this new and emerging category and converting that interest into subscribers utilizing the OEM, retail, direct and other ancillary sales channels. We will utilize advertising and promotional platforms both on a mass market and on a highly targeted basis through point of sale (POS) in our distribution channels. We will also utilize our unique programming assets, such as our English language Home Ice hockey channel and French language Sports Plus channel and our English and French music channels to promote XM in communities across the country. These XM Canada originally-produced, owned and controlled channels will provide unique programming and marketing opportunities both from our studio facilities in Montréal and Toronto and on a mobile remote basis, thus allowing sampling opportunities in the marketplace. We are focused on achieving EBITDA as quickly as possible by maximizing our revenues through subscriptions, advertising and other ancillary opportunities as well as maintaining effective cost controls, managing subscriber acquisition costs and by creating a long-term customer base through quality service. We believe that a premium service will attract a premium customer.

Operating Definitions

Subscribers - Subscribers are those who are receiving and have agreed to pay for our satellite radio service through a credit card, prepaid card or invoice. Radio receivers that are revenue generating are counted individually as subscribers.

OEM Promotional Subscribers - OEM Promotional Subscribers are subscribers who receive a portion or their entire subscription fee free for a fixed period following the initial purchase or lease of the vehicle. At the time of sale, vehicle owners generally receive a three month prepaid trial subscription. We will measure the success of these promotional programs based on the percentage that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate”. We will measure conversion rate three months after the period in which the service ends.

Subscription Revenue - Our revenue consists primarily of monthly subscription fees for our satellite audio service charged to consumers, commercial establishments and fleets, which are recognized as the service is provided. Promotions and discounts are treated as a reduction to revenue during the period of the promotion. Revenue from equipment sold with service are allocated to equipment and service based on the relative fair values of delivered items. Subscription revenue growth is predominantly driven by the growth in our subscriber base but is affected by fluctuation in the percentage of subscribers in our various discount plans and rate changes. Additionally, the timing of subscriber additions affects comparability between years.

Subscriber Acquisition Costs - Subscriber acquisition costs include subsidies and distribution costs and negative margins from direct sales of merchandise. Subscriber acquisition costs are divided by the appropriate per unit gross additions or units manufactured to calculate what we refer to as “SAC”. Subscriber Acquisition Cost is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles. In our financial statements, most of our SAC costs are captured in marketing.

Cost Per Gross Addition (“CPGA”) - CPGA costs include the amounts in SAC, as well as advertising and marketing, which includes advertising, media and other discretionary marketing expenses. CPGA costs do not include the costs of marketing staff. Cost Per Gross Addition is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles. CPGA costs are primarily captured by the combination of subsidies & distribution, advertising & marketing, plus the negative margins from equipment sales. These costs are divided by the gross additions for the period to calculate average CPGA.

Average Monthly Subscription Revenue Per Subscriber (“ARPU”) - Average monthly subscription revenue per subscriber is derived from the total of earned subscription revenue (net of promotions and rebates) divided by the monthly weighted average number of subscribers for the period reported. Average monthly revenue per subscriber is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles. Average monthly subscription revenue per subscriber will fluctuate based on promotions, changes in our rates, as well as the adoption rate of annual and multi-year prepayment plans, multi-radio discount plans (such as the family plan), commercial plans and premium services.

EBITDA - Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Selected Financial Information

The following selected financial information for the years ended and as of August 31, 2005, 2004 and 2003 are  derived  from  our  audited consolidated financial statements and the selected financial information for the six months ended February 28, 2006 and 2005 has been derived from our unaudited interim consolidated financial statements. The summary information should be read in conjunction with our audited and unaudited consolidated financial statements and notes included elsewhere in this prospectus.

	Years Ended August 31,			Six Months Ended February 28,
	2005	2004	2003	2006	2005
	(dollars in thousands, except as otherwise noted)
Revenue	—	—	—	1,191	—
Cost of Revenue	—	—	—	8,320	—
Indirect costs	3,529	908	158	827	993
General and administrative	3,172	780	158	9,600	877
Net loss for the period	(6,705)	(1,688)	(315)	(58,568)	(1,872)
Basic and fully diluted loss per share (in dollars)	(17,833)	(4,489)	(838)	(2.81)	(4,978)
Total assets	3,003	254	—	382,623	409
Total shareholders’ (deficiency) equity	(8,879)	(2,173)	(485)	255,115	(4,045)

Results of Operations for the Three  Months Ended February 28, 2006 and Six Months Ended February 28, 2006

We launched our service on November 22, 2005 and as at February 28, 2006 we had 44,000 subscribers. Subscribers are the primary source of our revenues. We have seen a steady rate of subscriber activations and expect this to trend upwards during the remainder of fiscal 2006 as we expect to increase subscriber levels to greater than 75,000 by August 31, 2006. Our target market is the over 25 million registered vehicles, 1.5 million vehicles sold annually and over 12 million households in Canada. OEM Promotional Subscribers commenced trial service on March 1, 2006. We expect subscribers in OEM promotional periods to become a significant contributor to our self-paying subscriber base. In addition, our existing OEM partner agreement includes an increase in the number of models offering our services which will increase the production of XM enabled vehicles.

We priced the basic monthly subscription at $12.99 per subscriber and the family plan (up to four additional radios for the same household) at $9.99 per subscriber. ARPU for the second quarter was $12.01 due to approximately 2,200 subscribers on the family plan as of February 28, 2006. We expect ARPU to decline slightly during the balance of fiscal 2006 as we introduce Multi-Year Plans to existing and new subscribers. Multi-Year Plans offer subscribers the option to prepay for the service for a duration of one year and longer at a slight discount to the basic monthly subscription plan. Multi-Year plan discounts will not be offered on a family plan.

Revenue

                Revenue for the second quarter was $1.1 million, of which Subscriber Revenue comprised $1.0 million and the balance came from activation fees and the sale of merchandise through our direct fulfillment channel. Year to date revenue was $1.2 million.

Cost of Revenue

For the second quarter we incurred $5.2 million in cost of revenue. Year to date we incurred $8.3 million in cost of revenue. These expenses are comprised of the following:

Revenue Share & Royalties- Revenue share & royalties includes CRTC fees, Canadian Talent Development fees, performance rights obligations to composers, artists, and copyright owners for public performances of their creative works broadcast on XM Canada, and fees paid to XM, including a 15% monthly royalty on all subscriber revenue. These costs are driven by our subscriber base. For the quarter, revenue share & royalties totaled $0.3 million. Year to date we incurred $0.3 million. We expect these costs to continue to increase with the growth in revenues and subscribers, and will fluctuate based on future agreements.

Customer Care and Billing Operations- Customer care & billing costs consist primarily of personnel and related costs associated with the ongoing operations of a call center to activate and bill satellite radio subscribers. These costs are primarily driven by the volume and rate of growth of our subscriber base. For the quarter, customer care and billing operations totaled $0.7 million. Year to date we incurred $0.8 million. We expect customer care & billing operations expenses to increase as we add subscribers but decrease on an average cost per subscriber basis.

Cost of Merchandise- We sell merchandise direct to employees, friends and family through our Direct Fulfillment Channel. Cost of merchandise consists primarily of the cost of radios and accessories and related fulfillment costs associated with the direct sale of this merchandise. For the quarter, merchandise totaled $0.2 million. Year to date we incurred $0.5 million. These costs are primarily driven by the volume of radios sales, which is mostly affected by promotional programs.

Broadcast & Operations- Broadcast and operations includes costs associated with operating our terrestrial repeater network, the management and maintenance of systems and facilities as well as information technology expense related to our studios. Broadcast expenses include costs associated with the management and maintenance of the systems, software, hardware, production and performance studios used in the creation and distribution of our Canadian-produced channels. Operations expense includes facilities, operations costs for the repeater network and information technology expenses related to the broadcast facilities. For the quarter, broadcast and operations totaled $0.4 million. Year to date we incurred $1.2 million. We do not expect Broadcast expenses to increase in the future. We expect Operations expenses to increase once we sign a third party monitoring and maintenance agreement for our repeater network.

Programming & Content - Programming & content include the creative, production and licensing costs associated with our Canadian-produced channels, which includes third party content acquisition. We view programming and content expenses as a cost of attracting and retaining subscribers. This includes costs of programming staff and fixed payments for third party content. These costs are primarily driven by programming initiatives. National Hockey League® was launched on the XM Service in October 2005. NHL seasons run for the nine month period beginning in October of each year and we have amortized these costs over the same period. For the quarter, programming and content totaled $3.7 million. Year to date we incurred $5.6 million.

Marketing - Total marketing expenses for the second quarter were $9.4 million. Year to date costs were $14.0 million. Marketing costs consist of the direct cost to acquire a subscriber, which include subsidization to drive hardware price points, distribution commissions and discretionary costs consisting of advertising and brand development and promotion of the launch of our service. Marketing also includes the cost of marketing staff. These expenses are comprised of the following:

Subsidies & Distribution - For the second quarter, we incurred $3.4 million in subsidies and distribution costs. Year to date we incurred $3.4 million in subsidies and distribution costs. These direct costs include the subsidization of radios, commissions for the sale and activation of radios, and certain promotional costs.

Subscriber Acquisition Costs (SAC) - We expect these costs, in absolute dollars, to increase as we increase sales of radios through our retail channels. Subscriber acquisition costs for the three month period ending February 28, 2006 was approximately $69 per subscriber. We expect this cost, on a per subscriber basis, to decline slightly with the increase in planned production of XM enabled vehicles.

Advertising & Marketing - For the second quarter, we incurred $5.1 million in advertising and marketing costs. Year to date we incurred $9.2 million in advertising and marketing costs. We incurred marketing costs in the first quarter to promote the November 22, 2005 launch of the service. We achieve success in these areas through coordinated marketing campaigns that include retail advertising through various media, cooperative advertising with our distribution partners, sponsorships, and ongoing market research. These costs fluctuate based on the timing of these activities.

Costs Per Gross Addition (CPGA) - Costs per gross addition for the three month period ending February 28, 2006 was approximately $194. We expect CPGA to decrease for the balance of fiscal 2006 as we progress from the launch period.

General & Administrative - During the quarter approximately $4.0 million were incurred in general and administrative expenses. Year to date, general and administrative expense totaled $9.6 million. General and administrative expense primarily includes management’s salaries and benefits, professional fees, general business insurance as well as other corporate expenses. These costs have been predominantly driven by personnel costs and infrastructure expenses to support our growing subscriber base.

Stock based compensation - During the second quarter we incurred $22.2 million in stock option expense related to the issuance of stock options at the time of and prior to the initial public offering.
                                                                                                                    Net Non-operating Expenses

For the second quarter we incurred $0.9 million in net non-operating expenses. Year to date we incurred $0.9 million in net non-operating expenses. These expenses are comprised of the following:

Interest Expense - Interest expense includes costs associated with our notes, reduced by interest earned on cash balances. For the quarter, we incurred $0.2 million in interest expense. Year to date we incurred $0.2 million.

Foreign Exchange Gain - Includes costs or gains associated with our notes and cash balances. For the quarter, we gained $0.7 million from foreign exchange. Year to date we gained $0.7 million.

Results of Operations for the Six Months Ended February 28, 2005

On June 16, 2005 we received approval of our application for a broadcast license from the CRTC, subject to certain conditions. Prior to that time, our focus was working toward obtaining license approvals from the CRTC. For the six months ended February 28, 2005, we were considered to be in the development stage and our revenues and expenses may not be indicative of future revenues and expenses.

We incurred $1.0 million of indirect costs owed to a company controlled by our Chairman, Chief Executive Officer and controlling shareholder, John I. Bitove, related to managing and funding our operations during the period ended February 28, 2005.

Results of Operations for the Years Ended and as of August 31, 2005, 2004 and 2003

Over the three years ending August 31, 2005, we have been in a development stage, focused on obtaining license approvals from the CRTC. This was accomplished on June 16, 2005 and our activities have changed to focus on the setting up of a terrestrial repeater network, studios in Toronto and Montréal and the systems required in order to accept subscribers.

As at August 31, 2005, no revenues had been generated. Revenues are expected to be more significant in fiscal 2006 once our service is fully launched in November 2005, with revenues increasing throughout the year as subscriber levels increase. We project to end our August 31, 2006 fiscal year with at least 75,000 subscribers.

Significant costs have been incurred to August 31, 2005 relating to obtaining license approvals from the CRTC and addressing the requirements of launching our service. Expenses in fiscal 2003 and 2004 were relatively low as the focus of our operations in those years was working toward obtaining license approvals from the CRTC. Expenses in the year ended August 31, 2005 increased significantly over the previous years as once license approvals were obtained on June 16, 2005, our focus changed to address the requirements of launching the service. These requirements included increased staff and facility expenses in order to begin program management and operations.

We expect total expenses to be significantly higher in fiscal 2006 as we fully launch and operate our service. The total amount of expenses in 2006 and the timing of these expenses will vary depending on our subscriber levels and how quickly we attract subscribers to our service as certain of our expenditures will vary directly with subscriber levels. Other aspects of our cost structure will be relatively fixed as described below.

We expect to incur significant costs of revenues during fiscal 2006 as our subscriber levels and revenues increase during the year. We will incur significant costs related to license fees, customer care, terrestrial and broadcast operations and programming and content costs. A significant portion of the costs associated with terrestrial and broadcast operations and programming and content costs will not vary directly with subscriber levels. Costs such as those related to the maintenance of our terrestrial repeater network, broadcasting on our Canadian stations and programming costs such as the amounts incurred related to our NHL agreement will be relatively fixed during the year. Other costs, such as our license fees to XM, customer care and performance rights royalties, will vary directly with our subscriber and revenue levels.

General and administrative costs will be higher in fiscal 2006 as we increase staffing levels in our administrative and finance functions and as we continue operation of our service. In addition, we will have significant costs related to our subscriber management system as this system is developed and maintained. These costs are not expected to vary significantly in relation to subscriber levels.

We expect to incur significant marketing costs in fiscal 2006. In particular, marketing costs will be high in the first quarter of 2006 as we advertise and promote the launch of our service. Marketing costs are then expected to continue to be significant throughout the remainder of fiscal 2006, although at lower levels than the first quarter. A significant portion of our expected marketing costs will consist of subsidies and distribution costs which include commissions to radio manufactures and distribution partners that are based on the number of radios or vehicles manufactured or the number of new subscribers added in the period, as well as hardware subsidies to reduce the price of the radio to the consumer. These costs will vary in relation to the number of new subscribers added in a period. Marketing costs related to advertising, media and events, as well as marketing material for retail and automotive dealer points of presence, will not have a direct relationship to our subscriber levels and will be incurred based on our overall marketing strategy.

As of August 31, 2005, we had incurred $4.6 million of indirect costs owed to a company controlled by the Chairman, Chief Executive Officer and controlling shareholder, John I. Bitove, related to managing and funding our operations. These costs will continue in the first three months of fiscal 2006, but no additional indirect costs are expected to be incurred after November 30, 2005.

Liquidity and Capital Resources

Based on our current business plan, we expect to have sufficient capital to substantially fund the rollout of our service and our ongoing operations until we achieve positive cash flow.

Cumulative losses to February 28, 2006 have been approximately $67.4 million. Most of our capital expenditures were incurred in the six months ended February 28, 2006 as we addressed the requirements of launching the service after obtaining approval for our license in June 2005. Significant expenditures to February 28, 2006  have included the initial costs of building broadcasting studios in Toronto and Montréal, establishing a terrestrial repeater network, and building the technology infrastructure that will allow us to provide service to subscribers based on our current business plan. Since inception we have incurred $28.7 million for these expenditures. These amounts have been funded through the proceeds from our initial public offering and the offering of initial  notes and the $15 million of additional equity provided by CSR Investments.

Our business plan is based on estimates regarding expected future costs and expected revenues. The forward-looking information that is the basis for our business plan, including the estimate of variable expenses as a percentage of revenue, our estimated acquisition cost per subscriber, our expected annual fixed costs, our annual expected capital expenditures, and our estimates as to when we will become cash flow positive and profitable, is based on various factors and was derived using numerous assumptions. Although we believe that our assumptions and expectations in such forward-looking statements are reasonable, these assumptions and expectations are inherently subject to significant business, economic and competitive inconsistencies, many of which are beyond our control, and we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. For instance, our costs may exceed our estimates, and revenues may be lower than expected. If we are unable to ultimately generate sufficient revenues to become profitable and have positive cash flow, you could lose your investment. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this prospectus under the caption “Risk Factors” and elsewhere throughout this prospectus.

We generate revenue from the following sources:

•
Subscription Fees. Distribution of our product will be primarily through automobile OEMs and consumer electronic retailers. We charge an average monthly subscriber fee of $12.99, or approximately US$11.60, for basic service with additional family subscriptions for $9.99 per subscription, or approximately US$8.92. We may offer promotions to certain subscribers, as well as discounts for pre-payment of service.

•	Subscriber Activation Fee. We charge an activation fee for each new subscriber activating their SDARS service account.

•	Merchandise Revenue. Our merchandise revenue is comprised of revenues from direct sales of radios and accessories as they become available.

•	Advertising Revenue on the Canadian Produced Channels. We plan to sell national advertising spots on some of our non-music, Canadian produced channels.

As we generate revenue, we will incur variable expenses that consist of license fees, customer care and billing costs and advertising expenses. In particular, the license fees include amounts payable to XM, CRTC related fees, performance rights royalties and Canadian talent development, as mandated by our CRTC license. Performance rights royalties are difficult to predict and may be more expensive than anticipated. See “Risk Factors—We will be required to pay royalty fees, which may be more costly than expected.” In addition, we outsource our customer care functions and incur costs for such services on a per subscriber basis. We anticipate advertising expenses will include internal and external costs directly associated with selling advertisements on our Canadian produced channels. In aggregate, we currently anticipate that our variable expenses will represent approximately 30% to 40% of our total revenue, before performance rights royalties. However, while certain of these anticipated variable expenses are based on current contracts to which we are a party, these contracts may not be renewed. In addition, there may be other variable costs we do not currently anticipate having to incur and certain of the variable costs we do anticipate, which are not currently contractually set, may be much higher than we currently estimate.

In addition to these variable expenses, we also will incur certain fixed costs, which we believe are scalable and which we expect will not increase as a result of growth in our revenues. These expenses include terrestrial and broadcast operations, programming and content costs, marketing expenses and general and administrative expenses. Terrestrial and broadcast operations consist primarily of costs associated with operating and maintaining our terrestrial repeater network. Programming and content costs consist of personnel and related costs associated with the Canadian produced channels broadcast on the XM network and content acquisition. Marketing expenses are expected to consist of general advertising, media and events, as well as marketing materials for retail and automotive dealer points of presence. General and administrative expenses consist primarily of personnel and related costs within our administrative and finance functions, subscriber management systems and other general corporate and professional fees. We currently anticipate that these primarily fixed and discretionary costs will total approximately $42 million to $48 million annually, excluding amortization and depreciation, with modest growth over time.

We will also incur customer acquisition costs related directly to the generation of new subscribers. We anticipate that our customer acquisition costs include subsidies and distribution expenses consisting of commissions to radio manufacturers and distribution partners based on the number of radios or vehicles manufactured or the number of new subscribers added in the period, as well as hardware subsidies to reduce the price of the radio to the consumer. We believe that given our OEM and retail distribution agreements, our acquisition cost per customer will be comparable to that of XM.

In order to provide the XM service in Canada, we have and will continue to incur capital expenditures related to maintenance of our studios in Toronto and Montréal, to build our subscriber management systems and to purchase and deploy our repeater network. We expect the initial cost for these assets to be approximately $30 million dollars. We anticipate that over the next several years our annual capital expenditures basis will be less than $4 million per year.

Contractual Commitments

We have entered into a number of leases and other contractual commitments. The following table summarizes our outstanding contractual commitments as of February 28, 2006 (in thousands of dollars):

	Total(1)	Less than 1 Year	1 - 3 Years	4 - 5 Years	More than 5 Years
NHL Agreement	78,425	6,251	14,208	15,912	42,054
Principal and Interest payments on 12.75% Senior Notes	229,593	14,492	28,983	28,983	157,135
Operating leases	4,414	574	1,145	1,126	1,569
Marketing & Advertising(2)	36,931	7,423	11,265	3,230	15,013
Information Technology	15,056	4,015	4,975	6,066	0
	364,420	32,756	60,575	55,318	215,771
_________________

Notes:

(1) In connection with our CRTC License, amended February 10, 2006, we are required to contribute or make variable royalty payments based on a minimum of 5% of revenues over the six year license term. In addition, the company will be required to make certain music programming royalty payments to Canadian copyright collectives. The specific amounts payable under these arrangements are negotiated on a periodic basis. These arrangements have not been included in the table above due to the variability of the commitments.

(2) We have committed to purchase for cash $7 million of the $12 million of advertising from an entity over a three period commencing on the closing of the initial public offering, subject to a per annum minimum of $1.5 million.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Arrangements, Relationships and Transactions with Related Parties

A description of related party transactions and disclosure of the transaction and amounts due to related parties is included in note 8 to the interim consolidated financial statements. John I. Bitove, our Chairman, Chief Executive Officer and controlling shareholder, provided, through companies he controls, all the initial funding for our activities. As at November 30, 2005, we owed approximately $16.8 million to companies controlled by John I. Bitove for all direct and indirect costs including the application and appeal process for the license, preparing the service for national launch and other administrative services. On January 10, 2006, the remaining amount was repaid.

As at December 12, 2005, XM had a 23.3% ownership interest in us. As described under recent events above, we have entered into certain agreements with XM. In addition, as at February 28, 2006, we owed XM $614,000 for terrestrial repeaters acquired from XM.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. We believe that the accounting estimates used to assess the carrying value of intangibles and long-lived assets and stock based compensation are critical accounting estimates. We believe the estimates for royalties to artists will be a critical estimate in future periods.

Intangibles and Long-Lived Assets

We review the carrying value of our amortizable intangible assets and capital assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Significant management judgment is required in the forecasting of future operating results, which are used in the preparation of the projected cash flows. Any change in estimate which causes the undiscounted expected future cash flows to be less than the carrying value would result in an impairment loss being recognized equal to the amount by which the carrying value of the asset exceeds the fair value of the asset.

Stock Based Compensation

We measure the fair value of stock options at the time of grant using the Black-Scholes valuation model which requires the input of highly subjective assumptions, and changes to these subjective assumptions can materially affect the fair market value estimate. Fair value determined using Black-Scholes varies based on assumptions used for the expected life, expected share price volatility and risk-free interest rates. During the current financial year, we will refine the assumptions used in estimating fair value in response to changing market conditionsand our estimate of forfeitures. Our assumptions may change in future periods.

Recent Accounting Pronouncements

Financial Instruments, Comprehensive Income, Hedges - On January 27, 2005, the Accounting Standards Board issued CICA Handbook section 1530 Comprehensive Income (“Section 1530”), Handbook Section 3855 Financial Instruments - Recognition and Measurement (“Section 3855”) and Handbook Section 3865 Hedges (“Section 3865”). Section 3855 expands on CICA Handbook section 3860 Financial Instruments - Disclosure and Presentation by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Section 3865 is optional. It provides alternative treatments to Section 3855 for entities that choose to designate qualifying transactions as hedges for accounting purposes and specifies how hedge accounting is applied and what disclosures are necessary when it is applied. Section 1530 introduced a new requirement to present temporarily certain gains and losses outside net income in a new component of shareholders’ equity entitled Comprehensive Income. These standards are effective for us beginning September 1, 2007. Based on our current financial position, we do not expect these standards to have a material impact on our consolidated financial statements.

BUSINESS

Overview

Introduction and History

On August 19, 2003, CSR Inc. filed its initial application to the CRTC for a broadcasting license to provide subscription-based satellite radio service in Canada. On June 16, 2005, the CRTC granted CSR Inc. a broadcasting license, based on certain conditions outlined in this prospectus. On September 7, 2005, CSR Inc. applied to amend the CRTC broadcasting license, as outlined in this prospectus.

On November 21, 2005, the CRTC advised us that it was satisfied that the conditions to the grant of our broadcasting license were fulfilled, and that the license would therefore be issued when: (i) the Department of Industry notified the CRTC that its technical requirements had been met, and (ii) we confirmed to the CRTC that we were prepared to commence operations. The Department of Industry notified the CRTC that its technical requirements had been met on November 22, 2005. Similarly, on November 22, 2005, we confirmed to the CRTC that we were prepared to commence operations. As a result of the satisfaction of these conditions, we have fulfilled all regulatory conditions to launch, and we have been authorized to launch our service.

On November 22, 2005, we announced the launch of our service.

On December 12, 2005, we completed our initial public offering in Canada.

On February 10, 2006, the CRTC approved CSR Inc.’s license application dated September 7, 2005.

With the support of our strategic partner, XM, we have signed or negotiated agreements with various suppliers and distributors, including retailers, an automotive manufacturer, hardware manufacturers, infrastructure implementation suppliers, and programming content providers. As we grow the business, we will continue to pursue relationships with other distribution, supplier and programming partners.

Our Business

We seek to become the market leader in providing subscription-based satellite radio entertainment to the Canadian market. We plan to do this as the exclusive Canadian licensee of XM, a pioneer in satellite radio and the leader, by total subscribers, in the U.S. satellite radio market. XM has publicly stated that it had over 6.5 million satellite radio subscribers as of the end of its first quarter 2006. We are the exclusive licensed provider of XM satellite digital audio radio services, or SDARS, in Canada, and our service will leverage XM's existing satellite network and technology, its brand and distribution relationships and significant operational know-how. Through XM, we currently offer up to 100 channels, which will include commercial-free music, as well as news, talk, sports and children's programming, including ten Canadian channels designed and developed by us from our studios in Toronto and Montréal, for an initial base subscription fee of $12.99 per month. We expect that distribution of our satellite radios will be primarily through automobile OEMs and consumer electronic retailers.

We have an exclusive 13-year distribution arrangement with GMCL, which has begun installing XM satellite radios in certain of its 2006 model vehicles. Under the terms of our agreement with GMCL, GMCL will use commercially reasonable efforts to offer our satellite radio service from factory-installed radios in as many vehicle lines as possible for the 2006 model year, and in at least 90% of vehicle lines for the 2007 model year and beyond. Similar to U.S. automobile OEMs, most Canadian OEMs commence their model year during the summer, such that the 2007 model year starts in the summer of 2006. According to Canadian Autoworld, GMCL is the single largest seller of cars in Canada, with an approximate 29% market share of new vehicles sold in calendar year 2005.

In 2005, there were approximately 1.6 million new vehicles sold in Canada, representing a significant market opportunity. In addition to GMCL, we have exclusive agreements with Honda Canada and Nissan Canada. We have also announced distribution relationships with Subaru Canada, Harley-Davidson Motorcycles and Toyota Canada.

Together with GMCL, we currently have exclusive relationships with companies that represent approximately 44% of new vehicles in calendar 2005. XM radios are also available in Canada at national and regional consumer electronics retailers, such as Best Buy, Canadian Tire, Future Shop, The Source, and other large national and regional retailers that sell consumer electronics in Canada. These retailers represent over 2,000 stores.

On September 12, 2005, we and XM announced an approximately US$100 million ten-year contract to broadcast National Hockey League, or NHL, games as part of the XM service. This ten-year contract is non-exclusive to us for the first two years and we will be the exclusive Canadian satellite radio provider of NHL games beginning with the 2007-2008 season. We believe that this deal will have a significant positive impact on attracting subscribers to the XM service in Canada. We are responsible for a substantial portion of the fees payable to the NHL under this agreement.

We are one of only two applicants who have received approval from the CRTC, for a Canadian broadcasting license to provide subscription-based satellite radio service in Canada. The other approved satellite license applicant is Sirius Canada Inc., or Sirius Canada, a joint venture between CBC-Radio Canada, Standard Broadcasting and Sirius. A third applicant, CHUM Limited, or CHUM, also received approval from the CRTC for a broadcasting license to provide a subscription-based radio service in Canada, but only through terrestrial transmitters.

We believe that there is a significant market opportunity for satellite radio in Canada. A Decima Research Inc. survey from January 2006 revealed that 77% of Canadians say that they are aware of satellite radio and that 6%, the equivalent of up to 2 million Canadians, said that they would likely subscribe to satellite radio within the next year at a price of $13 per month. Nearly 90% of Canada's population of 32 million live within 125 miles of the U.S. border, and we believe that many Canadians have become aware of satellite radio as a result of the significant marketing and advertising dollars that XM and Sirius have spent developing their respective brands and U.S. customer bases. According to a Charlton Research report dated July 2005, which we commissioned and paid for, 22% of respondents from the Province of Québec, which according to Statistics Canada represents approximately 24% of Canada's population, said that they would be interested in receiving satellite radio service. Canada enjoys high radio listenership, as over 94% of Canadians listen to the radio at least weekly. According to a 2005 survey by BBM Canada, however, most markets in Canada have fewer than ten radio stations and limited format choices. More specifically, according to Broadcaster Magazine, of the 427 assessed commercial and non-commercial radio stations in Canada in the fall of 2004, 236 or 55.3% use one of only three general programming formats: country; news/talk/sports; or adult contemporary. As a result, we believe that Canadian listeners will be attracted to the diversity of our content. In addition, given the broad expanse of Canada's geography, we believe listeners will value our coast-to-coast digital quality coverage.

We are broadcasting our service using XM's existing satellite network, which covers the continental U.S. and the densely populated regions of Canada. We are supplementing XM's satellite coverage with a terrestrial repeater network of approximately 80 repeaters, owned and operated by us. Our repeater deployment is focusing on the 16 largest Canadian cities to improve coverage and reduce interruptions by buildings or other obstacles.

We have launched our service with Audiovox Electronics Corporation, or Audiovox, Delphi Automotive Systems LLC, or Delphi, and Pioneer Electronics, or Pioneer, radios designed to serve the car, home, portable and wearable stereo markets. These radios include Delphi's SKYFi2, MyFi and RoadyXT radios and Pioneer's AirWare radio. The initial cost of these radios to the consumer ranges from approximately $70 to $400, inclusive of rebates.

Nearly all of our revenues are expected to come from subscription and associated activation fees. We expect to generate incremental advertising revenue from ad spots on the non-music channels that we program in Canada and U.S. focused advertisements that we will place on our National Hockey League Talk Channel. As we grow our subscriber base, we expect that our service will become an increasingly attractive medium for advertisers to target customers on a nationwide basis.

Exclusive XM Relationship

XM offers innovative and diverse radio programming in digital quality sound with over 170 channels in the U.S. featuring music, news, talk, sports, traffic and weather and a variety of other content. We have an initial ten-year agreement with XM providing us with the exclusive rights to sell XM's SDARS in Canada. XM has a significant equity interest in our business.

Our service currently includes up to 100 channels, including commercial-free music, as well as news, talk, sports and children's programming, including at least 72 XM channels and ten Canadian channels developed by us. We believe the content that will be provided on these channels will be well suited to Canada's diverse listening population.

We will leverage XM's existing content and existing satellite network, which will significantly lower our capital requirements to enter the satellite radio market. In addition to XM's satellite network, we will utilize XM's established programming and broadcasting facilities and benefit from the significant capital invested by XM to date in research and development and on developing its satellite network. XM has agreed to provide us with technical expertise as we deploy our terrestrial repeater network across Canada and build our information technology platform and broadcasting operations.

According to Ward's Automotive Yearbook 2005, XM in the U.S. is the exclusive automobile OEM factory-installed distribution partner or preferred provider of data services to automobile OEMs representing approximately 56% of the U.S. automobile marketplace, including General Motors, Honda, Toyota, Hyundai and Nissan. We believe that XM's established relationships with these automobile manufacturers has laid the foundation to enable us to establish similar relationships with the Canadian counterparts of these automobile manufacturers for the installation of XM radios in automobiles made for the Canadian market. According to Canadian Autoworld, these five companies represented approximately 58% of the Canadian automobile OEM marketplace in 2005.

We have had, and will continue to have, the benefit of utilizing XM's experience when launching our business and when making broadcasting, advertising and other arrangements with third parties. In developing our information technology and business processes, including our call center, we have utilized XM's experiences, and will continue to leverage its relationships. We have worked closely with XM's management to identify key success factors in both marketing to the consumer and training our distribution forces.

A summary of the key terms of the operational agreements between us and XM are contained below under the heading “Business — Operational Agreements.”

Satellite Radio Industry Overview

Based on our understanding of the Canadian marketplace, which is based, in part, on market research that we have conducted, we believe that there is a market opportunity in Canada for our satellite radio service. According to Statistics Canada, as of December 31, 2004 there were more than 25 million registered vehicles in Canada. In addition, according to Statistics Canada, as of May, 2004, there were more than 12.3 million Canadian households and a Canadian population of 32 million. We expect consumer response to be positive in Canada as we perceive that there is an existing demand for the product and a significant level of awareness for SDARS amongst Canadians.

Marketplace Results in the United States

Consumer response to date to SDARS in the U.S. has been positive. XM and Sirius have individually reported having over 6.5 million (61%) and approximately 4.1 million (39%) satellite radio subscribers, respectively, as of March 31, 2006, for an aggregate subscriber base of approximately 10.6 million subscribers. According to the U.S. Department of Transportation, as of October 2004, there were approximately 230 million registered vehicles in the U.S. In addition, according to the U.S. Census Bureau, there were approximately 111 million U.S. households in 2003.

XM reports having received positive feedback for its service from its subscribers. According to XM's 2004 Annual Report, in three recent studies, 90% or more of XM's subscribers report being “extremely” or “very” satisfied with XM. XM has also reported a broad appeal for its service across various age groups, with people in their twenties, thirties, forties and fifties representing comparable percentages of total XM subscribers.

In 2005, after approximately 3.6 years of service, there was an aggregate of five million U.S. SDARS subscribers, making SDARS one of the fastest growing mass-market technology products to achieve five million individual consumers in the U.S., according to Greystone Communications. This U.S. adoption rate is faster than other mass-market consumer technology products such as MP3 players, wireless phones, satellite television, the Internet and cable television.

Canadian Satellite Radio Market

We believe that awareness of satellite radio among Canadians is already significant. A Decima Research Inc. survey from January 2006 revealed that 77% of Canadians say that they are aware of satellite radio. This Decima Research data was based on a sample size of 2,018 adult Canadians, with a margin of error of 2.2%, 19 times out of 20. Also, according to a Charlton Research report dated July 2005, which we commissioned and paid for, 22% of respondents from the Province of Québec said that they would be interested in receiving the satellite radio service. This data was based on a sample size of 501 people from Québec, with a margin of error of 4.38%, 19 times out of 20.

Canadian consumers have demonstrated their ability and willingness to pay for services that dramatically expand programming choice or enhance quality. According to the Canadian Cable Telecommunications Association, or CCTA, there were approximately 10 million Canadian satellite and cable television subscribers as of September, 2004, of which approximately 4.5 million (or 45%) were digital television subscribers. In a survey conducted by the CCTA in 2004, 32% of respondents said that the main reason why they subscribe to digital cable is because it offers more channels with better content, while 23% said better quality and 21% said more choice.

Canadians have also previously demonstrated a willingness to accept new technology, as evidenced by recent Internet broadband and wireless cellular statistics. Statistics show that in 2004, 67% of Canadian households that use the Internet are accessing the Internet through broadband services, as compared to 46% in the U.S. in the same year (Nielsen/NetRatings and Ipsos Reid). According to the Canadian Wireless Telecommunications Association, there are also approximately 15 million wireless cellular telephone subscribers in Canada, representing 47% of the total Canadian population. This is slightly lower than the U.S. wireless telephone subscriber penetration of approximately 56% based on approximately 169 million U.S. wireless subscribers in June 2004, according to CTIA—The Wireless Association.

Canadians spend a significant amount of time in their cars. According to Statistics Canada, Canadian drivers spend an average of 62 minutes commuting. This is higher than the U.S. average daily commute of 24 minutes, according to the U.S. Census Bureau.

Market studies show strong demand for radio service in Canada. Market data shows that over 94% of adult Canadians aged 18 and above listen to the radio on a weekly basis and the average adult listener tunes in for 22.1 hours per week, which is comparable to statistics in the U.S. Market data shows that over 94% of Americans aged 12 and over listen to the radio on a weekly basis, with the average listener tuning in for 19.8 hours per week. Both listenership and weekly hours tuned for teens and young adults (18-24) have declined significantly over the past five years. We perceive this decline to be an opportunity and intend to take advantage of it by offering innovative and diverse radio programming to the Canadian market through satellite radio.

In many markets, traditional AM/FM audio programming choices are limited to mass appeal formats. We believe our national subscription satellite radio service will complement traditional local radio. We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. According to Broadcaster Magazine, of the 427 assessed commercial and non-commercial radio stations in Canada in the fall of 2004, 236 (55.3%) use one of only three general programming formats: country; news/talk/sports; or adult contemporary. The small number of available programming choices means that artists representing niche music formats are likely to receive little or no airtime in many markets. Given their respective advertising mandates, which are targeted primarily towards adults aged 25 to 54; radio stations seek to be very broadly based, featuring artists that they believe will be the most attractive to a broader market. We believe that this creates a market opportunity for the innovative and diverse radio programming offered by satellite radio.

The number of radio stations available to many Canadian consumers in their local market is very low in comparison to the up to 100 channels we offer on a nationwide basis. BBM Canada estimates that as of the fall 2004 there were only 23 AM/FM BBM Canada-rated radio stations broadcast in Toronto, Ontario, the largest radio market in Canada. Most of those radio stations adhere to one of the three general programming formats: country, news/talk/sports, or adult contemporary. The second largest market, Montréal, Québec, has only 19 BBM Canada-rated stations to cover both anglophones and francophones. Only five Canadian markets have 15 or more AM and FM stations rated by BBM Canada. Outside the largest nine Canadian markets, all have 10 or fewer stations rated by BBM Canada. Of the total national listener base of approximately 25.7 million people tracked by BBM Canada, we estimate that our service will reach over approximately 12.4 million listeners age 12 and over outside of the largest nine Canadian markets.

Competitive Strengths and Business Strategy

We believe that our business will benefit from a number of factors as the result of our affiliation with XM and the later launch of our service in Canada. In particular, we have had the benefit of observing four years of XM's operations in the U.S. before the launch of our service in Canada and we will be able to leverage many of the economies of scale XM has already achieved. We believe that other factors that will benefit our business include the following:

    • Market awareness already exists and is growing. We believe that there is significant existing demand for satellite radio in Canada. A Decima Research Inc. survey from January 2006 revealed that 77% of Canadians say that they are aware of satellite radio. This survey suggests that awareness of satellite radio has increased since the launch of our business, when a study conducted in Canada by Charlton Strategic Research Inc., or Charlton Research, dated October 2005, which we commissioned and paid for, suggested that 49% of Canadians are aware of satellite radio service. Since nearly 90% of Canadians live within 125 miles of the U.S. border, many Canadians receive television and radio programming spillover from the U.S., which includes advertising spots for satellite radio.

    • Low funding requirements. Since XM's satellite infrastructure already covers the continental U.S. and the densely populated regions of Canada, we are not required to build, launch, maintain or manage our own satellites, which will save us significant time and funding. In addition, as we build our information technology systems, we intend to leverage XM's experience and existing broadcasting licenses. This will be less expensive, and require less time than building our own set of systems. We also believe that our relationship with XM, and XM's experience in rolling out its U.S. service, will allow us to design an efficient network of terrestrial repeaters. We have had the benefit of designing our repeater network and coverage testing Canadian cities with the XM satellites already in place, and can therefore model optimal repeater sites more effectively.

     • XM continues to change programming in response to its listenership and offers a unique radio listening experience for Canadians. XM reports that it has a wider variety of programming than it did when it originally launched in the U.S. With the addition of the National Hockey League and other sports channels as well as well-known talk show personalities, XM has continued to refine its programming lineup. We believe that Canadians have an appetite for specialized radio programming and are eager to have access to the depth and choice that the XM system provides. We will have fully functional broadcast studios in Toronto and Montréal. These studios will be well equipped to program and broadcast music and talk channels in both French and English.

     • Well-developed distribution channels. According to Ward's Automotive Yearbook 2005, XM is the exclusive automobile OEM factory-installed distribution partner or preferred provider of data services to automobile OEMs in the U.S. representing approximately 56% of the U.S. automobile marketplace, including General Motors, Honda, Toyota, Hyundai and Nissan. As a result of our relationship with XM, we believe we will be able reach comparable Canadian automobile OEM penetration rates. Also, we believe that given the increased market awareness of satellite radio in Canada, retailers in Canada will be more willing to carry and display satellite radio devices on their shelves.

     • Core management team with broadcasting veterans. Our team includes a strong management team with broadcasting veterans. Our Chairman and Chief Executive Officer, John I. Bitove, is an experienced, successful Canadian entrepreneur. Mr. Bitove has a distinguished record of accomplishment in business and community service. In 1993, he founded the Toronto Raptors Basketball Club and helped to launch what has now become Raptors TV almost eleven years ago. Mr. Bitove has also been associated in various broadcasting ventures for more than a decade. Our President and Chief Operating Officer, Stephen Tapp, has a background in new technology and product launches. Mr. Tapp served as Vice President and General Manager of Citytv and CHUM International and has overseen several international joint ventures and channel launches. Prior to joining CHUM, he held the role of Executive Vice President and General Manager of Viewer's Choice Canada Pay Per View, where he was responsible for launching the service and managing all areas of network operations. Mr. Tapp also held senior programming roles at Canada's first subscriber-based Pay Television sports channel, TSN, The Sports Network, from its launch until 1991. In addition, our Vice President, Programming, Ross Davies, has more than 30 years experience in the programming industry. Prior to heading up his own consulting firm from 2002 to 2005, Mr. Davies served more than 20 years at CHUM, most recently as Vice President, Programming, CHUM Group Radio, where he was directly responsible for all programming aspects of the CHUM radio division.

     • Lower cost and more variety of radios. We will be entering the market when the cost of manufacturing radios is cheaper than it has been historically due to technology improvements and improved scale of production. This has resulted in lower cost radios to the consumer, significantly lowering a barrier to entry. This trend also has dramatically reduced subsidies provided by satellite radio service providers, significantly lowering their cost to acquire new subscribers. Lower costs also have resulted in a proliferation of stationary, portable and wearable radios and other technological devices equipped for the playing and recording of music and other audio files. We believe that this expansion of devices has dramatically expanded the market opportunity for satellite radio beyond car stereos.

     • Future growth opportunities. As we build our subscriber business through traditional retail and automobile OEM channels, we also plan to grow the business by offering specific hardware and services through non-traditional retail channels, including rental car companies, national and local businesses, hotel chains, and to boat and airplane owners, commercial airlines, truckers and others. Subscribers through these channels will have distinct hardware and service packages, including weather information for marine and aviation. We expect that subscriber fees may be different for each of these channels. We currently plan to focus on these other distribution channels once our traditional distribution model is operational. XM also reports that XM's telematics service offerings are becoming more widespread in the U.S. Telematics, which includes real time data and traffic information through vehicle navigation systems such as XM NavTraffic, is being integrated into select Honda/Acura and General Motor models, and plans are in place for Toyota and Nissan models. XM NavTraffic is the U.S. first real-time satellite traffic data service and is available in approximately 20 major metropolitan cities across the U.S. for a monthly fee. We anticipate that the Canadian partners of these automobile OEMs will promote telematics when and if we launch those services in Canada. XM, working with several partners, introduced the XM Advanced Services vehicle at the 2006 Consumer Electronics Show. This concept car features in-car video (On2 Technologies), voice command (VoiceBox (R) Technologies), weather alerts (WxWorx), parking spot locator (Nu-Metrics Inc. and InfoGation) and other innovations.

Our Product

Channel Line-Up

We currently offer up to 100 channels including commercial-free music, as well as news, talk, sports and children's programming, including at least 72 XM channels and ten Canadian channels designed and developed by us from our studios in Toronto and Montréal, for a base subscription fee of $12.99 per month and additional family subscriptions for $9.99 per subscription.

Our service offers a broad range of music genres that are popular but currently unavailable in many Canadian markets. Hallmarks of our channel lineup in Canada includes music from a variety of genres, including:

• Decades— individual channels that broadcast music hits specific to each decade from the '40s through to the '90s;

• Rock— more than a dozen channels of different kinds of rock music, as well as exclusive artist interviews and live performances;

• Country— old-time, classic, contemporary, bluegrass and alternative country;

• Pop & Hits— dedicated channels for pop hits from around the world, love songs, movie soundtracks, show tunes and chart toppers;

• Urban— rhythm & blues, rap and hip hop;

• Jazz and Blues— classical jazz, as well as contemporary and future fusion hits;

• Classical— complete coverage of the classical spectrum, from the renaissance to today;

• Dance— dance music from around the world; and

• Lifestyle— an eclectic mix of classical, jazz and rock.

Our digital signal transmitted via satellite and our terrestrial repeater network provide coast-to-coast coverage, which is a particular benefit for music formats that have strong widespread demand on a nationwide basis but have been relegated to AM stations with weaker signals.

In addition to music genres, we also offer a broad array of sports, news, comedy and talk entertainment channels. These types of programming are not available in many radio markets and we believe this makes our service appealing to dedicated sports fans and listeners whose tastes are not served by existing AM/FM radio stations. On September 12, 2005, we and XM announced a US$100 million (approximately $114 million) ten-year contract to broadcast National Hockey League, or NHL, games as part of the XM service. The ten-year contract is non-exclusive for the first two years and we will be the exclusive Canadian satellite radio provider of NHL games beginning with the 2007-2008 season. We believe that the exclusivity of this deal will have a significant positive impact on attracting subscribers to the XM service in Canada. We are responsible for a substantial portion of the fees payable to the NHL under this agreement.

In addition to at least 72 XM channels, we also offer ten Canadian channels designed and developed by us. These ten channels, of which six are English and four are French, are:

English Channels

• Home Ice— an all-hockey talk channel. The channel will provide Canadians with live, play-by-play coverage from more than 1,000 games each season starting in the 2005-2006 season, and will feature coverage from well-known commentators and former National Hockey League stars;

• The Verge— a 24/7 rock music channel featuring new, emerging and recently established Canadian rock artists;

• Laugh Attack— a comedy channel spotlighting Canadian comedians; and

• Canada 360— a 24/7 national news and information channel focused on the latest news, weather, sports, business and entertainment information and issues of importance to
   Canadians.

• Home Ice Info— a 24/7 channel that provides continuously updated hockey information from scores and highlights to upcoming game schedules.

• Home Plate Info— a 24/7 channel that provides continuously updated baseball information from scores and highlights to upcoming game schedules.

French Channels

• Quoi de Neuf— a 24/7 arts and entertainment news and information channel covering new movie releases, DVD releases, concerts, shows and theatre activity, information on new technology and more;

• Sport Plus— a 24/7 news, talk and information channel with an emphasis on sports (including French language National Hockey League games), featuring  news and sports along with talk shows hosted by well-known commentators and former National Hockey League stars;

• Air Musique— an original trend-oriented music station playing a fusion of punk, hip-hop, metal, electronic and alternative rock music; and

• Sur La Route— a music station featuring a blend of modern and classic pop, folk, rock and roll, “chanson” and soul featuring yesterday's, today's and tomorrow's stars.

Our channels are either completely commercial-free or have a reduced amount of advertising relative to terrestrial radio. We believe that a significant portion of the listening market will pay to subscribe to a radio service that provides commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. Of the ten Canadian content channels that we program, those that have advertising will not broadcast more than six minutes of national commercial messages during any hour.

We believe that our service is an appealing alternative to traditional AM/FM radio in Canada as well as other in-vehicle audio entertainment options. Local radio stations, even those that are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our coast-to-coast coverage and ability to initially provide up to 100 channels in each radio market will allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates some of the principal differences between XM radio in Canada and traditional AM/FM radio.

	XM Radio in Canada	Traditional AM/FM Radio
Programming quality and choice	Up to 100 channels with an extensive variety of programming	Limited formats in many markets
Coverage	Coast-to-coast coverage in the densely populated regions of Canada	Local area coverage
Audio quality	Digital quality sound	Analog AM/FM quality sound
Commercial Advertising	Features 100% commercial-free music channels. Six minutes or less of commercials per hour on our programmed talk channels	Up to 18 minutes of commercials per hour
Radio Displays	Text display with title/name of song/artist, as well as sports scores and stock ticker on certain radios	Limited visual display

XM creates most of its music channels at its studio facilities in Washington, District of Columbia; New York City, New York; and at the Country Music Hall of Fame and Museum in Nashville, Tennessee. We are building broadcasting studios in both Toronto and Montréal that have the same technological capabilities as those of XM's studios in the U.S. We are creating our own unique Canadian channels at these Canadian broadcasting facilities. To that end, we have hired key programming and production staff and on-air talent to prepare our content for broadcast on our Canadian channels. There is a large pool of Canadian talent, and we will be very selective in order to ensure that our programming meets the high standards established by XM.

Accompanying the audio portion of the broadcast, the digital display of our radios indicates the channel name, number and category. It also can be adjusted to indicate the name of the song and artist, or the name of the talk show being aired. A personal stock ticker, sports ticker and clock are also displayed on certain radios.

XM has announced that it will continue to implement its technology plan, which aims to reduce the cost of XM radios while increasing their functionality. We intend to leverage any cost reductions achieved by XM.

Other Offerings

XM radio online allows listeners to experience the XM service over the Internet. We intend to offer the XM radio online service to our subscribers and to Canadian non-subscribers in the future. Located on our website, XM radio online may in the future be included as part of the basic subscriber package and may be made available to non-subscribers for free for a brief trial period, or for a monthly fee.

Marketing

Our marketing strategy will be aimed at educating and building awareness and demand among potential subscribers in Canada of XM's SDARS as the leader in the new satellite radio category, with XM offering appealing features compared to traditional radio.

Our commercial launch of XM's service in Canada has been and will continue to be supported by both traditional and non-traditional advertising programs including radio, print, outdoor and direct marketing and television, some of which may be co-branded (and potentially co-funded) with our distribution, programming and hardware manufacturer partners. We will focus on educating consumers about XM and satellite radio through hands-on experiences at sites such as retail outlets, automotive dealerships and various entertainment venues. We have and will continue to offer promotional programs geared to the consumer when the timing and opportunity is appropriate. These opportunities may include discounts on hardware pricing or multi-year subscription fees, or bundling XM with other related services. We also anticipate distributing sample programming and marketing materials at retail outlets, concert venues and on the Internet to generate consumer interest.

We have allocated significant funds to GMCL to be utilized for mutually agreed upon advertising opportunities, dealer promotions, on-site activities, training and vehicle literature. Some examples of these co-branded opportunities may include: direct mail and outbound call programs to new GMCL vehicle owners with information on how to subscribe to the XM service through us once the three-month trial period is complete; Canadian Auto Show presence; GMCL website representation; and various consumer promotions.

Distribution

We market our satellite radio service through several distribution channels including automotive manufacturers, national and regional electronics retailers, car audio dealers and mass retailers. During our commercial launch we are focusing on distribution of radios through retail distributors and automotive manufacturers to promote rapid market penetration.

Automobile OEMs

According to Statistics Canada and R.L. Polk, as of 2004 there were more than 25 million registered vehicles in Canada, with 1.6 million new vehicles sold during 2004, GMCL sold approximately 446,000 new vehicles in 2004, representing an approximate 28% market share and making it the single largest seller of new vehicles in Canada. We have agreed to the terms of an exclusive 13-year distribution arrangement with GMCL, which plans to install XM satellite radios in certain of its 2006 model vehicles. Under the terms of our arrangement with GMCL, GMCL will use commercially reasonable efforts to offer our satellite radio service from factory-installed radios in as many vehicle lines as possible for the 2006 model year, and in at least 90% of vehicle lines for the 2007 model year and beyond. Similar to U.S. automobile OEMs, most Canadian OEMs commence their model year during the summer, such that the 2007 model year starts in the summer of 2006. We expect that together with GMCL, we will offer a three-month free trial to all new purchasers of GMCL vehicles that are XM enabled. XM has indicated that its experience to date in the U.S. has been that approximately 56 out of 100 OEM trial customers convert to self-paying subscribers after the trial period.

We have exclusive distribution agreements with Honda Canada and Nissan Canada. We have also announced distribution agreements with Subaru Canada, Harley-Davidson Motorcycles and Toyota Canada and are in discussions with a number of other automobile OEMs. We expect to launch XM's SDARS in Canada with several automobile manufacturers by the 2007 model year. We also expect that many of these automobile manufactures will agree to install XM radios in Canada at the factory level in the future. According to Ward's Automotive Yearbook 2005, XM in the U.S. is the exclusive OEM factory-installed distribution partner or preferred provider of data services to automobile OEMs representing approximately 56% of the U.S. automobile marketplace, including General Motors, Honda, Toyota, Hyundai and Nissan. We believe that XM's established relationships with these automobile manufacturers has laid the foundation to enable us to establish similar relationships with the Canadian counterparts of these automobile manufacturers for the installation of XM radios in automobiles made for the Canadian market. According to Canadian Autoworld, these five companies represented approximately 58% of the Canadian automobile OEM marketplace in 2005.

National and Regional Consumer Electronics Retailers

XM radios are available at national and regional consumer electronics retailers, such as Best Buy, Canadian Tire, Future Shop, The Source and other large national and regional retailers that sell consumer electronics in Canada. These retailers represent over 2,000 stores in Canada. We develop in-store merchandising materials, including fully functional displays for several retailers, and train the sales forces of all major retailers.

The XM Radio System

Overview

The XM radio system broadcasts satellite radio signals over Canada and its coastal waters using radio frequencies. These radio frequencies are within a range of frequencies called the S-Band. XM reports that its radio system is capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios and personal portable devices. XM reports that the XM radio system uses a network consisting of high-power satellites in two orbital slots, an uplink facility, and ground-based repeaters in the U.S. primarily in dense urban areas to provide coverage where the satellite signal is obstructed.

Consumer Hardware

Subscribers access our service through specialized satellite radios that may also receive traditional AM/FM channels. We launched our service with a focus on three XM radio categories. The XM2go radios are the only portable units available that receive the live satellite feeder and memory functionality that can be used in the home, in the car or on the go, and are currently available under the Delphi MyFi and Pioneer AirWare brand names. Second, Plug-n-Play radios allow subscribers to listen to XM radio in the car, or at home through their home stereo system or portable boom box. We launched with Delphi's SKYFi2 and as well as the Delphi RoadyXT radios. Finally, permanent in-car and home radios allow subscribers to upgrade their existing radios to include XM's service, and are supported by a variety of radio manufacturers including Alpine, Audiovox, Pioneer, Polk Audio, Sony, Yamaha and others. The initial cost of these radios to the consumer ranges from approximately $70 to $400, inclusive of rebates. XM radios are available in Canada at national and regional consumer electronics retailers such as Best Buy, Canadian Tire, Future Shop, The Source and other large national and regional retailers.

Advanced Satellite Radio Technology

Since the introduction of the first XM radio in 2001, XM reports that there has been significant advancement in the selection and features of XM hardware. Delphi introduced the XM SKYFi2, a plug-and-play device that offers an enhanced display and attractive pricing, in the summer of 2004. We consider the introduction of the SKYFi product a significant milestone, marking the launch of the third generation of XM radios at a lower cost to consumers than the first and second-generation products, with an enhanced display and true portability capabilities from the car to home stereo systems to a boom box. Delphi also introduced the XM MyFi, the industry's first personal XM radio that a subscriber can use anytime, anywhere. We consider the MyFi another significant milestone, marking the launch of personal audio devices for satellite radio. On August 9, 2005, XM unveiled the Delphi RoadyXT and Audiovox Xpress, the smallest satellite radios ever. Additionally, at the 2006 Consumer Electronics Show in Las Vegas, XM introduced several new radios with increased functionality, including MP3 capability. We intend to distribute a selection of these products in Canada in 2006.

On May 30, 2006, XM reported that it has temporarily suspended shipments of the Delphi XM SKYFi2 and Audiovox Xpress satellite radios because these products were found to have exceeded transmission emission limits set by the United States Federal Communications Commission. Also, on May 30, 2006, XM announced that they are implementing a series of actions involving various radios to bring them into compliance and are working to limit the interruption in supply of certain models of XM radios to retailers. We are currently in discussions with Industry Canada relating to the implementation of a solution to address similar Canadian transmission emission limits. We currently anticipate that we will implement an action plan satisfactory to Industry Canada.

Terrestrial Repeaters

The terrestrial repeater system that we have deployed in 16 major cities across Canada supplements the coverage of the XM satellites in Canada. In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. XM reports that due to the satellites' longitudinal separation, in most circumstances where reception is obscured from one satellite, XM radio's signal will still be available from another XM satellite. XM has indicated, however, that in some urban areas with a high concentration of tall buildings, line-of-sight obstructions to all satellites may be more frequent. Of the approximately 80 terrestrial repeaters required to facilitate signal reception in such areas, a substantial portion of the terrestrial repeaters have been installed in the 16 major cities in Canada. Terrestrial repeaters are ground-based electronics equipment installed on rooftops or existing tower structures that receive the signal from one of the satellites, amplify it and retransmit it at a significantly higher signal strength to overcome any satellite signal obstruction. XM's network operating center monitors the terrestrial repeater network to ensure that the XM radio system is operating properly. We utilize XM's fault detection diagnostics systems to detect various system failures before they significantly impact our quality of service.

Satellite Network

XM has reported that it transmits its radio signal throughout the U.S. and Canada from its two satellites XM Rock and XM Roll, collocated in one of its two orbital slots, and its third satellite (XM-3), which was launched in February 2005, and was placed into XM's other orbital slot. XM has indicated that it plans to launch another satellite in mid to late 2006 to replace the collocated XM Rock and XM Roll satellites.

Competition

We face competition for both listeners and advertising dollars. In addition to pre-recorded music purchased for playing in cars, homes and using portable players, we compete most directly with the following providers of radio or other audio services:

Sirius Canada. Our direct competitor in satellite radio service is Sirius Canada, the only other CRTC licensee for satellite radio service in Canada. Sirius Canada is a joint venture between CBC-Radio Canada, Standard Broadcasting and Sirius, the second largest, by number of subscribers, satellite radio provider in the U.S. Sirius Canada launched its satellite radio service on December 1, 2005. Sirius Canada broadcasts channels and offers programming that we do not offer, and Sirius Canada's satellite radio service may be offered as an option on various Canadian car model brands, certain of which may not offer our service.

CHUM. CHUM, in conjunction with Astral Media Ltd., received CRTC approval to receive a broadcasting license at the same time that we and Sirius Canada received approvals for broadcasting licenses. CHUM's business plan is, however, different from our business plan, as CHUM's system would broadcast channels of audio programming via terrestrial transmission towers in the L-band. CHUM has applied to the CRTC to amend its license conditions to more closely match the conditions of our broadcasting license. Should it launch its service, we expect CHUM to become one of our competitors. Astral Media Ltd. has announced that it has agreed to provide certain content to Sirius.

Traditional AM/FM Radio. Our competition also includes traditional AM/FM radio. Unlike XM's SDARS, traditional AM/FM radio already has a well-established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as detailed local traffic and weather reports. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, clarity or fidelity of sound, audience characteristics, local program acceptance, and the number and characteristics of other radio stations in the market.

Internet Radio. A number of Internet radio broadcasts provide listeners with radio programming from across the country and around the world. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors that can distort or interrupt the broadcast, such as network traffic, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future. There are a number of Internet-based audio formats in existence or in development that could compete directly with XM's SDARS. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players or compact disc players. Music in the public MP3 audio standard is readily available and growing with sound files available on the websites of online music retailers, artists and record labels and through numerous file sharing software programs. These MP3 files can be played instantly, burned to a compact disc or stored in various portable players available to consumers.

Recently, podcasting has become a popular method of publishing sound files to the Internet, allowing users to subscribe to a feed and receive new audio files automatically. Podcasting has enabled independent producers to create self-published, syndicated radio shows, and has given broadcast radio programs a new distribution channel.

Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

MP3 Devices. MP3 has become a popular format for saving and storing music files. Portable MP3 players have become equally commonplace, and are now mass-produced by a wide variety of electronics manufacturers, and have reduced in price significantly in recent years. MP3 players can store thousands of music files, and can play music in a high quality format to headphones or over speakers. Some recently introduced XM radio devices in the U.S. have the ability to store and play MP3 files.

Cellphones. Cellular telephones have increased in functionality over the past few years. Many cell phone providers offer personalized musical ring tones. Some providers also offer streaming music and video services. These streaming services are relatively new to Canadian consumers.

Direct Broadcast Satellite and Cable Audio. A number of companies provide specialized audio service through either direct broadcast satellite or cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is often included as part of a package of digital services with video service, and video customers therefore generally do not pay an additional monthly charge for the audio service. In addition, cable audio systems typically offer a limited number of channels with little to no live content and a high level of repetitive program content, however, this could change.

Recent Events

We launched our service on November 22, 2005. On January 5, 2006 we announced that we project to end our August 31, 2006 fiscal year with at least 75,000 subscribers. We also announced that we are projecting to achieve at least one million subscribers by August 31, 2010. On May 24, 2006, XM announced that it is projecting to achieve approximately 8.5 million subscribers in the U.S. by the end of 2006. We expect to leverage and benefit from numerous recent announcements by XM and hardware manufacturers. Such announcements include:

•	Samsung announced three new portable audio models that combine the content and capabilities of XM radio and an MP3 player, including the Samsung Helix and Samsung NEXUS.

•	Audiovox has introduced the XM Passport, a miniature portable tuner that delivers XM to a wide array of XM-ready products for home, auto and portable use utilizing XM Connect and Play technology.

•
Advanced Global Technology, LLC (AGT) introduced the Sportscaster (TM), a plug and play satellite radio for enjoying XM in the car, at home or on the go. The receiver has unique functions and portable options designed for sports fans.

•
XM, working with several partners, introduced the XM Advanced Services vehicle at the 2006 Consumer Electronics Show. This concept car features in-car video (On2 Technologies), voice command (VoiceBox (R) Technologies), weather alerts (WxWorx), parking spot locator (Nu-Metrics Inc. and InfoGation) and other innovations.

We expect to work with XM, hardware manufacturers and retailers to bring the various technologies listed above into Canada in the future.

On February 15, 2006, we announced a new partnership with Subaru Canada to factory-install XM satellite radios exclusively in three of Subaru Canada’s 2007 model vehicles.

On April 12, 2006, we announced an exclusive multi-year agreement with Honda Canada Inc. to factory-install XM satellite radios in Honda and Acura models starting with select 2007 model year vehicles and expanding to a wider range of products for the 2008 model year.

On April 13, 2006, we announced an exclusive partnership agreement with Nissan Canada Inc. to install XM satellite radios in select Nissan Canada vehicles starting with 2008 model vehicles. XM satellite radios will eventually be offered in a majority of Nissan Canada’s product line-up.

On April 21, 2006, we announced a multi-year distribution agreement with Harley-Davidson(R) motorcycles to factory-install XM satellite radios in select Harley-Davidson models. The XM Canada service is currently available for Harley-Davidson 2006 models as a dealer-installed aftermarket option.

On May 30, 2006, XM reported that it has temporarily suspended shipments of the Delphi XM SKYFi2 and Audiovox Xpress satellite radios because these products were found to have exceeded transmission emission limits set by the United States Federal Communications Commission. Also, on May 30, 2006, XM announced that they are implementing a series of actions involving various radios to bring them into compliance and are working to limit the interruption in supply of certain models of XM radios to retailers. We are currently in discussions with Industry Canada relating to the implementation of a solution to address similar Canadian transmission emission limits. We currently anticipate that we will implement an action plan satisfactory to Industry Canada.

On June 5, 2006, we announced a multi-year distribution agreement with Toyota Canada Inc. to supply satellite radio service to select Toyota and Lexus vehicles equipped with XM-compatible receivers.

Operational Agreements

XM License Agreement

We and CSR Inc. have entered into a license agreement with XM (the “License Agreement”). The following is a summary of certain material terms of the License Agreement, and is not intended to be complete. Reference is made to the License Agreement for the full text of its provisions.

Overview

The License Agreement gives us an exclusive, non-transferable right and license, on the terms set forth in the License Agreement: (i) to offer and provide to subscribers in Canada at least 72 programming channels, as selected mutually by XM and us, that are offered by XM as part of its basic services in the U.S., in combination with the XM Canada Channels (as defined below), (ii) to offer and provide to subscribers in Canada certain premium channels, as selected mutually by XM and us, that are offered by XM as part of its premium services in the U.S., as applicable, (iii) to sell subscriptions in Canada to our basic Canadian services and, as applicable, our premium Canadian services, and (iv) to retransmit the signal received within Canada from XM's satellites through our terrestrial repeater network.

Under the License Agreement, we and XM have agreed that we and they will work together to develop and implement commercially reasonable methods to minimize the number of Canadian gray market subscribers who subscribe to XM's satellite radio service.

Term

The License Agreement has an initial term of 10 years. We may, at our option to be exercised at least one year prior to the termination of the initial term, extend the License Agreement for a further five years, provided that: (i) CSR Inc.'s broadcasting license from the CRTC has been renewed at the end of the current CRTC license term without any adverse modification (as described below); and (ii) we are not at such time in breach of any provision of the License Agreement and have not failed to cure any breach of a provision of the License Agreement in accordance with its terms.

If CSR Inc.'s license from the CRTC is renewed at the end of its current term, but as part of such renewal is modified by the CRTC in a material manner, including without limitation any manner that adversely affects our ability or the ability of XM to carry out the arrangements made under the License Agreement, or that increases the Canadian content requirements or imposes additional conditions of license beyond those specified in CSR Inc.'s current CRTC license (as modified to reflect the September 7, 2005 application to the CRTC submitted by CSR Inc. and the CRTC’s subsequent approval of the application dated February 10, 2006) that, in XM's reasonable determination, make it technically less feasible or economically less attractive in any significant respect to perform under the License Agreement, then such modification will be an “adverse modification,” and in such event we shall not have the right to automatically extend the License Agreement. If there is such an adverse modification, then under the terms of the License Agreement we and XM have agreed to negotiate in good faith whether to extend the term of the License Agreement.

Fees

In consideration for the license granted to us by XM, we must, among other charges, pay a monthly fee to XM equal to 15% of all subscriber fees earned by us in such month in respect of our basic service, and 50% of the net revenues earned by us in such month in respect of our premium service (if any), in each case as determined in accordance with GAAP, consistently applied. If in any month we are, on a per subscriber basis, based on the number of cumulative activations and deactivations, and less any short-term promotional subscribers, providing our basic service for less than 70% of the amount that XM charges its subscribers for our basic services (as converted into Canadian dollars based on the average exchange rate for such month), then for such month we must pay our ongoing subscriber fee as if we had received 70% of the amount charged by XM for its basic services in such month. The monthly basic and premium fees must be paid by us on a monthly basis in arrears, with payment for each month to be due by the tenth business day of the following month.

Under the License Agreement, we must pay XM an activation charge each time XM activates a subscriber's radio identification at our request.

All payments that must be made by us under the License Agreement must be made without any deduction for taxes. To the extent that we are required to withhold any amount in respect of taxes, other than net income or capital taxes, then we must pay such additional amounts as are necessary to ensure that XM receives a net amount equal to the full amount which it would have received had payment not been made subject to such tax.

Channel Determination and Content Costs

We and XM will mutually select the XM SDARS channels that will form part of the basic services and premium services (if any) to be offered by us. XM has the right to determine the format, nature, content and quality of the channels chosen by XM and us. The parties have agreed, however, that approximately 50 of the 72 XM SDARS channels will be music channels.

Under the License Agreement, XM has sole responsibility for maintaining relationships and negotiating agreements with third party programming providers to acquire Canadian distribution rights for the XM SDARS channels to be broadcast in Canada as part of our basic and premium services. We must reimburse XM for costs relating to such Canadian distribution rights.

We are responsible for all costs and expenses incurred to obtain, maintain, and report on all Canadian performance rights for the XM SDARS, including required payments for the XM SDARS channels to be broadcast to Canadian subscribers as part of our basic and premium services.

Subscriber Activation and Deactivation

XM, from time to time, activates and deactivates subscribers to our basic service upon our request. XM has agreed that it will process activation and deactivation requests consistent with the level of effort and with the timing that XM uses for its own subscribers. XM will not, however, have any liability to us for failures to activate or deactivate subscribers within any specified period.

Third Party Relationships

Under the License Agreement, we have primary responsibility, in consultation with XM, for maintaining relationships and negotiating distribution agreements for Canada with U.S. based retailers that sell XM's satellite radio services within the U.S. and that have retail operations in Canada, as well as for U.S. based airlines, hotels, cable companies and similar entities that wish to incorporate XM's satellite radio services within the services offered by such entities to their patrons or customers in Canada. Before entering into such relationships, however, we and XM must discuss the commission, revenue share or other payment to be paid to each such retailer for generating any new subscribers.

The License Agreement provides that we will, upon XM's written instructions, authorize one or more automobile manufacturer, radio manufacturer and other OEM to distribute our services within Canada. XM will have primary responsibility for maintaining relationships and negotiating distribution agreements for Canada with such third parties, and we will have primary responsibility for negotiating joint or co-marketing arrangements with such third parties in consultation with XM. Prior to authorizing any such third party to distribute our services, we and XM must mutually agree with respect to the revenue share or other payment to be paid to each such third party for generating any new subscribers, such payments to be set by reference to then-prevailing market practices with respect to sales of similar types of services and to the payments paid by XM with respect to sales of its satellite radio services within the U.S.

We have agreed that with respect to common relationships that we will have with XM and with radio manufacturers, retail distributors, strategic marketing entities, technology providers and others, we will cooperate and coordinate with XM to the extent and in the manner reasonably requested by XM to enable XM to maintain a successful relationship with such person or entity for the benefit of both our and XM's service, and to coordinate the terms and conditions for our services with those of XM's service so as to obtain volume discounts and consistent arrangements for particular technologies, joint advertising and marketing, and the like.

Restrictions

The License Agreement provides that our license is subject to certain restrictions, including the following:

(a)	we may only offer our basic service package in its entirety to our subscribers, and may only offer premium services to customers who are subscribers to our basic service;

(b)
we may not, without XM's prior written consent, deliver our basic or premium services via any method of transmission (such as terrestrial or wireless transmission, via the Internet or otherwise) other than as transmitted by XM's satellites or as rebroadcast through our terrestrial repeater network;

(c)	we may not provide satellite radio services or digital terrestrial radio services in Canada by means of any other satellite radio or other transmission system without the prior written consent of XM; and

(d)	we must offer our services on a Canada-wide basis, within the coverage of the XM satellites and our terrestrial repeater network.

XM Representations, Warranties and Covenants

Under the License Agreement, XM represents, warrants and covenants to us that:

(a)	XM owns or has sufficient rights in and to its satellites, its satellite transmission spectrum and the associated regulatory licenses, permits and regulatory approvals needed to operate its satellites in order to grant the license under the License Agreement;

(b)	XM has the full power and authority and has obtained all necessary rights and/or permissions to grant the license contemplated by the License Agreement, including without limitation all necessary rights from talent or other third parties in order to grant us the license to use the XM SDARS channels to be broadcast in Canada as part of our basic and premium services, and advertising included therein;

(c)
XM will use reasonable commercial  efforts to make the XM SDARS  channels to  be  broadcast  in Canada as part of our basic  and premium services, as well as the XM Canada Channels, available to us for distribution to our subscribers via broadcast over XM's satellites throughout the footprint of XM's satellites within Canada twenty- four hours a day, seven days a week, provided that XM shall have no obligations or liability with respect to any satellite or other failures that cause the services to be unavailable within Canada for any period; and

(d)	XM will use reasonable commercial efforts to make the signal quality and strength for the XM SDARS channels to be broadcast in Canada as part of our basic and premium services, as well as the XM Canada Channels, transmitted between XM's satellites and the ground of high quality throughout the coverage beam of such satellites within Canada 24 hours a day, seven days a week.

XM has also agreed that if at any time there is a disruption in the satellite transmission of our services in the Canadian footprint of XM's satellites for a period of greater than five minutes as a result of an error, problem or failure with or originating with XM's satellites or XM's satellite network system (and not our terrestrial repeater network), XM will keep us advised of XM's efforts to resolve such service disruption.

XM has agreed to indemnify and hold us harmless from any and all loss, liability, cost, damages and expenses suffered, including reasonable legal fees and expenses, with respect to any third party claim based on (i) any breach or violation by XM or any of its agents of any of its obligations contained in the License Agreement, or (ii) any negligence or willful misconduct by XM in connection with the License Agreement that results in personal injury, death or tangible property damage. There is no indemnity for any loss of XM service, other than as a result of negligence or willful misconduct.

Termination

XM may, in its sole discretion, terminate the License Agreement by written notice to us in the event that:

(a)
we  materially  breach  the  License   Agreement,  other  than  a  payment   breach,  and  such   breach,  if  capable of being remedied, is not remedied within 60 days after we receive from XM a written notice identifying the breach and requiring it to be remedied or longer if the nature of the cure requires longer, provided we are diligently pursuing the cure;

(b)

we  fail  to  pay   any material  amount payable   under  the  License  Agreement when due  and such failure is not remedied within 30 days after we receive from XM a written notice identifying the failure and requiring it to be remedied, unless we have, in good faith, disputed in writing to XM the obligation to pay such amount and deposited the amount specified in such notice in escrow, and such dispute has not been finally resolved;

(c)

any  of the Programming  Agreement, Technical Services Agreement or  Trademark License Agreement expire  or  are  terminated for any reason (other than material  default by XM or expiration in accordance   with its terms after performance by us has been completed), or we materially breach our share issuance agreement with XM or the Shareholders Agreement;

(d)
we fail to  obtain  distribution rights as  needed  to meet  our XM  Canada Channel commitments by the date that our service is launched, or subsequent to that date during the term of the License Agreement, and such failure is not remedied within 60 days (120 days in the case of a failure to meet such commitments by the date that our service is launched) after we receive from XM a written notice identifying such failure and requiring it to be remedied;

(e)	we do not launch our service by March 1, 2006;

(f)

we  fail  to capture  and maintain  during  the  one year period commencing on the later to occur of the  second anniversary of the date of the  License Agreement  and  the OEM Condition Date  (being  the first date on which we with the assistance of XM have entered into, have been offered the opportunity to enter into or are a party to agreements with automobile manufacturers with an aggregate 33% market share in Canada for the installation of satellite radios in automobiles) and each subsequent one year period during the term of the License Agreement (each, a “Contract Year”), on average during such Contract Year, at least: (i) the specified percentage of actual SDARS subscribers within Canada, which percentage will vary depending upon the number of subscription radio providers within Canada, or (ii) if less, 15 percentage points less than the percentage of actual SDARS subscribers within the U.S. held by XM on average during such Contract Year, provided, however, that with respect to the first (and only the first) time we fail to meet the applicable subscriber requirements, we shall have a period of one Contract Year to seek to cure such default, and if during the immediately succeeding Contract Year our subscribers exceed the applicable threshold in this paragraph, XM shall not have the right to terminate for the prior failure;

(g)
Holdings    undergoes  a  change  of control, which   shall  mean   either of: (i) CSR Investments  holding or beneficially owning less than 15% of the  voting  shares  or equity  of Holdings; (ii) Holdings owning less than 100% of the equity of CSR Inc.; or (iii) John I. Bitove holding, directly or indirectly, less than 50.01% of the voting rights or less than the lower of: (x) 33 1/3% of the equity of CSR Investments, or (y) 50% of the number of shares of CSR Investments currently held by John I. Bitove;

(h)	XM is no longer transmitting its SDARS channels within Canada due to (i) loss or damage (including natural end of life) or technical problems with respect to XM's satellites or any other element of XM's satellite network system (including space and/or ground segments) reasonably needed to make such transmissions, (ii) loss of applicable governmental licenses or other required regulatory approvals needed for XM to continue operating its satellite network system and/or to continue transmitting within Canada, or (iii) a decision by XM to discontinue, in whole or in substantial part, offering SDARS;

(i)

any  CRTC  or  Industry  Canada  license, or  any  portion  thereof, that  is  required  for us   to provide  our  services  within Canada expires or  is terminated, or  is challenged and overturned by  the Governor in council or the Federal Court of Canada or any other governmental or regulatory authority with jurisdiction over such matters, or is modified by the CRTC or Industry Canada in any material manner, including without limitation any manner that adversely affects our or XM’s ability to carry out the arrangements made under the License Agreement, or that increases the Canadian content requirements or imposes additional conditions of license beyond those specified in the license award received by CSR Inc. from the CRTC in June 2005 (as modified to reflect the September 7, 2005 application to the CRTC submitted by CSR Inc. and the CRTC’s subsequent approval of the application dated February 10, 2006) that, in XM's reasonable determination, makes it technically less feasible or economically less attractive in any significant respect to perform under the License Agreement, provided that before terminating under this paragraph following such a modification, XM must seek to conduct good faith negotiations with us to address any such modification that primarily has economic consequences with appropriate changes to the License Agreement;

(j)

our   business    operations   are curtailed  by  decisions   or   rulings  under  applicable  law  in  Canada  and  in  consequence  we  cease  carrying  on  or are compelled to  discontinueall  or substantially  all of our business in Canada within a period of sixty (60) days or less; or

(k)

we  have  filed a  petition in or have  been assigned into bankruptcy or become an insolvent person within the meaning of any applicable bankruptcy or insolvency  legislation, or make any assignment for the benefit of creditors or make any arrangements or otherwise become subject to any proceedings under applicable bankruptcy laws or insolvency laws with a trustee, or receiver appointed in respect of a substantial portion of our property, or in the event we liquidate or wind up our daily operations for any reason whatsoever.

Other Services

Under the License Agreement XM has agreed that it shall not license any other person or entity to provide XM's satellite radio services in Canada, or provide Canada-focused marketing or promotion of XM's satellite radio services, without our prior written consent. We and XM have also agreed that we shall have a right of first refusal with respect to any new non-SDARS introduced by XM in Canada.

XM Programming Agreement

We have entered into a programming agreement with XM (the “Programming Agreement”). The following is a summary of certain material terms of the Programming Agreement, and is not intended to be complete. Reference is made to the Programming Agreement for the full text of its provisions.

Under the Programming Agreement, we will, at our own expense, develop, produce, deliver and license certain programs to be distributed by XM over audio channels in its satellite system and terrestrial repeater network (the “XM Canada Channels”) in the satellite footprint and over the Internet. There are ten XM Canada Channels, with each XM Canada Channel programmed 24 hours per day, seven days per week. So long as we remain in compliance with the Programming Agreement and the License Agreement, XM will carry the XM Canada Channels as part of its SDARS service made available to subscribers in both the U.S. and Canada. We will not receive a fee or other payment for the broadcast of the XM Canada Channels to XM subscribers.

We will maintain creative control with respect to the XM Canada Channels. We have agreed to consult with XM regarding general creative direction, concerns and issues in connection with the nature, subject and production of the XM Canada Channels. Any name branding of the programs on the XM Canada Channels and the XM Canada Channels themselves and any related slogans (“Channel Brand Names”) will be subject to approval by XM, not to be unreasonably withheld. We will have the rights to the Channel Brand Names with respect to Canada and XM will have the rights to the Channel Brand Names with respect to all areas outside of Canada. We and XM have licensed the Channel Brand Names to each other under the Trademark License Agreement.

We are entitled to retain substantially all advertising revenues collected on the XM Canada Channels. In selling advertisements, we have agreed to comply with certain XM and CRTC policies regarding the amount of advertising that can be included in each broadcast hour on non-music channels and will not include any advertisements on any music-oriented XM Canada Channel. In addition, advertising included on the XM Canada Channels may not be used to (i) advertise or promote goods or services that are intended to be used or consumed primarily in the U.S., its territories or possessions without coordinating with XM in advance and obtaining XM's approval to do so, or (ii) advertise or promote other satellite radio broadcasters, or goods or services that could reasonably be deemed detrimental to the image of our services or XM. We shall, however, be entitled to place U.S. focused advertisements relating to the National Hockey League Talk Channel (Home Ice) without the consent or approval of XM.

The Programming Agreement has the same term as the License Agreement, and will automatically be extended if the License Agreement is extended. Either party may terminate the Programming Agreement upon written notice to the other in the event that the defaulting party has materially breached its obligations under the Programming Agreement and such breach has not been cured within 60 days after written notice thereof is given by the other party. In addition, the Programming Agreement will terminate if the License Agreement terminates.

Under the Programming Agreement, we and XM have agreed to indemnify each other for any losses or damages relating to the development, production or supply of their respective programming and the content of such programming.

Other Agreements

We and XM have also entered into a: (i) repeater purchase agreement (the “Repeater Purchase Agreement”); (ii) technical services agreement (the “Technical Services Agreement”); and (iii) trademark license agreement (the “Trademark License Agreement”). The following are summaries of certain material terms of these agreements, and are not intended to be complete.

Repeater Purchase Agreement

Under the Repeater Purchase Agreement we and XM have identified an expectation that approximately 87 repeaters will be required by us to rollout our terrestrial repeater network. A total of 60 standard and 20 high power terrestrial repeaters have already been delivered by XM. We and XM have agreed that we and they will jointly conduct and complete a transmission due diligence review to confirm the actual number of terrestrial repeaters required to provide full coverage for SDARS throughout Canada, and will make agreed adjustments to our repeater purchase plan.

The Repeater Purchase Agreement provides that we may at our option purchase additional terrestrial repeaters from XM from time to time, provided that XM has terrestrial repeaters in inventory available for sale. The agreement is not exclusive, and we are not precluded from ordering repeaters from alternative sources (subject to XM's technical approval) if XM does not have sufficient quantities available or if widespread defects in repeater quality are encountered. Any terrestrial repeaters delivered by XM under the Repeater Purchase Agreement are delivered “as is” and without warranty and will be deemed to be finally accepted by us if we have failed to notify XM of any material defects in the terrestrial repeaters within the earlier of (i) 60 business days following the date of delivery or (ii) ten business days after completion of the installation and testing of the applicable terrestrial repeaters.

The Repeater Purchase Agreement will be in effect until the earlier of the second anniversary of the date of the agreement and the date that XM notifies us that its inventory of terrestrial repeaters available to be sold to us has been exhausted.

Technical Services Agreement

Under the Technical Services Agreement, XM has agreed that it will from time to time provide design, engineering, support and technical services for our terrestrial repeater system, as well as information technology and broadcast operations. In consideration for these services, we have agreed to pay a monthly fee, initially set at US$100,000 commencing September 2005. The parties are currently re-evaluating whether a different monthly rate should apply.

In addition to the general services contemplated by the Technical Service Agreement, we may request from time to time that XM provide services for specific projects not included in the monthly services. These project requests will be subject to a specific work order made by us to XM and will become binding upon acceptance of the specific work order by XM. In connection with any such projects, we will pay XM based on a time and materials basis at hourly rates as agreed between the parties.

Trademark License Agreement

Under the Trademark License Agreement, each of XM and we have granted a non-transferable license to use within the XM satellite footprint our and XM’s respective trademarks to the other party in association with our and XM’s respective SDARS. In addition to granting a license to our and XM’s respective trademarks, each of XM and we have also granted each other a non-transferable license to use any trade name, service mark, logo, design, domain name or business name derived from our and XM’s respective trademarks.

The Trademark License Agreement has the same term as the License Agreement, and will automatically be extended if the License Agreement is extended.

GMCL Distribution Arrangement

CSR Inc., XM and GMCL have entered into a distribution arrangement (the “GM Distribution Arrangement”). The following is a summary of certain material terms of the GM Distribution Arrangement, and is not intended to be complete.

Under the GM Distribution Arrangement, GMCL will exclusively distribute XM radios configured for Canadian satellite radio subscription services, and will install these radios in certain specified General Motors branded Canadian vehicles and market our satellite radio service in Canada. GMCL will use commercially reasonable efforts to have all purchasers of enabled General Motors vehicles subscribe for our satellite radio service. The GM Distribution Arrangement has a term of 13 years.

Under the GM Distribution Arrangement, GMCL will use commercially reasonable efforts to make XM radios configured for Canadian satellite radio subscription services available as a factory-installed option in as many vehicle lines as possible in the 2006 model year, and at least ninety percent (90%) of its vehicle lines commencing with the 2007 model year.

The GM Distribution Arrangement provides for the payment of a number of specific fees by us to GMCL, including a revenue share and an incentive payment, all as described below. For the first three years of the term of the GM Distribution Arrangement following the launch of our service, all payments have been waived by GMCL with the exception of the activation portion of the incentive payment. If we breach any of our material obligations under the GM Distribution Arrangement and fail to cure such breach in accordance with the terms thereof, however, then we must pay to GMCL any amounts that were otherwise waived by GMCL.

The GM Distribution Arrangement authorizes GMCL to offer incentives to induce new vehicle purchasers to subscribe to our satellite radio service. As part of this incentive, GMCL is authorized to offer such purchasers three months of free trial service. Under this promotional program, GMCL will pay us our regular subscription fee for the second and third months of this trial service. We expect that the amounts owing by GMCL to us in respect of the second and third months of this trial service will be approximately equal to the amount owing by us to GMCL in respect of the activation portion of the incentive payment.

Under the GM Distribution Arrangement, we have agreed that we will pay GMCL an incentive payment for each purchaser of a new General Motors vehicle that is installed with an XM radio who becomes a subscriber to our satellite radio service within 12 months of the purchase of such vehicle. This incentive payment will consist of an activation charge, which is payable within 30 days after the purchase of a new General Motors vehicle that includes an activated XM Canada radio, and a loyalty payment, which is payable after a purchaser has been a subscriber for three months. The loyalty payment has been waived for the first three years of the term of the GM Distribution Arrangement following the launch of our service. We have also agreed to pay GMCL a revenue share based on the revenue billed to GMCL subscribers by us for our basic satellite radio services. This revenue share will resume after the initial three year waiver period, including in respect of purchasers who became subscribers during the waiver period but who remain subscribers following the waiver period. As an additional incentive, we have agreed to pay GMCL a one-time lump sum amount if, at the end of the third year of the term, there are a specified number of GMCL/XM Canada subscribers.

The GM Distribution Arrangement also requires us to allocate to GMCL certain amounts for market support funds, which are to be utilized for mutually agreed marketing efforts.

The GM Distribution Arrangement provides that any commercial arrangements between us and any other vehicle manufacturer will be no more favorable than the terms provided by us to GMCL, including, but not limited to, on a timing of payment basis.

Each party may terminate the GM Distribution Arrangement upon 60 days prior written notice in the event of a breach by the other party of any of its material obligations under the GM Distribution Arrangement that is not cured within such period. Each of GMCL and we shall also have the right to renegotiate certain terms of the GM Distribution Arrangement, or to be excused from certain obligations under the GM Distribution Arrangement, in certain circumstances and on the occurrence of certain events, including our failure to satisfy certain financing conditions or the occurrence of a force majeure event. In addition:

(a)

provided that GMCL has used commercially reasonable efforts to install radios in General Motors vehicles and market our services in Canada, GMCL may be relieved of its exclusivity obligations under the GM Distribution Arrangement if, four years following initial launch of our satellite radio services, or for any twelve month period thereafter, and subject to a three-month cure period, our share of mobile aftermarket SDARS subscribers in Canada is less than a specified percentage, based on the number of mobile aftermarket SDARS providers in Canada;

(b)	we may trigger a renegotiation of the GM Distribution Arrangement if GMCL elects to install interoperable radios in the absence of a regulatory requirement; and

(c)	provided we maintain a high quality, cost-competitive full channel service to our subscribers, we may trigger a renegotiation (with commercially reasonable efforts to conclude a deal) of the GM Distribution Arrangement five years following launch of our full Canadian service if, at that time, the cumulative total number of our satellite radio enabled General Motors vehicles sold or leased by GMCL is less than a prescribed amount.

Under the GM Distribution Arrangement we and XM have agreed not to directly or indirectly market, promote or endorse any company that distributes radio hardware of any description on an after-market basis to GMCL's authorized motor vehicle dealers without the prior written consent of GMCL.

Regulatory Matters

CRTC License. On June 16, 2005, the CRTC approved the application of CSR Inc. for a broadcasting license to offer satellite radio services across Canada subject to certain conditions set out below. On September 7, 2005, CSR Inc. applied to amend its license as outlined below.

In its approval, the CRTC stated that a broadcasting license would be granted to CSR Inc. only when certain conditions had been fulfilled, including CRTC's approval of the operating agreements between XM and us. On November 21, 2005, the CRTC advised us that it was satisfied that the conditions to the grant of our broadcasting license were fulfilled, and that the license would therefore be issued when: (i) the Department of Industry notified the CRTC that its technical requirements had been met, and (ii) we confirmed to the CRTC that we were prepared to commence operations. The Department of Industry notified the CRTC that its technical requirements had been met on November 22, 2005. Similarly, on November 22, 2005, we confirmed to the CRTC that we were prepared to commence operations. As a result of the satisfaction of these conditions, we have fulfilled all regulatory conditions to launch, and we have been authorized to launch our service.

The satellite radio services offered by us are, inter alia, subject to the following conditions:

•	CSR Inc. is required to distribute a minimum of eight original Canadian produced channels, three of which must be French language original Canadian produced channels.

•	CSR Inc. must distribute one Canadian produced channel for every nine non-Canadian produced channels to be provided by XM, and at no time shall a subscriber be able to receive a package of channels that contains less than 10% of Canadian produced channels.

•	A minimum of 85% of the total music selections broadcast in any given week on the Canadian-produced channels is required to be Canadian content.

•	A minimum of 85% of the total spoken word programming broadcast on all Canadian-produced channels in any given week is required to be Canadian spoken word programming.

•	On each of the three French-language Canadian produced channels, a minimum of 65% of its vocal musical selections must be French language musical selections.

•	Between 6:00 am and midnight each week, each Canadian produced music channel is required to contain a minimum of 25% of new Canadian musical selections by artists who have not had a musical selection that has reached a position on one or more of the charts identified by the CRTC from time to time.

•	CSR Inc. will be required to contribute a minimum of 5% of its gross revenues in each broadcast year to eligible third parties directly associated with the development of Canadian musical and other artistic talent, or to other initiatives approved by the CRTC for the purpose of Canadian talent development, half of this amount is to be allocated to Canadian French language talent and half to Canadian English language talent.

•	CSR Inc. is not permitted to broadcast any original local programming on a Canadian produced channel.

•	No more than six minutes of national commercial messages are permitted to be broadcast on the Canadian content channels during any hour and no local advertising is permitted.

•	CSR Inc. is required to comply with applicable requirements of the Radio Regulations, 1986 promulgated under the Broadcasting Act (Canada), the Canadian Association of Broadcasters, Sex-Role Portrayal Code for Television and Radio Programming and its Broadcast Code for Advertising to Children.

•	CSR Inc. is required to submit statements of account, certain reports and self-assessments to the CRTC as required by the CRTC.

The term of the broadcasting license is six years and the license must be renewed prior to August 31, 2011. The broadcasting license does not specifically set out the parameters of spectrum assignment and related issues, however, Industry Canada and the Department of Canadian Heritage have provided some guidance in this respect as well as in respect of repeater licensing requirements.

Amendments to CRTC Broadcast License. On September 7, 2005, CSR Inc. applied to amend its CRTC broadcasting license to allow it to continue to distribute a minimum of eight original Canadian produced channels, four of which are in the French language and four in the English language. In that application CSR Inc. proposed adding two more Canadian channels, for a total of ten, provided that certain conditions are satisfied relating to technology and to CSR Inc.'s subscription base. On February 10, 2006, the CRTC approved CSR Inc.’s application dated September 7, 2005.

    Foreign Ownership Restrictions. Holdings owns all of the outstanding shares of CSR Inc., which will hold the CRTC broadcast license under the Broadcasting Act (Canada). The Governor General in Council (i.e., the cabinet of the Canadian federal government) has, pursuant to its authority under the Broadcasting Act (Canada), issued a direction setting out the legal requirements relating to Canadian ownership and control of broadcasting undertakings entitled the Direction to the CRTC (Ineligibility of Non-Canadians) (the “Direction”). Under the Direction, non-Canadians are only permitted to own and control, directly or indirectly, up to 33 1/3% of the voting shares and 33 1/3% of the votes of a parent company which has a subsidiary operating company licensed under the Broadcasting Act (Canada). In addition, up to 20% of the voting shares and 20% of the votes of the operating licensee company may be owned and controlled, directly or indirectly, by non-Canadians. The Direction also provides that the Chief Executive Officer and 80% of the members of the board of directors of the operating company must be Canadian. In addition, where the parent company is less than 80% Canadian-owned, the parent company and its directors are prohibited from exercising any control or influence over the programming decisions of a subsidiary operating company. There are no restrictions on the number of non-voting shares that may be held by the non-Canadians at either the parent company or licensee operating company level. Under all circumstances, the licensee must not be controlled by non-Canadians. The CRTC, however, retains the discretion under the Direction to determine as a question of fact whether a given licensee is controlled by non-Canadians.

Spectrum. In August 1998, the governments of both the U.S. and Canada signed a spectrum coordination agreement with respect to broadcasts in the 2320-2345 MHz bands. In essence, this agreement was an acknowledgement by the Canadian government that U.S. SDARS services would be broadcasting across North America in that spectrum, and that in the future, existing Canadian Mobile Aeronautical Telemetry Services, or MATS, could not claim protection from SDARS interference. As such, Canada put a moratorium on usage of the SDARS bandwidth within Canada.

Since our approval to broadcast has been granted by the CRTC, Industry Canada has indicated that the relevant portion of the SDARS bandwidth used by XM in the U.S. shall be authorized for our usage in Canada. The bandwidth allocation is pictured below:

Repeater Licensing Requirements. In response to a request from the CRTC, Industry Canada released a framework for repeater licensing and interference issues in October 2004. The framework requires an engineering brief, and sets out a number of requirements for repeater licensing, the most significant of which are as follows:

• Clearance of site and antenna structures by Transport Canada

• Power limits of 12.5kW EIRP

• Out of band emission limits of —75 dBW/MHz

• Environmental assessments and approval from municipalities

Our repeater deployment plan was based on our expectation of such requirements, and thus we are confident that our rollout of XM's service in Canada will not be delayed or adversely affected by these requirements.

U.S. SDARS Operators. Industry Canada has also mandated that we must coordinate with U.S. SDARS operators at all border sites where broadcast power is over a prescribed minimum level. We do not see this as a concern as our repeater deployment will be performed in conjunction with staff at XM.

Wireless Communication Services Operators. Industry Canada has recently auctioned off the Wireless Communications Services, or WCS, spectrum bordering 2320-2345 MHz to various telecom enterprises. These auctions were conducted under a series of policy statements highlighting the possible future existence of terrestrial repeaters, and the operating parameters of such as described above. As such, on September 21, 2004 Industry Canada issued the following policy statement, in the form of a letter written to the CRTC by the Director Broadcasting, Multi Media Planning and Technical Policy, Industry Canada:

     • SDARS terrestrial repeaters deployed during the initial phase application of implementation, i.e., the existing application to the CRTC, for the purpose of augmenting the satellite coverage within the core urban areas which meet the requirements for technical certification will not need to coordinate further with WCS operators. In all other cases SDARS terrestrial transmitters exceeding a maximum EIRP of 50 Watts (17 dBW) will need to seek an arrangement with the WCS operator licensed to operate within the coverage area of the SDARS terrestrial repeater. Written confirmation shall be provided to the Department. This power level for exemption is under review.

The requirements for technical certification are those described above. As we do not expect any significant repeater deployment outside urban areas, we therefore do not see interference with WCS operators as a concern.

Fixed Service (FS) Operators. Industry Canada will require us to reach a working arrangement with incumbent FS operators within the 2320-2345 MHz band whose stations are within 300 km of a terrestrial repeater transmitter site. These include the MATS services described above. We do not see this as a significant concern as there are currently a small number of these operators and the band has all been vacated in the wake of strong interference from the SDARS operators. Furthermore, very few FS operators have become established in urban areas.

System Technology

We will not acquire any intellectual property rights in the satellites. We do not own the design of XM's system, including aspects of the technology used in communicating from the satellites and certain aspects of the design of, and features that may be used in, XM radios.

The XM Trademark

XM has filed an application to register the trademark “XM” and “XM Canada,” as well as the “XM” logo and certain XM slogans with the Trademarks Branch of the Canadian Intellectual Property Office. We have an exclusive license from XM to use these trademarks in Canada in connection with satellite radio service.

We are also in the process of registering the titles of our Canadian content channels, as applicable, as trademarks in Canada.

Personnel

As of February 28, 2006 we had 85 full-time equivalent employees, which included 5 members of senior management and 80 employees working in Finance, Human Resources, Sales & Marketing, Programming, Infrastructure and IT. We have also engaged Accenture Inc. to design, build, and deploy a subscriber management system that includes billing, customer care, supply chain, subscriber management and radio provisioning systems. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees are represented by a labor union, and we believe that our relationship with our employees is good.

Legal Matters

We are not aware of any litigation outstanding, threatened or pending as of the date hereof by or against us or relating to our business, which would be material to our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table provides certain information regarding our directors and executive officers.

Name	Age	Position with the Company
John I. Bitove	45	Director, Chairman and Chief Executive Officer
Stephen Tapp	44	President and Chief Operating Officer
Michael Washinushi	37	Chief Financial Officer, Treasurer and Secretary
Ross Davies	52	Vice President, Programming
Stewart Lyons	32	Executive Vice President
Philip Evershed	45	Director
Mariette L. Wilcox	44	Director
Gary M. Parsons	55	Director
Joseph A. Verbrugge	36	Director
Michael A. Grimaldi	53	Director
Robert Storey(1)(2)	63	Director
James W. McCutcheon(1)(2)	69	Director
Pierre Boivin(1)(2)	52	Director
__________________

Notes:

(1) Denotes member of the Audit Committee.
(2) Denotes member of the Compensation and Corporate Governance Committee.

John I. Bitove. John I. Bitove is our Chairman and Chief Executive Officer and controls CSR Investments, our controlling shareholder. Mr. Bitove has also been our Director since 2003. He is also the Chairman and Chief Executive Officer of Priszm Canadian Income Fund (TSX:QSR.UN), the owner and operator of 481 KFCTM, Pizza HutTM and Taco BellTM restaurants in seven provinces across Canada, and Chairman and Chief Executive Officer of Scott's Real Estate Investment Trust (TSX:SRQ.UN). In 1993, he founded the Toronto Raptors Basketball Club. While with the Raptors, Mr. Bitove helped to launch what is now Raptors TV almost eleven years ago. Mr. Bitove has been associated in various broadcasting ventures for more than a decade.

Stephen Tapp. Stephen Tapp is our President and Chief Operating Officer. Mr. Tapp came to us from CHUM, where he oversaw the company's television division, consisting of 26 channels including leading stations such as Citytv and MuchMusic. He has international experience, having been responsible for developing and managing CHUM's global distribution arm in his role as the vice president and general manager Citytv and ChumCity International. Mr. Tapp oversaw several international joint ventures and channel launches for both MuchMusic and Citytv in the U.S., Europe, South America and Asia. In addition, Mr. Tapp has a background in new technology and product launches. Prior to joining CHUM, he was the executive vice president and general manager of Viewer's Choice Canada Pay Per View, from 1991 to 1995, where he was responsible for launching the service and managing all areas of network operations. He held senior programming roles at Canada's first subscriber based pay television sports channel, TSN, The Sports Network, from its launch in 1984 until 1991. Stephen began his television career as production manager at CTV's CFTO in Toronto in 1983. Representing the second generation of a Canadian broadcasting family, Mr. Tapp started his media career in radio at CFQR Montréal and CFLY Kingston.

Michael Washinushi. Michael Washinushi is our Chief Financial Officer. Prior to joining us in 2005, Mr. Washinushi served as the Director of Development and Acquisitions for KIT Limited Partnership where he was responsible for managing the firm's existing real estate portfolio and identifying new real estate opportunities, from 2003 to 2005. From 2000 to 2003, Mr. Washinushi served as the Director of Finance for Priszm Brandz where he was responsible for the planning and corporate finance of the company. Mr. Washinushi holds a Bachelor of Arts degree in Economics from York University.

Ross Davies. Ross Davies is our Vice President, Programming. Mr. Davies, previously of the Davies Company consulting firm, has over 30 years experience in the broadcast industry. Prior to heading up his own consulting firm, from 2002 to 2005, Mr. Davies worked at CHUM as Vice President, Programming, CHUM Group Radio, where he was directly responsible for all programming aspects of the CHUM radio division. Mr. Davies served as President of the Ontario Association of Broadcasters, was the inaugural Chair of the Radio Starmaker Fund in 2001, first Vice President of the Canadian Academy of Recording Arts and Sciences (“CARAS”) from 1997 to 1999 and is currently a member of the Music Education Committee of CARAS.

Stewart Lyons. Stewart Lyons is our Executive Vice President. Mr. Lyons joined us at inception and worked with XM throughout its critical launch and early growth period. Mr. Lyons joined us while he was employed at Scotia Capital Inc., where, from 2003 to 2005, he served as an interest rate derivatives trader in Global Trading. From 1999 to 2001, Mr. Lyons worked as the Director of Operations for the Toronto 2008 Olympic Bid. Mr. Lyons has an MBA from the University of Toronto and an LLB from Osgoode Hall Law School.

Philip Evershed. Philip Evershed has been our Director since 2005. Mr. Evershed is a principal of Genuity, a Canadian investment bank. Prior to co-founding Genuity, Mr. Evershed spent 14 years at CIBC World Markets, most recently as Co-Head of Investment Banking and Head of Mergers and Acquisitions. Prior to joining CIBC, Mr. Evershed was Chief of Staff to the Deputy Prime Minister of Canada. Mr. Evershed has an MA (Economics) from the University of Toronto and a BA (School of Business and Economics) from Wilfrid Laurier University.

Mariette L. Wilcox. Mariette L. Wilcox has been our Director since 2005. Ms. Wilcox oversees all operations at Wilcox Group, one of Canada's largest national, independent public relations firms with offices in Toronto and Vancouver. Ms. Wilcox has provided strategic communications advice and support to CEOs of leading Canadian companies. She has also counseled global corporations entering the Canadian marketplace and provided growth strategies as they expanded across Canada.

Gary M. Parsons. Gary M. Parsons has been our Director since 2005. Mr. Parsons has served as Chairman of the Board of Directors of XM since May 1997. Mr. Parsons is Chairman and was previously Chief Executive Officer of Mobile Satellite Ventures L.P., and serves on the board of WorldSpace, Inc. Mr. Parsons was Chairman of the Board of Directors of Motient Corporation from March 1998 to May 2002. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as XM's Chief Executive Officer.

Joseph A. Verbrugge. Joseph A. Verbrugge has been our Director since 2005. Dr. Verbrugge is Vice President, International Operations for XM, reporting directly to XM's Chief Executive Officer, Hugh Panero. During the eight years prior to joining XM, Dr. Verbrugge was a management consultant with The Dealy Strategy Group LLC, a Washington, DC-based advisory firm providing financial/negotiating/strategic consulting services and operational support primarily to satellite communications companies (including XM), as well as private equity and investment banking firms active in the satellite industry. For the past year, Dr. Verbrugge has been XM's executive working closely with our management team, leveraging XM's experience and strategic relationships to implement critical aspects of our business. Dr. Verbrugge holds an MBA from Georgetown University and a Ph.D. in Management Studies from Oxford University.

Michael A. Grimaldi. Michael A. Grimaldi has been our Director since 2005. Mr. Grimaldi was appointed President and General Manager of GMCL, effective January 1, 2002. During the six years prior to joining GMCL, Mr. Grimaldi acted as Vice President of General Motors Corporation (“GM”) and before that had been a General Manager of field sales, service, and parts for GM's U.S. operations since 1999. Mr. Grimaldi was appointed executive director of planning for North American Operations (“NAO”) and was a member of the NAO Strategy Board in 1993. In this role, he also served as the executive in charge for GM relations with Toyota Motor Corporation. In 2002, Mr. Grimaldi was selected co-chair of the Canadian Automotive Partnership Council, with the mission to strengthen the long-term competitiveness of the Canadian automotive industry. He has also served as chair of the Canadian Vehicle Manufacturers Association and is a member of the boards of directors of Saab Automobile, the GM-Suzuki CAMI Joint Venture and the Canadian Council of Chief Executives. Mr. Grimaldi holds a bachelor's degree in Engineering from Purdue University, an MBA from Stanford University and attended the Massachusetts Institute of Technology program for senior executives. Mr. Grimaldi currently serves on the Stanford Graduate School of Business advisory board and formerly served on the School of Engineering advisory board.

Robert Storey. Robert Storey has been our Director since 2005. Mr. Storey is Chairman of the consulting company MASABE and Company and President of Teraca Communications Corporation. He has worked in the broadcasting and communications industry in Canada and abroad for more than 30 years. Mr. Storey is the founding officer of South Fraser Broadcasting Ltd. and has served on the board of several private companies with broadcast and cable interests in Canada and the U.S. Mr. Storey is a two time Olympian; President of the Fédération Internationale de Bobsleigh et de Tobogganing; director of the Association of International Olympic Winter Sports Federation; director of the Canadian Olympic Committee; a member of the Canadian Olympic Committee Hall of Fame and several International Olympic Committee commissions. Mr. Storey was the Chief International Strategist for the successful Vancouver 2010 Olympic Bid.

James W. McCutcheon, Q.C. James W. McCutcheon has been our Director since 2005. Mr. McCutcheon is counsel to McCarthy Tétrault LLP. Mr. McCutcheon was called to the Ontario Bar in 1962. He was a founding partner of Shibley, Righton & McCutcheon in 1964. For some ten years Mr. McCutcheon practiced predominantly civil litigation before Ontario courts and tribunals. His practice was diversified to include commercial real estate, insurance, trust and corporate law and he now advises on a broad variety of corporate, individual and charity issues. Mr. McCutcheon has served as a director of many public corporations, presently CAE Inc., Dominion of Canada General Insurance Company, Empire Life Insurance Company, Guardian Capital Group Limited and Noranda Inc. Mr. McCutcheon has also served on boards of the Art Gallery of Ontario Foundation, Canadian Institute of International Affairs, Eglinton St. George’s United Church, Royal Agricultural Fair, Royal Ontario Museum, University Health Network Toronto, Victoria University in the University of Toronto and World Wildlife Fund (Canada).

Pierre Boivin. Pierre Boivin has been our Director since 2005. Mr. Boivin is President of the Montréal Canadiens, L’Arena des Canadiens Inc. and Gillett Entertainment Group. In 1994, Mr. Boivin was appointed President and Chief Executive Officer of Canstar Sports Inc., a Montréal-based public company in the hockey equipment industry. In 1995, Canstar was acquired by Nike, Inc. and formed Bauer Nike Hockey Inc., and Mr. Boivin remained Chief Executive Officer of the new company until 1999. Mr. Boivin is a member of the Board of Governors of the National Hockey League. He is Chairman of the Board of Directors of Kangaroo Media Inc. and a member of the Board of Directors of Med-Eng Inc. Mr. Boivin is also Vice Chairman of the Sainte-Justine Hospital Foundation and member of the Board of Directors of Special Olympics Canada, Special Olympics Quebec as well as a member of the Centraide of Greater Montréal Campaign Committee for 2006.

As of December 12, 2005, our directors and executive officers, as a group, own or control, directly or indirectly, an aggregate of 28,000,917 Subordinate Voting Shares representing approximately 59.0% of our outstanding Subordinate Voting Shares, assuming conversion of all Class B Voting Shares into Subordinate Voting Shares.

Committees of the Board of Directors

Our board of directors has two committees: an audit committee (the “Audit Committee”); and a compensation and corporate governance committee (the “Compensation and Corporate Governance Committee”), both of which are comprised entirely of independent directors.

Audit Committee

The Directors appointed the Audit Committee, which consists of three Directors, all of whom are independent and financially literate within the meaning of applicable Canadian securities laws. The Audit Committee is responsible for the oversight and supervision of:

• our accounting and financial reporting practices and procedures;

• the adequacy of our internal accounting controls and procedures; and

• the quality and integrity of our financial statements.

In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the external auditor, as well as the pre-approval of all non-audit services provided by the external auditor, and for directing the auditor's examination into specific areas of our business. The Audit Committee has a written charter and procedures to address complaints regarding accounting, internal accounting controls or auditing matters and has established a procedure to address confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the board concerning the appointment of our officers and the hiring, compensation, benefits and termination of our senior executive officers and all other key employees. The committee will annually review the Chief Executive Officer's goals and objectives for the upcoming year and provide an appraisal of the Chief Executive Officer's performance. The committee administers and makes recommendations regarding the operation of our stock option plan (described below).

Our Compensation Committee Charter provides that profitable growth is fundamental to our long-term viability. In each year of profitable operation, a nominal percentage (as determined by the Compensation Committee) of our pre-tax profits for that year, shall be included as part of the overall annual compensation plan for our senior officers (as recommended by the Chief Executive Officer with concurrence by the Compensation Committee). For the purposes of determining the amount of this payment, any compensation earned by any officer in the corresponding year under any existing compensation arrangement shall be deducted from the amount otherwise payable to such officer under these profit sharing arrangements. The Compensation Committee Charter additionally provides that a nominal percentage of pre-tax profits in each profitable year shall be allocated to charitable foundations or social causes (as recommended by the Chief Executive Officer with concurrence by the Compensation Committee). The Compensation Committee, in exercising its fiduciary obligation, shall ensure that these nominal profit sharing allocations remain consistent with appropriate overall executive compensation levels and annual budget objectives and performance.

All members of this committee are directors who are independent within the meaning of applicable securities laws.

Corporate Governance Committee

The Corporate Governance Committee is responsible for developing our approach to corporate governance issues, advising the board in filling vacancies on the board and periodically reviewing the composition and effectiveness of the board and the contribution of individual directors. All members of this committee are directors who are independent within the meaning of applicable securities laws.

Executive Compensation

Summary Compensation Table

The following table provides a summary of the compensation of our President and Chief Executive Officer and our Chief Financial Officer and our three most highly compensated individuals who served as executive officers (collectively, the “Named Executive Officers”) for the year ended August 31, 2005 whose total bonus and salary exceeded $150,000(1).

	Annual Compensation					Long -Term Compensation

Name and Principal Position	Year	Salary		Bonus	Other Annual	Securities Under Options Granted	All Other Compensation

John I. Bitove,
Chairman and Chief Executive Officer	2005	$250,000		-	-	-	-

Stephen Tapp,
President and Chief Operating Officer	2005	$183,000	(2)	-	-	-	-

Michael Washinushi,
Chief Financial Officer, Treasurer and Secretary	2005	$77,000	(3) (4)	-	-	-	-

__________________

Notes:

(1) Based on the foregoing, the individuals were the only Named Executive Officers during our most recent completed financial year.
(2) Mr. Tapp was appointed our President and Chief Operating Officer in October, 2004. His base salary was $200,000, of which $183,000 was paid to Mr. Tapp for the fiscal year ending August 31, 2005.
(3) Mr. Washinushi was appointed Secretary, Treasurer and Chief Financial Officer in April, 2005. Prior to his appointment, we did not have a Chief Financial Officer. Mr. Washinushi's base salary was $185,000, of which $77,000 was paid to Mr. Washinushi for the fiscal year ending August 31, 2005.
(4) Mr. Washinushi received compensation relating to stock options in CSR Investments.

Option Grants During The Most Recently Completed Financial Year

No options of Canadian Satellite Radio Holdings Inc. were granted to the Named Executive Officers during our fiscal year ending August 31, 2005. Options in CSR Investments were granted to a Named Executive Officer as discussed under "Stock Options" in our "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Option Grants During The Current Financial Year

During the current financial year we have issued to our directors, officers and employees a total of 1,100,000 options to acquire Subordinate Voting Shares, of which 900,000 options were issued to the Named Executive Officers, as described below. Of these 1,100,000 options, 1,075,000 options will vest in equal one-fourth annual amounts beginning on the date of the closing of our initial public offering and ending on the third anniversary thereof and will all vest immediately on a cessation of employment, unless employment is terminated for cause. Twenty-five thousand of those options vested upon the closing of our initial public offering. In December 2005, prior to the closing of our initial public offering, we issued to our directors, officers and employees a further 1,175,000 options to acquire Subordinate Voting Shares, of which 900,000 will be issued to the Named Executive Officers, as described below, and planned to issue 250,000 additional options to employees.

Name	Subordinate Voting Shares Under Options	Per Cent of Total Options(1)(2)	Exercise Price	Market Value of Subordinate Voting Shares Underlying Options	Expiration Date
John I. Bitove,	500,000	19.80%	$0.01	N/A	December 12, 2012(3)
Chairman and Chief Exective Officer
	500,000	19.80%	$16.00	$8,000,000	December 12, 2012(3)

Stephen Tapp,	250,000	9.90%	$0.01	N/A	December 12, 2012(3)
President and Chief Operating Officer
	250,000	9.90%	$16.00	$4,000,000	December 12, 2012(3)

Michael Washinushi,	150,000	5.94%	$0.01	N/A	December 12, 2012(3)
Chief Financial Officer, Treasurer Secretary
	150,000	5.94%	$16.00	$2,400,000	December 12, 2012(3)

________________

Notes:
(1) Exludes stock options issued by CSR Investments.
(2) Assuming a total of 2,525,000 options outstanding, including 250,000 options to be granted to employees.
(3) The expiration date of these options is or will be, as applicable, seven years from the closing of our initial public offering, which occurred on December 12, 2005.

Management Arrangements

Employment Agreements

We have entered into employment agreements with the Named Executive Officers and other members of senior management, certain material terms of which are summarized below.

John I. Bitove. The employment agreement with Mr. Bitove is for an indefinite term, subject to the provisions within the agreement. The agreement provides for a current base salary of $250,000 and eligibility to receive a maximum annual bonus of up to 100% of his base salary based on the goals established pursuant to the bonus plan. The agreement contains non-solicitation and non-competition covenants in our favor, which apply during the term of Mr. Bitove's employment and for a period of 24 months following the termination of his employment, and confidentiality covenants in our favor, which apply indefinitely. In addition, if Mr. Bitove's employment is terminated for any reason other than for cause, Mr. Bitove will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 24 months following the date of such termination. If Mr. Bitove's employment is terminated, or if he resigns for good reason, within 12 months following a change of control, Mr. Bitove will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 24 months following the date of such termination.

Stephen Tapp. The employment agreement with Mr. Tapp is for an indefinite term, subject to the provisions within the agreement. The agreement provides for a current base salary of $400,000 and eligibility to receive a maximum annual bonus of up to 100% of his base salary based on the goals established pursuant to the bonus plan. The agreement contains non-solicitation and non-competition covenants in our favor, which apply during the term of Mr. Tapp's employment and for a period of 24 months following the termination of his employment, and confidentiality covenants in our favor, which apply indefinitely. In addition, if Mr. Tapp's employment is terminated for any reason other than for cause, Mr. Tapp will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 24 months following the date of such termination. If Mr. Tapp's employment is terminated, or if he resigns for good reason, within 12 months following a change of control, Mr. Tapp will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 24 months following the date of such termination.

Michael Washinushi. The employment agreement with Mr. Washinushi is for an indefinite term, subject to the provisions within the agreement. The agreement provides for a current base salary of $250,000 and eligibility to receive a maximum annual bonus of up to 60% of his base salary based on the goals established pursuant to the bonus plan. The agreement contains non-solicitation and non-competition covenants in our favor, which apply during the term of Mr. Washinushi's employment and for a period of 12 months following the termination of his employment, and confidentiality covenants in our favor, which apply indefinitely. In addition, if Mr. Washinushi's employment is terminated for any reason other than for cause, Mr. Washinushi will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 12 months following the date of such termination. If Mr. Washinushi's employment is terminated, or if he resigns for good reason, within 12 months following a change of control, Mr. Washinushi will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 18 months following the date of such termination.

Ross Davies. The employment agreement with Mr. Davies is for an indefinite term, subject to the provisions within the agreement. The agreement provides for a current base salary of $250,000 and eligibility to receive a maximum annual bonus of up to 60% of his base salary based on the goals established pursuant to the bonus plan. The agreement contains non-solicitation and non-competition covenants in our favor, which apply during the term of Mr. Davies's employment and for a period of 12 months following the termination of his employment, and confidentiality covenants in our favor, which apply indefinitely. In addition, if Mr. Davies's employment is terminated for any reason other than for cause, Mr. Davies will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 12 months following the date of such termination. If Mr. Davies's employment is terminated, or if he resigns for good reason, within 12 months following a change of control, Mr. Davies will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 18 months following the date of such termination.

Stewart Lyons. The employment agreement with Mr. Lyons is for an indefinite term, subject to the provisions within the agreement. The agreement provides for a current base salary of $150,000 and eligibility to receive a maximum annual bonus of up to 50% of his base salary based on the goals established pursuant to the bonus plan. The agreement contains non-solicitation and non-competition covenants in our favor, which apply during the term of Mr. Lyons' employment and for a period of 12 months following the termination of his employment, and confidentiality covenants in our favor, which apply indefinitely. In addition, if Mr. Lyons' employment is terminated for any reason other than for cause, Mr. Lyons will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 12 months following the date of such termination. If Mr. Lyons' employment is terminated, or if he resigns for good reason, within 12 months following a change of control, Mr. Lyons will receive his base salary (and a pro rata share of his bonus and other forms of compensation) for a period of 18 months following the date of such termination.

Compensation of Directors

Each of the independent directors will initially be paid an annual fee of $25,000 for serving on the board, as well as $1,000 per director for each regularly scheduled meeting of the board of directors, or a committee thereof, attended in person, and $250 for each meeting of the board of directors, or a committee thereof, attended by teleconference. In addition, the chair of each committee of the board of directors will be paid an annual fee of $10,000 ($15,000 in the case of the chair of the audit committee). In December 2005, we issued 25,000 options to acquire Subordinate Voting Shares to each of the independent directors. The exercise price of these options is our initial public offering price of the Subordinate Voting Shares. These options will vest in equal one-fifth annual amounts beginning on the first anniversary of the date of grant and ending on the fifth anniversary thereof. We intend to issue a further 25,000 options to acquire Subordinate Voting Shares to each of the independent directors on the first and second anniversary of the closing of our initial public offering. The exercise price of these options will be the then current market price of the Subordinate Voting Shares. We expect that these additional options will also vest immediately.

Stock Option Plan

We have established a stock option plan (the “Plan”) for our employees, directors, senior officers and consultants and our affiliates. The Plan was established to provide additional incentives for us and our affiliates to attract and retain employees, directors, senior officers and consultants.

Under the Plan, options to purchase our Subordinate Voting Shares may be granted by the board of directors to our, and our affiliates, directors, senior officers, employees and consultants. Options granted under the Plan will have an exercise price of not less than the volume weighted average trading price of the Subordinate Voting Shares on the stock exchange on which the Subordinate Voting Shares are traded for the five trading days immediately preceding the day on which the option is granted. The maximum aggregate number of Subordinate Voting Shares which may be subject to options under the Plan is 10% of our shares outstanding from time to time. As a result, any increase in the issued and outstanding shares will result in an increase in the available number of the Subordinate Voting Shares issuable under the Plan, and any exercises of options will make new grants available under the Plan, effectively resulting in a re-loading of the number of options available to grant under the Plan. The number of shares issuable to insiders, at any time, under all our security-based compensation arrangements, cannot exceed 10% of the number of shares in the our capital that are outstanding from time to time. Similarly, the number of shares issued to insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of the number of shares in our capital that are outstanding from time to time.

Unless the Board decides otherwise, options granted under the Plan will vest over a five-year period and may be exercised in whole or in part at any time as to one-fifth on each anniversary of the grant date for the five-year period. Unless the Board decides otherwise, options will expire on the seventh anniversary of the grant date. Any option not exercised prior to the expiry date will become null and void.

In connection with certain change of control transactions, including a take-over bid, merger or other structured acquisition, the board of directors may accelerate the vesting date of all unvested options such that all optionees will be entitled to exercise their full allocation of options and in certain circumstances where such optionee's employment is terminated in connection with such transactions, such accelerated vesting will be automatic.

Unless the Board decides otherwise, options granted under the Plan terminate on the earlier of the expiration date of the option or 180 days following the death of the optionee, termination of the optionee's employment because of permanent disability, termination of the optionee's employment because of the retirement of an optionee or as a result of such optionee ceasing to be a director, 30 days following termination of an optionee without cause or immediately upon an optionee being terminated for cause.

We have issued to our directors, officers and employees a total of 1,100,000 options to acquire Subordinate Voting Shares. Of these 1,100,000 options, 1,075,000 options will vest in equal one-fourth annual amounts beginning on the date of the closing of our initial public offering and ending on the third anniversary thereof and will all vest immediately on a cessation of employment, unless employment is terminated for cause. Twenty-five thousand of those options vested immediately on the date of the closing of our initial public offering. In December 2005, prior to the closing of our initial public offering, we issued to our directors, officers and employees a further 1,175,000 options to acquire Subordinate Voting Shares. The following chart sets out the number of options to purchase Subordinate Voting Shares issued to the groups of individuals identified below:

Group	Number of Persons Holding Options	Number of Options	Exercise Price	Market Value on Date of Grant(3)	Expiration Dates
Executive Officers	5	1,075,000	$0.01	N/A(2)	December 12, 2012(1)
Executive Officers	5	1,075,000	$16.00	$17,200,000	December 12, 2012(1)
Directors and Former
Directors who are not Executive Officers	3	75,000	$16.00	$1,200,000	December 12, 2012(1)
Employees	1	25,000	$0.01	N/A(2)	December 12, 2012(1)
Employees	1	25,000	$16.00	$400,000	December 12, 2012(1)
Consultants	_	_	_	_	_

__________________

Notes:

(1) The expiration date of these options is or will be, as applicable, seven years from the closing of our initial public offering.
(2) The deemed fair value of the underlying shares at the date of the option grant was $16.00.
(3) “Market Value on Date of Grant” refers to the underlying shares of the Company and does not refer to the option grant.

As at the date hereof, our directors and executive officers hold options to acquire an aggregate of 2,225,000 of our Subordinate Voting Shares, our employees hold options to acquire an aggregate of 50,000 of our Subordinate Voting Shares, and no consultants hold any options. In addition, we plan to issue 250,000 of additional options to employees. The plan excludes additional incentive compensation provided to directors and executive officers as discussed under "Stock Options" in our "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Voting Securities and Principal Shareholders

Voting Securities

As at February 28, 2006, we had outstanding 18,970,539 fully paid and non-assessable Class A Subordinate Voting Shares and 81,615,633 fully paid and non-assessable Class B Voting Shares. At all of our shareholder meetings, except meetings at which only holders of another class of shares are entitled to vote, the holders of the Class B Voting Shares will be entitled to one vote in respect of each Class B Voting Share and the holders of Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share. Since each three Class B Voting Shares are convertible into one Subordinate Voting Share and the three Class B Voting Shares have essentially the same economic rights as one Subordinate Voting Share, the Class B Voting Shares effectively have three times the voting entitlement of the Subordinate Voting Shares for comparable equity participation. We have no other classes of voting securities.

Principal Shareholders

The following table shows the name of each person or company who, as at February 28, 2006, owned of record, or who, to our knowledge, owned beneficially, directly or indirectly, more than 10% of our Subordinate Voting Shares, assuming conversion of all Class B Voting Shares into Subordinate Voting Shares.

Principal Shareholder	Type of Ownership	Number of Shares	Percentage of SharesOutstanding

CSR Investments(1)	Direct	27,205,211	57.30%
XM Holdings	Direct	11,077,500	23.33%

Notes:

(1) CSR Investments is controlled by John I. Bitove, our Chairman and Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CSR Holdings, CSR Inc. and CSR Investments, which is controlled by John I. Bitove, our Chairman and Chief Executive Officer, have entered into a shareholders agreement with XM (the “Shareholders Agreement”). The Shareholders Agreement provides for matters relating to the composition of our board of directors and the board of directors of CSR Inc., and also contains certain rights and restrictions with respect to the shareholders of each of XM and CSR Investments. In addition, affiliates of CSR Investments have funded, or committed to fund, our CRTC licensing process, as well as our initial infrastructure and start-up costs up to approximately $16.8 million. See “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In addition, the lease for our Toronto studio is with an affiliate of CSR Investments.

In addition, we have entered into a number of operational, credit and governance agreements with XM, one of our principal shareholders, including the License Agreement, the Programming Agreement, the XM Credit Facility, the Shareholders Agreement and a registration rights agreement providing for certain demand and piggyback registration rights in connection with our Subordinate Voting Shares. These agreements, with the exception of the Shareholders Agreement and the registration rights agreement, are described in detail elsewhere in this prospectus. See “Business — Operational Agreements” and “Description of the XM Credit Facility.”

Mr. Gary Parsons and Dr. Joseph Verbrugge, who were each appointed as directors prior to the closing of our initial public offering, are each officers and Mr. Parsons is a director of XM.

Mr. Philip Evershed is a member of our board of directors. Mr. Evershed also holds an approximate 6.7% interest in CSR Investments, which in turn holds an approximate 57.3% equity interest in the Company.

Ms. Mariette Wilcox, the principal of Wilcox Group, is a member of our board of directors. The Wilcox Group provides us with consulting services.

Mr. Michael Grimaldi, one of our directors, is an officer of GMCL. We have agreed to a distribution arrangement with GMCL, which is described in detail elsewhere in this prospectus. See “Business — GMCL Distribution Arrangement.”

Other than the foregoing, no director, executive officer or shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Subordinate Voting Shares or known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transaction within the last three years or in any proposed transaction, that has materially affected or will materially affect us.

DESCRIPTION OF THE XM CREDIT FACILITY

We have a commitment for a $45 million standby credit facility from XM for the purchase of terrestrial repeaters and the payment of subscription royalties to XM and interest on outstanding debt on the credit facility as these are incurred. The following is a summary of certain material terms of the XM Credit Facility, and is not intended to be complete. Reference is made to the XM Credit Facility for the full text of its provisions.

Interest on amounts outstanding under the XM Credit Facility will accrue quarterly at a rate of 9.0% per annum and be payable through additional borrowings under the XM Credit Facility until availability under the XM Credit Facility is exhausted, and thereafter in cash. We have also guaranteed the obligations outstanding under the XM Credit Facility.

XM has the right to convert any amount outstanding under the XM Credit Facility into our Subordinate Voting Shares at any time at the initial public offering price. In addition, any amount outstanding under the XM Credit Facility shall be automatically converted into Subordinate Voting Shares upon the occurrence of: (i) our having three consecutive quarters of positive EBITDA; (ii) our shares being listed on a major U.S. or Canadian stock exchange following an initial public offering of our securities for gross proceeds in excess of $25 million; and (iii) our publicly traded shares having an average closing price over any ten consecutive trading days that is greater than 250% of the price at which our securities were issued and sold pursuant to our initial public offering. The conversion price shall be our initial public offering price.

The XM Credit Facility permits us to incur up to US$125 million of unsecured bond debt, including debt we incurred pursuant to the issuance of the initial notes. For so long as any notes issued are outstanding and unsecured (other than the lien on the interest reserve account), the XM Credit Facility will not be secured. As an alternative to unsecured bond debt, if in the future we cease to have unsecured bond debt outstanding, the XM Credit Facility permits the incurrence of senior bank indebtedness in an aggregate principal amount up to $75 million and pari passu secured indebtedness up to US$5 million (approximately $6 million). In that event, the XM Credit Facility would become secured by a first priority lien on any terrestrial repeaters purchased with funds from the credit facility and a lien on all the remaining assets of CSR Inc. (excluding the CRTC license and the stock of any subsidiary holding the CRTC license). The XM Credit Facility liens on the remaining assets of CSR Inc. would be subordinated to security for senior bank indebtedness.

The XM Credit Facility has a maturity date of December 31, 2012. The XM Credit Facility contains customary covenants and financial condition tests and periodic and episodic reporting obligations. The various covenants, financial ratios and financial condition tests are not in effect until funds have been drawn under the XM Credit Facility. These covenants include, without limitation, restrictions on our ability to pay dividends. The breach of any of these covenants could result in a breach under the XM Credit Facility.

The Exchange Offer

Purpose and Effect of the Exchange Offer

We issued and sold US$100,000,000 in aggregate principal amount of initial notes on February 10, 2006 in a transaction exempt from the registration requirements of the Securities Act. On the date of this prospectus, US$100,000,000 in aggregate principal amount of initial notes are outstanding. In connection with the issuance of the initial notes, we entered into a registration rights agreement. The registration rights agreement requires us to file the registration statement of which this prospectus is a part for a registered exchange offer with respect to an issue of exchange notes in exchange for the initial notes. The exchange notes will evidence the same continuing indebtedness as, and will be substantially identical in all material respects to, our initial notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. This summary of the registration rights agreement does not contain all the information that you should consider and we refer you to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and a copy of which is available as indicated under the heading “Available Information.”

Under the registration rights agreement, we are required to:

•
use all commercially reasonable efforts to cause the registration statement to become effective no later than November 7, 2006, which is 270 days after the completion of our offering of the initial notes; and

•	use all commercially reasonable efforts to consummate the exchange offer within 45 days after the date on which the registration statement is declared effective.

The exchange offer, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the registration rights agreement. For each initial note validly tendered to us in the exchange offer and not withdrawn by the holder, the holder of an initial note will receive an exchange note having a principal amount equal to the principal amount of the surrendered initial note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the initial note surrendered in exchange for the exchange note, or if no interest has been paid on the initial note, from the date of original issuance of the initial notes.

Under the registration rights agreement, we have agreed to file a shelf registration statement, which may be an amendment to the exchange offer registration statement, on or prior to 30 days after such filing obligation arises, and to use all commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to 90 days after the deadline for filing the shelf registration statement, if:

(1) we are not

(a)	required to file the exchange offer registration statement; or

(b)	permitted to consummate the exchange offer if the exchange offer is not permitted by applicable law or SEC policy; or

    (2) any holder of Transfer Restricted Securities notifies us prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours.

In connection with any such required shelf registration statement, we have agreed to use all commercially reasonable efforts to keep the shelf registration statements continuously effective for a period of at least two years, or such shorter period as will terminate when all transfer restricted securities covered by the shelf registration statement have been sold pursuant to such registration. We also have agreed to take various other actions to permit unrestricted resales of the notes under the shelf registration statement. We and the selling holders may be subject to civil liability under the Securities Act in connection with resales of exchange notes under the shelf registration statement. Under the registration rights agreement, we and the selling holders have agreed to be subject to customary indemnification and contribution obligations with respect to such liability.

Under the registration rights agreement, we have agreed to pay liquidated damages if (each a default):

(1)	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "effectiveness target date");

(3)	we fail to consummate the exchange offer within 45 business days of the effectiveness target date with respect to the exchange offer registration statement; or

(4)
the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement.

Liquidated damages will accrue from the date of such default and we will pay such liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first such default in an amount equal to US$.05 per week per US$ 1,000 principal amount of notes held by such holder.

The amount of the liquidated damages will increase by an additional US $.05 per week per US $1,000 principal amount of notes with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of liquidated damages for all such defaults of US $.50 per week per US $ 1,000 principal amount of notes.

All accrued liquidated damages will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes, if any, by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all such defaults, the accrual of liquidated damages will cease.

Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

This prospectus, together with the letter of transmittal, is being sent to all record holders of initial notes as of June 30, 2006.

Resale of Exchange Notes

Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters issued to third parties, and subject to the following paragraph, we believe that the exchange notes issued as part of the exchange offer may be offered for resale, resold and otherwise transferred by each holder of exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

•	is acquiring the exchange notes in the ordinary course of its business;

•
is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

•	is not an "affiliate" of ours. An affiliate is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

The previous paragraph does not apply to:

•	a broker-dealer who acquires the initial notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

•	any holder that is our affiliate.

By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations that it complies with the conditions contained in the preceding two paragraphs. If a holder of initial notes is our affiliate or is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in these exchange offers, the holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. That holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that acquired initial notes for its own account as a result of market-making activities or other trading activities and that receives exchange notes in connection with the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that a prospectus must be delivered and by delivering a prospectus, a broker-dealer who has bought initial notes for market-making activities or other trading activities will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. The SEC has taken the position that broker-dealers who have bought initial notes for market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) with this prospectus, as it may be amended or supplemented from time to time. We have agreed that we will make this prospectus available for this purpose to broker-dealers who have bought initial notes for market-making activities or other trading activities for a period of 180 days after the consummation of the exchange offer. Please refer to the section in this prospectus entitled “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange initial notes properly tendered and not withdrawn before expiration of the exchange offer. We are offering to exchange our exchange notes for the same aggregate principal amount of our initial notes. The initial notes may be tendered only in integral multiples of US$1,000.

The exchange notes that we propose to issue in this exchange offer will evidence the same continuing indebtedness as, and will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Exchange Notes".

We intend to conduct the exchange offer in accordance with the provisions of the exchange offer registration rights agreement, the applicable requirements of the Securities Act and, Exchange Act and the rules and regulations of the SEC. Outstanding initial notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the exchange offer and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers, or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Delays in Acceptance; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on August 1, 2006, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice, promptly confirmed in writing, or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise. During any extension, all initial notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)
Regular delivery procedure: Complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)
Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "—Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)
Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "—Guaranteed Delivery Procedure" below.

    The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date of the exchange offer.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution with the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)
by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to that registered holder or deposited into that participant's account at The Depository Trust Company; or

(b)
for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the record holder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)
a person other than the registered holder of any initial notes: those initial notes must be endorsed or accompanied by bond powers and a proxy that authorize that person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)
trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: those persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)
you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title to such tendered initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3)
you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4)
you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6)
if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market making or other trading activities and acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such exchange notes.

    You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuer of its obligations under the registration rights agreement relating to the initial notes.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "—Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed and an agent's message delivered on a timely basis, you may still tender in this exchange offer if:

(1)
you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2)
on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)
the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date the exchange agent receives (i) your duly signed letter of transmittal accompanied by your initial notes tendered; or (ii) a timely confirmation of a book-entry; transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message; or (iii) your duly signed letter of transmittal accompanied by a notice of guaranteed delivery of these notes from an eligible institution.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any, defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders promptly following the expiration date any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send to the exchange agent (i) a computer generated notice of withdrawal by The Depository Trust Company on behalf of the holder in accordance with the standard operating procedures of The Depository Trust Company or (ii) a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of those notes;

(3)
be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which those notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of those notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of those initial notes are to be registered, if that name is different from that of the person having tendered the initial notes to be withdrawn; and

(5)
if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different from that of the person having tendered the initial notes to be withdrawn.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer. In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to its book-entry transfer procedures, the initial notes will be credited to an account with The Depository Trust Company specified by the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “Procedures for Tendering Initial Notes” above at anytime on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3)
there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)
there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered.

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3)
waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Delays in Acceptance; Extensions; Amendments; Termination.”

The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange.

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed The Bank of Nova Scotia Trust Company of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal, as well as executed letters of transmittal, to the exchange agent as follows:

By mail or hand/overnight delivery:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
New York, NY 10006
Attention: Patricia Keane

Facsimile Transmission: (212) 225-5436
Attention: Patricia Keane

To confirm by telephone or for information: (212) 225-5427

DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee, SEC registration fees and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of of, any person other than the registered holder of the notes tendered;

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

    If you do not submit satisfactory evidence of the payment of any of those taxes or of any exemption from payment with the letter of transmittal, we will bill you directly the amount of those transfer taxes.

Your Failure to Participate in the Exchange Offer May Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

(2)	you are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your initial notes. Please refer to the section in this prospectus entitled “Certain Income Tax Considerations.”

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered notes.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

The SEC considers broker-dealers that acquired initial notes directly from us, but not as a result of market-making or other trading activities, to be making a distribution of the exchange notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the exchange notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

DESCRIPTION OF EXCHANGE NOTES

The exchange notes evidence the same continuing indebtedness as the initial notes. The form and terms of the exchange notes and the initial notes are substantially identical, except that the transfer restrictions, interest rate increase provisions and exchange offer provisions applicable to the initial notes do not apply to the exchange notes. References in this section to the “notes” include both the initial notes and the exchange notes.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Holdings” refers only to Canadian Satellite Radio Holdings Inc. and not to any of its subsidiaries. All references to “dollars,” “US$” or “$” in this description refer to United States dollars.

Holdings issued the initial notes under an indenture dated February 10, 2006 among itself, the Guarantors and The Bank of Nova Scotia Trust Company of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act, and will issue the exchange notes under the same indenture. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the interest reserve and security agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the interest reserve and security agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the interest reserve and security agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•   will be general unsecured obligations of Holdings;

•   will be equal in right of payment with all existing and future unsecured senior Indebtedness of Holdings;

•   will be senior in right of payment to any future subordinated Indebtedness of Holdings; and

•   will be unconditionally guaranteed on a senior unsecured basis by the Guarantors.

The Note Guarantees

The notes will be guaranteed by all of Holdings’ current Restricted Subsidiaries and each of Holding’s future Restricted Subsidiaries that is not an Immaterial Subsidiary.

Each guarantee of the notes:

•   will be a general unsecured obligation of the Guarantor;

•   will be equal in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•   will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

Holdings issued US$100.0 million in aggregate principal amount of initial notes in the private offering and will issue the same aggregate principal amount of exchange notes in this offering. Holdings may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holdings will issue notes in minimum denominations of US$2,000 and integral multiples of US$1,000. The notes will mature on February 15, 2014.

Interest on the notes will accrue at the rate of 12.75% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2006. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Holdings will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Holdings, Holdings will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Holdings elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Holdings may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Holdings will not be required to transfer or exchange any note selected for redemption. Also, Holdings will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Interest Reserve

On February 10, 2006, Holdings entered into an interest reserve and security agreement with the trustee in its capacity as interest reserve agent. At the same time, Holdings deposited into the interest reserve account in the United States created under the interest reserve and security agreement an amount in cash precisely determined in order to provide sufficient funds to enable Holdings to make the first six interest payments when due (the “reserve interest”) with respect to the notes. To the extent Holdings issues additional notes prior to the payment by Holdings of the sixth interest payment on the notes issued on the date of the indenture (the “interest reserve period”), Holdings will deposit such additional funds into the interest reserve sufficient to enable Holdings to make interest payments on the additional notes through the interest reserve period (such additional funds, the “additional collateral”). The initial amount deposited in the interest reserve was US$35.5 million (approximately $40.5 million) (together with any additional collateral, the “cash collateral”). The cash collateral deposited into the interest reserve account will be held by the interest reserve agent to secure the payment and performance when due of our obligations under the indenture with respect to the notes. Pending release of the cash collateral in the interest reserve account, such funds have been invested in Government Securities.

The interest reserve and security agreement provides that the interest reserve agent will release the cash collateral from the interest reserve account as directed by the trustee:

•	to the trustee to pay interest on the notes and, upon certain repurchases or redemptions of the notes, to pay principal of and premium, if any, thereon; or

•	provided that no Event of Default will have occurred and be continuing or result therefrom, to Holdings:

o
to the extent that Holdings redeems, retires or repurchases any of the then outstanding notes prior to the end of the interest reserve period, in the amount of the cash collateral in excess of the amounts necessary to pay the reserve interest on the remaining notes when due shall be released to Holdings; or

o	to the extent of any cash collateral remaining after Holdings makes the first six interest payments on the notes.

To secure the payment and performance when due of the obligations of Holdings under the indenture with respect to the notes and under such notes, Holdings has also granted to the trustee for the benefit of the trustee and the holders of the notes a first priority security interest in the interest reserve account, such security interest having been perfected prior to the closing of the offering of the initial notes. See “Risk Factors— In a Canadian bankruptcy, insolvency or restructuring proceeding, the pledged funds may not be available to the holders of notes to pay the interest on the notes” and “Risk Factors—Certain bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the notes.”

Upon the acceleration of the maturity of the notes or the failure to pay principal at maturity or upon certain redemptions and repurchases of the notes, the interest reserve and security agreement provides for the foreclosure by the trustee upon the funds and Government Securities held in the interest reserve account. In the event of such a foreclosure, the proceeds of the interest reserve account will be applied, first, to amounts owing to the trustee in respect of fees and expenses of the trustee, second, to the holders to the full extent of all Obligations under the indenture and the notes and, third, any remainder to Holdings or its estate.

Note Guarantees

The notes will be guaranteed by each of Holdings’ current Restricted Subsidiaries and each of Holdings’ future Restricted Subsidiaries that is not an Immaterial Subsidiary. These Note Guarantees will be joint and several unsecured obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Certain bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with, amalgamate with, or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Holdings or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement and the interest reserve and security agreement pursuant to a supplemental indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)
in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if Holdings designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Additional Amounts

All amounts paid or credited by Holdings under or with respect to the notes, or by any Guarantor pursuant to the Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities or expenses related thereto) (hereinafter, “Taxes”) imposed or levied by or on behalf of the Government of Canada or the United States or of any province, territory, state or other political subdivision thereof or by any authority or agency therein or thereof having power to tax (each, a “Relevant Taxing Jurisdiction”), unless Holdings or such Guarantor, as the case may be, is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof. If Holdings or any Guarantor is required to withhold or deduct any amount for or on account of any such Taxes from any amount paid or credited under or with respect to the notes or the Guarantees, Holdings or such Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by each owner of a beneficial interest in the notes (an “owner” for the purposes of this “Additional Amounts” section) (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount such owner would have received if such Taxes had not been withheld or deducted; provided, however, that Additional Amounts will not be payable to an owner or holder of notes with respect to any Taxes to the extent such Taxes (“Excluded Taxes”) would not have been imposed but for such owner or holder being an owner or holder:

(1)	in the case of Canadian Taxes, with which Holdings or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making a payment;

(2)
which is subject to such Taxes by reason of such owner or holder being connected with the Relevant Taxing Jurisdiction other than solely by reason of the mere acquisition or holding of notes, the receipt of payments thereunder or the enforcement of the holder’s or owner’s rights thereunder;

(3)
which failed to duly and timely comply with a timely and reasonable request of Holdings to provide information, documents, certification or other evidence concerning such owner’s or holder’s nationality, residence, entitlement to treaty benefits, identity or connection with a Relevant Taxing Authority, but only if such owner or holder is legally entitled to comply with such request and only to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of the Taxes in question; or

(4)
which is a fiduciary, a partnership or other holder that is not the beneficial owner of a note, if and to the extent that any beneficiary or settlor of such fiduciary, any partner in such partnership or the beneficial owner of such note (as the case may be) would not have been entitled to receive Additional Amounts with respect to the payment in question if such beneficiary, settlor, partner or beneficial owner had been the holder of such note (but only if there is no material cost or expense associated with transferring such note to such beneficiary, settlor, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, settlor, partner or beneficial owner).

Holdings or such Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with and in the time required under applicable law.

Holdings or the Guarantor will furnish the holders of the notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, evidence of such payment by Holdings or such Guarantor. Holdings and the Guarantors will indemnify and hold harmless each holder and owner from and against (x) any Taxes (other than Excluded Taxes) levied or imposed on such holder or owner as a result of payments or credits made under or with respect to the notes or the Guarantees, and (y) any Taxes (other than Excluded Taxes) so levied or imposed with respect to any indemnification payments under the foregoing clause (x) or this clause (y) such that the net amount received by such holder or owner after such indemnification payments will not be less than the net amount the holder or owner would have received if the Taxes described in clauses (x) and (y) above had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Holdings or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, Holdings or such Guarantor will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders or owners on the payment date. Whenever in the indenture or in this “Description of Exchange Notes” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, Asset Sale Offer purchase price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts or indemnification payments to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

Holdings and the Guarantors will pay any present or future stamp, court, documentary or other excise or property Taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the notes, the indenture, any Guarantee or any related document (“Documentary Taxes”).

The obligation to pay any Additional Amounts (and any associated indemnification payments) and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Optional Redemption

At any time prior to February 15, 2009, Holdings may on any one or more occasions redeem the notes issued under the indenture at a redemption price of 112.75% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds from the sale or issuance of Equity Interests (other than Disqualified Stock); provided that:

(1)
at least 75% of the aggregate principal amount of notes originally issued under the Indenture (excluding notes held by Holdings and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale or issuance of Equity Interests (other than Disqualified Stock).

Except pursuant to the preceding paragraph and as described below under “—Redemption for Changes in Withholding Taxes,” the notes will not be redeemable at Holdings’ option prior to February 15, 2010.

On or after February 15, 2010, Holdings may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2010	106.375%
2011	103.188%
2012 and thereafter	100.000%

Unless Holdings defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Redemption for Changes in Withholding Taxes

Holdings may redeem all, but not less than all, of the notes at any time, upon not less than 30 nor more than 60 days’ notice, at 100% of the aggregate principal amount of the notes, together with accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to the redemption date, if Holdings has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of a change in the laws or treaties (including any regulations promulgated thereunder) of a Relevant Taxing Jurisdiction, or any change in any official position of any governmental agency, taxing authority or regulatory authority regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the date of this prospectus (a “Change in Law”).

Mandatory Redemption

Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Holdings to repurchase all or any part (equal to US$1,000 or an integral multiple of US$1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Holdings will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Holdings will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Holdings.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Holdings will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are within 60 days converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Holdings (or the applicable Restricted Subsidiary, as the case may be) may:

(x) apply such Net Proceeds at its option:

(1)
to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;

(2)	to make a capital expenditure; or

(3)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

  (y) to repay secured Indebtedness; or

  (z) enter into a legally binding agreement to apply such Net Proceeds as described in the preceding clause (x) within six months after such agreement is entered into and apply such Net Proceeds in accordance with the terms of  such agreement or the provisions of clause (x) above; provided that if such agreement terminates Holdings shall have until the earlier of (i) 90 days after the date of such termination and (ii) six months after the date of the Asset Sale resulting in such Net Proceeds to effect such an application.

Pending the final application of any Net Proceeds, Holdings or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds US$10.0 million, within five days thereof, Holdings will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Holdings’ other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require Holdings to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Holdings. In the event a Change of Control or Asset Sale occurs at a time when Holdings is prohibited from purchasing notes, Holdings could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain a consent or repay those borrowings, Holdings will remain prohibited from purchasing notes. In that case, Holdings’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Holdings’ ability to pay cash to the holders of notes upon a repurchase may be limited by Holdings’ then existing financial resources. See “Risk Factors—We may be unable to purchase notes in the event of a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of US$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends or distributions payable to Holdings or a Restricted Subsidiary of Holdings);

(2)
purchase, redeem or otherwise acquire or retire for value (excluding, for the avoidance of doubt, any exchange of Class B Voting Shares of Holdings for Class A Voting Shares of Holdings, but including, without limitation, in connection with any merger, amalgamation or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings (other than any such Equity Interests owned by Holdings or any Restricted Subsidiary of Holdings);

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
the difference between (i) Consolidated Cash Flow of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment and (ii) 200% of the Consolidated Interest Expense of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)	Total Incremental Equity; plus

(c)
to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)
50% of any dividends received by Holdings or a Restricted Subsidiary of Holdings after the date of the indenture from an Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Holdings for such period; plus

(e)
to the extent that any Unrestricted Subsidiary of Holdings designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Holdings’ Investment in such Subsidiary as of the date of such redesignation; minus

(f)
100% of the aggregate principal amount of Indebtedness then outstanding, which was incurred pursuant to clause (2) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)
the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend, distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of Equity Interests of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)
the repurchase, repayment, prepayment, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Holdings or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any current or former officer, director or employee of Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1,000,000 in any twelve-month period;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)
payments made to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings or a Guarantor that is contractually subordinated to the notes or to any Guarantee, in each case, pursuant to provisions requiring such Person to offer to purchase, redeem, defease or otherwise acquire or retire for value such subordinated Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the agreements or instruments governing such subordinated Indebtedness; provided however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and Holdings has purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

(8)
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings issued on or after the date of the indenture in accordance with the Consolidated Leverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)
payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property or assets; and

(10)	other Restricted Payments in an aggregate amount not to exceed US$5.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith (a) in the case of assets or securities valued at US$5.0 million or less, by a senior financial officer of Holdings set forth in a certificate to the trustee from such officer, and (b) in the case of assets or securities valued at more than US$10.0 million, by Holdings’ Board of Directors and set forth in an officers’ certificate delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds US$20.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock, if Holdings’ Consolidated Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended two full fiscal quarters of Holdings for which internal financial statements are available, would have been no greater than 5.5 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by Holdings or any Guarantor of additional Indebtedness, including under the Credit Agreement, in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed US$50.0 million;

(2)
the incurrence by Holdings and any Guarantor of Indebtedness in an aggregate principal amount at any one time outstanding under this clause (2) of up to 200% of Total Incremental Equity; provided that the total amount of Indebtedness outstanding at any one time under this clause (2) may not exceed US$50.0 million; provided further that the amount of any such net cash proceeds that are utilized for purposes of incurring Indebtedness under this clause (2) will be excluded from clause (3)(b) of the first paragraph of the section entitled “Certain Covenants—Restricted Payments;”

(3)	the incurrence by Holdings and any Guarantor of Indebtedness that is contractually subordinated in right of payment to the notes;

(4)
the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness, incurred for the purpose of financing all or any part of the purchase price or cost of inventory used in the business of Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed US$5.0 million at any time outstanding;

(5)	the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

(6)
the incurrence by Holdings and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and continued to be represented by the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(7)
the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (7), not to exceed US$5.0 million at any time outstanding;

(8)
the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (4), (5), (6), (7) or (15) of this paragraph;

(9)	the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that:

(a)
if Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not Holdings or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Holdings, or the Note Guarantee, in the case of a Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (9);

(10)	the issuance by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Restricted Subsidiary of Holdings; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Holdings or a Restricted Subsidiary of Holdings,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (10);

(11)	the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(12)
the guarantee by Holdings or any of the Guarantors of Indebtedness of Holdings or a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13)
the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety bonds or other reimbursement obligations in the ordinary course of business;

(14)
the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(15)
the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes as described below under the caption “—Legal Defeasance and Covenant Defeasance.”

Holdings will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holdings or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holdings solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, including by allocation to more than one other type of Indebtedness. Other Indebtedness ranking equal in right of payment with the notes outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Limitation on Sale and Leaseback Transactions

Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holdings and any Guarantor may enter into a sale and leaseback transaction if:

(1)
Holdings or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidate Leverage Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2)
the transfer of assets in that sale and leaseback transaction is permitted by, and Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)
any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by, or merged, consolidated or otherwise combined with or into, Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition, merger, consolidation or other combination (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases, contracts and licenses or related documents entered into in the ordinary course of business;

(6)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Holdings will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada, the United States, any province, territory or any state thereof or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdings under the notes, the indenture, the registration rights agreement and the interest reserve and security agreement;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)
Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, either (a) be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of Holdings immediately preceding such transaction.

In addition, Holdings will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Holdings with an Affiliate solely for the purpose of reincorporating Holdings in another jurisdiction; or

(2)	any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings and its Restricted Subsidiaries.

Transactions with Affiliates

Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(2)	Holdings delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million, a resolution of the Board of Directors of Holdings set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and, if an opinion meeting the requirements set forth in clause (b) below has not been obtained, that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of Holdings who have no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings or CSR, Inc.); and

(b)
with respect to (x) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$20.0 million, (y) an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million where none of the members of the Board of Directors qualify as having no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings), an opinion as to the fairness to Holdings or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any transaction by Holdings or any Restricted Subsidiary with an Affiliate related to the purchase, sale or distribution of products in the ordinary course of business, which has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction;

(2)
any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(3)	transactions between or among Holdings and/or its Restricted Subsidiaries;

(4)
transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(5)	payment of reasonable compensation or fees to directors or officers of Holdings and its Subsidiaries;

(6)	any sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of Holdings;

(7)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments; and

(8)
transactions or agreements in existence on the date of the indenture, including pursuant to the Operating Documents (and extensions or amendments thereof on terms which are not materially less favorable to Holdings than the terms of any such transaction or agreement as in existence on the date of the indenture);

In addition, arms length transactions with XM Satellite Radio Holdings, Inc. and General Motors of Canada Limited, and any of their respective affiliates, undertaken in the ordinary course of business will not be subject to the provisions of clause 2(b) of the immediately preceding paragraph.

Business Activities

Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Holdings or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation within 10 business days of the date on which it was acquired or created provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be a Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Holdings will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)
(a)  all annual financial information that would be required to be contained in a filing with the SEC on Form 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form); and

               (b)  for first three quarters of each year, all quarterly financial information that would be required to be contained in a filing with the SEC on Form 6-K (or any successor form) containing, at a minimum, the information that would be required to be provided in quarterly reports under the laws of Ontario to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not Holdings has any of its securities so listed, in each case including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2)	all current reports that would otherwise be required to be filed with the SEC on Form 6-K if Holdings were required to file such reports.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Holdings’ filings for any reason, Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.

If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

If at any time the notes are Guaranteed by a parent company of Holdings, the obligations of Holdings set forth in this covenant will be deemed satisfied if such parent company complies instead with the terms of this covenant by providing all reports and information (including, without limitation, financial information on a consolidated basis) that would otherwise be required to be provided by Holdings.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)
failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Additional Amounts,” “—Repurchase at the Option of Holders—Change of Control,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)
failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice to Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the interest reserve and security agreement;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$10.0 million or more;

(6)
failure by Holdings or any of its Restricted Subsidiaries to pay final non-appealable judgments for the payment of money entered by a court or courts of competent jurisdiction aggregating in excess of US$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)
except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(8)
breach by Holdings or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the interest reserve and security agreement, the repudiation by Holdings or any of its Restricted Subsidiaries of any of its obligations under the interest reserve and security agreement or the unenforceability of the interest reserve and security agreement against Holdings or any of its Restricted Subsidiaries for any reason;

(9)
certain events of bankruptcy or insolvency described in the indenture with respect to Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(10)	failure by Holdings to comply with any material term of the interest reserve and security agreement that is not cured within 10 days; and

       (11) the interest reserve and security agreement or any other security document or any Lien purported to be granted thereby on the interest reserve account or the cash or Government Securities therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2010, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings or any Guarantor, as such, will have any liability for any obligations of Holdings or the Guarantors under the notes, the indenture, the Note Guarantees, the interest reserve and security agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the United States federal securities laws.

Legal Defeasance and Covenant Defeasance

Holdings may at any time, at its option, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2)
Holdings’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Holdings’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank in the United States or Canada, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated maturity thereof or on the applicable redemption date, as the case may be, and Holdings must specify whether the notes are being defeased to such stated maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, Holdings must deliver to the trustee an opinion of counsel confirming that (a) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, Holdings must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
in the case of Legal Defeasance or Covenant Defeasance, Holdings must deliver to the trustee an opinion of counsel confirming that the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial, territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, if any, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred (which condition may not be waived by any holder of outstanding notes or the trustee);

(5)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

(7)
Holdings must deliver to the trustee an officer’s certificate stating that the deposit was not made by Holdings with the intent of preferring the holders of notes over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding any creditors of Holdings or others; and

(8)
Holdings must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	release of any collateral except as contemplated by the interest reserve and security agreement; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Holdings, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)
to provide for the assumption of Holdings’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of Holdings’ or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)
to conform the text of the indenture, the Note Guarantees, the interest reserve and security agreement or the notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, the interest reserve and security agreement or the notes;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)
all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Holdings, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Holdings or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Holdings or any Guarantor is a party or by which Holdings or any Guarantor is bound;

(3)	Holdings or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)
Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Holdings must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Holdings or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Consent to Jurisdiction and Service

The indenture and the interest reserve and security agreement provide that Holdings and each Guarantor irrevocably appoint CT Corporation System of New York, New York, as their respective agent for service of process in any suit, action or proceeding with respect to the indenture and the interest reserve and security agreement, the notes or the exchange notes and for actions brought under United States federal or state securities laws brought in any United States federal or state court located in The City of New York and will submit to the jurisdiction of such courts.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the interest reserve and security agreement, without charge, by writing to Canadian Satellite Radio Holdings Inc., Suite 2300, PO Box 222, Canada Trust Tower, BCE Place, 161 Bay Street, Toronto, Ontario M5J 2S1, Attention Chief Financial Officer.

Governing Law

The indenture provides that the indenture, the notes and the Note Guarantees are governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since substantially all of the assets of Holdings are outside the United States, any judgment obtained in the United States against Holdings, including judgments with respect to the payment of principal, premium, Liquidated Damages, if any, and interest on the notes, may not be collectible within the United States.

Holdings has been informed by its Canadian counsel, Stikeman Elliott LLP, that the laws of the Province of Ontario permit an action to be brought in a court of competent jurisdiction in the Province of Ontario (a “Canadian Court”) on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York (“New York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by Holdings in the indenture to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and (iv) the action to enforce such judgment is commenced within six years of the date of such judgment. In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting the indenture, the notes or the Note Guarantees on the basis of public policy, as that term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Book-Entry, Delivery and Form

The notes will initially be issued in registered, global form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess of US$1,000.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Holdings may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Holdings will not be required to transfer or exchange any note selected for redemption. Also, Holdings will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Holdings takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Holdings that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants.

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Holdings and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Holdings, the trustee nor any agent of Holdings or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Holdings that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Holdings. Neither Holdings nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Holdings that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Holdings, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)
DTC (a) notifies Holdings that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Holdings fails to appoint a successor depositary;

(2)	Holdings, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Holdings will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Holdings will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. All other payments on certificated notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Holdings elects to make interest payments by check mailed to the holders of such notes at their address set forth in the register of holders. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Holdings expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Holdings that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$1.0 million;

(2)	a transfer of assets between or among Holdings and its Restricted Subsidiaries (including any Persons that become a Restricted Subsidiary in connection with such transaction);

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or to a Restricted Subsidiary of Holdings;

(4)
the sale or lease of inventory, equipment, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or maturity or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(7)	a Permitted Investment; and

(8)	any sale or disposition deemed to occur in connection with creating, granting or enforcing any Permitted Lien.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, as at any date of determination,

(1)	United States dollars;

(2)	Canadian dollars;

(3)
marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada and maturing within one year of the date of acquisition thereof or (b) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one year after the date of acquisition thereof;

(4)
marketable direct obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(5)
commercial paper maturing no more than one year from the date of acquisition thereof and having a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least R-2 (high) from Dominion Bond Rating Services Limited;

(6)
certificates of deposit, time deposits or bankers’ acceptances maturing within one year after the date of acquisition thereof and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 capital (as defined in such regulations) of not less than US$100.0 million;

(7)
financial instruments maturing within one year after the date of acquisition thereof and issued by any Canadian chartered bank which has a long-term debt rating of at least A+ by S&P, A2 by Moody’s or A (high) by Dominion Bond Rating Services Limited;

(8)
repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) entered into with any bank meeting the qualifications specified in clause (4) or (5), which repurchase obligations are secured by a perfected first priority security interest in the underlying securities; and

(9)	shares of any money market mutual fund that has at least 95% all of its assets invested continuously in the types of investments referred to in clauses (1) and (5) above.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings;

(3)
the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any “person” (as defined in clause (1) above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares; or

(4)
Holdings consolidates with, amalgamates with, or merges with or into, any Person, or any Person consolidates with, amalgamates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(5)	the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or

(6)
the direct or indirect sale, lease, transfer, conveyance or other disposition of effective control of the satellite broadcasting undertaking to any “person” (as that term is used in Section 13(d) of the Exchange Act), or a material change in the CRTC License, which directly results in the termination by XM of their obligations pursuant to the XM License Agreement or renders Holdings or any of its Restricted Subsidiaries incapable of conducting business as conducted on the date hereof.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)
the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expenses were deducted in computing such Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Holdings shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Holdings only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Indebtedness” means, at any date of determination, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum without duplication of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local or other statutory Canadian or United States tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Holdings as of such date to (b) two times the Consolidated Cash Flow of Holdings for the two most recent full fiscal quarter ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Holdings and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such two-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Holdings or any of its Subsidiaries, including through mergers, amalgamations or consolidations and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members, managers or partners, as applicable;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain agreement dated as of November 17, 2005 between CSR, Inc., Holdings and XM Satellite Radio Holdings, Inc. as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document or instrument) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“CRTC License” means the broadcasting license to carry on a satellite subscription radio undertaking granted to CSR pursuant to the Broadcasting Act in Broadcasting Decision CRTC 2005-246, as amended or renewed from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Holdings and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Holdings (unless otherwise provided in the indenture).

“GAAP” means generally accepted accounting principles consistently applied as in effect in Canada as of the date of the indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(2)	Canadian Satellite Radio Inc.; and

(3)	any other Subsidiary of Holdings that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than US$250,000 and whose total revenues for the most recent 12-month period for which financial statements are available do not exceed US$250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Holdings.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)
representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued exposure or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Holdings or any Restricted Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation or severance expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or other transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Holdings’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Documents” means the XM License Agreement, XM Programming Agreement, XM Repeater Purchase Agreement, XM Technical Services Agreement, XM Trademark License Agreement, XM Operational Letter Agreement and the GMCL Distribution Agreement, as the same may by amended or modified from time to time, in each case on terms that are not materially adverse to the holders of notes.

“Permitted Business” means any business conducted by Holdings or any Restricted Subsidiary on the date of the indenture and any businesses that, in the good faith judgment of the Board of Directors of Holdings, are similar, reasonably related, ancillary or complementary thereto, or reasonable extensions or expansions thereof, including in connection with Holdings existing and future technology, trademarks, patents or licenses.

“Permitted Investments” means:

(1)	any Investment in Holdings or in Restricted Subsidiary of Holdings;

(3)	any Investment in Cash Equivalents;

(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Holdings; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(6)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)
loans or advances to officers, directors and employees of Holdings or any Restricted Subsidiary of Holdings made in the ordinary course of business in an aggregate principal amount not to exceed US$2.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	Investments in existence on the date of the indenture and modifications thereof, including investments made or to be made pursuant to the Operating Documents; and

(11)
other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding not to exceed US$10.0 million.

“Permitted Liens” means:

(1)	Liens in favor of Holdings or the Guarantors;

(2)
Liens on property, or on shares of Stock or Indebtedness, of a Person existing at the time such Person is merged with or into, amalgamated with, or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into, amalgamated with, or consolidated with Holdings or the Subsidiary;

(3)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(4)
Liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (7) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)	Liens existing on the date of the indenture;

(7)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9)
survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)	Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(11)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)
the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)
Liens to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness

(13)
Liens to secure Indebtedness (including Hedging Obligations) permitted by clause (11) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)	Liens in connection with sale and leaseback transactions permitted by the covenant entitled “—Certain Covenants—Limitation on Sale and Leaseback Transactions.”

(15)	Liens incurred in the ordinary course of business of Holdings or any Subsidiary of Holdings with respect to obligations that do not exceed US$5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3)
if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means XM Satellite Radio Holdings, Inc., General Motors of Canada Limited, John I. Bitove and CSR Investments Inc.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)
any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Incremental Equity” means 100% of the aggregate net cash proceeds received by Holdings since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Holdings or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities or other debt obligations of Holdings or CSR Inc. that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock) (other than Equity Interests (other than Disqualified Stock) (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings) or the Fair Market Value of the consideration (if other than cash) from the issue or sale of Equity Interests (other than Disqualified Stock) of Holdings.

“Unrestricted Subsidiary” means any Subsidiary of Holdings that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(3)
is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Description Of Initial Notes

The initial notes were issued and sold on February 10, 2006, in a private transaction that was exempt from the registration requirements of the Securities Act. The form and terms of the initial notes are the same as the form and terms of the exchange notes, except that:

•	the initial notes are not registered under the Securities Act and bear legends restricting their transfer; and

•	holders of initial notes have rights under a registration rights agreement which will terminate upon the consummation of the exchange offer.

Please refer to the section of this prospectus entitled “Description of Exchange Notes.”

CERTAIN INCOME TAX CONSIDERATIONS

ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS EXCHANGE OFFER WAS WRITTEN IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS EXCHANGE OFFER. SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON. EACH U.S. HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Certain U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences to U.S. persons (as defined below) of the exchange of initial notes for exchange notes in accordance with the exchange offer, and of the acquisition, ownership and disposition of exchange notes acquired in the exchange offer. Subject to the exceptions, assumptions and qualifications set forth below, the discussion accurately reflects the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the consummation of the exchange offer and the ownership and disposition of exchange notes acquired in the exchange offer. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion assumes that U.S. persons hold the initial notes and exchange notes as capital assets (“U.S. Holders”) within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address the tax consequences to holders that are not U.S. Holders or the tax consequences that may be relevant to particular initial investors in light of their personal circumstances or to certain types of initial investors subject to special tax rules (such as brokers, banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates or former long-term residents of the U.S., investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, investors that hold notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar). In addition, this discussion does not include any description of estate and gift tax consequences, or the tax laws of any state, local or foreign government that may he applicable to the initial notes or the exchange notes.

No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not disagree with or challenge any position taken herein regarding the tax consequences of the exchange of initial notes for exchange notes, or of the ownership or disposition of the exchange notes, or that any such position, if challenged, would be sustained.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER IN LIGHT OF ITS PARTICULAR SITUATION OF THE EXCHANGE OFFER, THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY OTHER RELEVANT FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

As used herein, the term “U.S. person” means a beneficial owner of an initial note or an exchange note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or of any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have authority to control all substantial decisions of such trust, or (B) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and has a valid election in effect to continue to be so treated.

If a partnership or other pass-through entity holds the initial notes or exchange notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner in or owner of a partnership or other pass-through entity that holds initial notes and is considering participating in the exchange offer, you should consult your tax advisor.

Exchange of Initial Notes for Exchange Notes

The exchange of an initial note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a U.S. Holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. A holder’s holding period for an exchange note should include the holding period for the initial note exchanged pursuant to the exchange offer and the holder’s initial basis in an exchange note should be the same as the adjusted basis of such holder in the initial note at the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

Taxation of Interest on Exchange Notes

Stated interest on an exchange note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes. In addition to interest on the exchange notes, a U.S. Holder will be required to include as income any Additional Amounts paid as a result of the imposition of foreign withholding taxes (see “Description of Exchange Notes-Additional Amounts”). As a result, a U.S. Holder may be required to include more interest in gross income than the amount of cash it actually receives.

Market Discount

If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. Holder exchanges an initial note with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, redemption, retirement or other disposition of (including dispositions which are nonrecognition transactions under certain provisions of the Code), the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition.

Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. Holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. If a U.S. Holder elects to include market discount in gross income currently as it accrues, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, Redemption or Retirement of the Exchange Notes

Upon the sale, redemption, retirement at maturity or other taxable disposition of an exchange note, a U.S. Holder generally will recognize gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in an exchange note generally will be its cost for the note increased by any accrued market discount previously included in income through the date of disposition. A gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the note is treated as having been held for more than one year. In the case of a U.S. Holder who is a non-corporate taxpayer, including an individual, the maximum US federal income tax rate on net long-term capital gain is 15%. The deductibility of capital losses is subject to limitations.

Foreign Tax Credit Considerations

If interest payments on the exchange notes become subject to Canadian withholding taxes, a U.S. Holder may be able, subject to generally applicable limitations, to claim a foreign tax credit or take a deduction for such withholding taxes imposed on interest payments (including any Additional Amounts). Interest (including any Additional Amounts) will constitute income from sources without the U.S. for U.S. foreign tax credit limitation purposes. For taxable years beginning before January 1, 2007, interest income (including any Additional Amounts) generally will constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” for U.S. foreign tax credit limitation purposes. If, however, such withholding tax is imposed at a rate of 5% or more, such income will constitute “high withholding tax interest.” The rules governing the U.S. foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors regarding the application of such rules to their particular circumstances.

If the U.S. Holder is a U.S. resident (as defined in section 865 of the Code), gains realized upon disposition of an exchange note by such U.S. Holder generally will be U.S. source income, and disposition losses generally will be allocated to reduce U.S. source income.

Backup Withholding and Information Reporting

Backup withholding currently at a rate of 28% and information reporting requirements may apply to certain payments of principal of, and interest on, an exchange note and to proceeds of the sale or other disposition of an exchange note before maturity, if a U.S. Holder:

•	fails to furnish its taxpayer identification number,

•	fails to certify that such number is correct,

•	fails to certify that such U.S. Holder is not subject to backup withholding, or

•	otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. Holders, including corporations, are generally not subject to backup withholding and information reporting requirements provided their exemptions from backup withholding and information reporting are properly established. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Certain Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a summary of the material Canadian federal income tax consequences generally applicable to a holder of notes who, for purposes of the Income Tax Act (Canada) (the “Act”) at all relevant times, is the beneficial owner of the notes, is not and is not deemed to be resident in Canada, does not use or hold and is not deemed to use or hold the notes in carrying on business in Canada and with whom Holdings deals at arm’s length within the meaning of the Act (a “Non-Resident Holder”). For the purposes of the Act, related persons (as therein defined) are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length. A reference to the notes herein includes a reference to the exchange notes, but not to any additional notes.

This summary is based on the provisions of the Act in force on the date hereof, the regulations thereunder, and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency (“CRA”), all in effect as of the date hereof. This summary also takes into account all specific proposals to amend the Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof. Except for such proposals, this summary does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or any changes in the administrative practices of the CRA. This summary does not take into account tax legislation or considerations of any province or territory of Canada or of any jurisdiction other than Canada. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder of notes. Holders are encouraged to consult their own tax advisors having regard to their particular circumstances.

The exchange of an initial note for an exchange note under the exchange offer will not be a taxable event to a Non-resident Holder for purposes of the Act. The payment by Holdings of interest, principal or premium on the notes to a Non-Resident Holder with whom Holdings deals at arm’s length within the meaning of the Act at the time of making the payment will be exempt from Canadian withholding tax.

No other taxes on income (including taxable capital gains) will be payable under the Act in respect of the holding, redemption or disposition of the notes by a Non-Resident Holder, provided that in the case of a Non-Resident Holder that carries on an insurance business in Canada and elsewhere, the notes are not “designated insurance property” (as defined in the Act) and are not otherwise connected with an insurance business carried in Canada.

PLAN OF DISTRIBUTION

We are not using any underwriters for this exchange offer. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the notes offered hereby will be passed upon for us by Stikeman Elliott LLP with respect to Canadian and U.S. law, by Covington & Burling with respect to U.S. law and by Borden Ladner Gervais LLP with respect to Canadian tax law.

EXPERTS

The consolidated financial statements as of August 31, 2005, 2004 and 2003 and for each of the three years in the period ended August 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE  INFORMATION

We have filed a registration statement on Form F-4 with the SEC covering the exchange notes. This prospectus is part of our registration statement. For further information about us and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus might not contain all of the information that you might find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

Upon the effectiveness of our registration statement on Form F-4 covering the exchange notes, we will become subject to the periodic reporting and other informational requirements of the Exchange Act, and accordingly we file reports and other information with the SEC. Copies of our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC. However, we are a “foreign private issuer” as defined in Rule 405 of the Securities Act, and therefore are not required to comply with Exchange Act provisions regarding proxy statements and short swing profit disclosure.

Copies of these materials may also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this internet site is http://www.sec.gov.

We also file information, such as periodic reports and financial information, with the Canadian Securities Administrators, which may be accessed at www.sedar.com.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture, the registration rights agreement and the interest reserve and security agreement without charge by writing to Canadian Satellite Radio Holdings Inc., Suite 2300, PO Box 222, Canada Trust Tower, BCE Place, 161 Bay Street, Toronto, Ontario M5J 2S1, Attention Chief Financial Officer.

In the indenture for the notes we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

•
all annual financial information that would be required to be contained in a filing with the SEC on Form 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form); and

•
for the first three quarters of each year, all quarterly financial information that would be required to be contained in a filing with the SEC on Form 6-K (or any successor form) containing, at a minimum, the information that would be required to be provided in quarterly reports under the laws of Ontario to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not Holdings has any of its securities so listed, in each case including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

•	all current reports that would otherwise be required to be filed with the SEC on Form 6-K if Holdings were required to file such reports.

In addition, following the consummation of this exchange offer, we will file a copy of the annual and quarterly reports referred to above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. We will at all times comply with TIA § 314(a).

If, at any time, after the consummation of this exchange offer, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue filing reports specified in the preceding paragraph with the SEC for public availability within the time periods specified above unless the SEC will not accept such a filing. We will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will post the financial information and information referred to in the preceding paragraph on our website within the time periods that would apply if we were required to file these reports with the SEC.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Directors of

CANADIAN SATELLITE RADIO HOLDINGS INC.

We have audited the consolidated balance sheets of Canadian Satellite Radio Holdings Inc. (a development stage company) as at August 31, 2005, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at August 31, 2005, 2004 and 2003 and the results of its operations and its cash flows for the years then ended and, cumulatively, for the period from incorporation of the Company to August 31, 2005, in accordance with Canadian generally accepted accounting principles.

Toronto, Ontario	(signed) PRICEWATERHOUSECOOPERS LLP
December 2, 2005	Chartered Accountants
(except for notes 1, 4, 7, 9 and 11 which are as of April 13, 2006)

CANADIAN SATELLITE RADIO HOLDINGS INC.

A Development Stage Company

CONSOLIDATED BALANCE SHEETS

As at August 31, 2005, 2004 and 2003

(In Canadian dollars)

	2005	2004	2003
	$	$	$

Assets
Current assets
Cash	20	20	20

Property and equipment (note 3)	1,996,606	254,336	—
Intangibles (note 2)	1,006,634	—	—
Total assets	3,003,260	254,356	20
Liabilities and Shareholders’ Deficiency Current liabilities Accounts payable and accrued liabilities (notes 4 and 6)	11,864,983	2,427,807	485,426

Long-term obligations (note 2)	16,987	—	—
Total liabilities	11,881,970	2,427,807	485,426
Shareholders’ deficiency Common shares (note 9)	20	20	20
Deficit accumulated during the development stage	(8,878,730)	(2,173,471)	(485,426)
Total shareholders’ deficiency	(8,878,710)	(2,173,451)	(485,406)
Total liabilities and shareholders’ deficiency	3,003,260	254,356	20

Commitments (notes 5, 6, 7 and 11)

Approved by the Board of Directors

(signed) JOHN I. BITOVE	(signed) PHILIP EVERSHED
Director	Director

CANADIAN SATELLITE RADIO HOLDINGS INC.

A Development Stage Company

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(In Canadian dollars)

				For the period from
				inception (July 31,
	For the year ended	For the year ended	For the year ended	2002) through
	August 31, 2005	August 31, 2004	August 31, 2003	August 31, 2005
	$	$	$	$
Revenue	—	—	—	—
Operating expenses Cost of revenue	—	—	—	—
Indirect costs (note 4)	3,528,914	907,606	157,532	4,679,233
General and administrative (note 4)	3,172,480	779,692	157,532	4,194,885
Amortization	3,865	747	—	4,612
	6,705,259	1,688,045	315,064	8,878,730
Net loss for the year	(6,705,259)	(1,688,045)	(315,064)	(8,878,730)
Deficit — Beginning of period	(2,173,471)	(485,426)	(170,362)	(0)
Deficit — End of period	(8,878,730)	(2,173,471)	(485,426)	(8,878,730)
Basic and fully diluted loss per common share	(17,833)	(4,489)	(838)	(23,614)

CANADIAN SATELLITE RADIO HOLDINGS INC.

A Development Stage Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Canadian dollars)

	For the year ended August 31, 2005	For the year ended August 31, 2004	For the year ended August 31, 2005	For the period from inception (July 31, 2002) through August 31, 2005
	$	$	$	$
Cash provided by (used in) Operating activities Net loss for the period	(6,705,259)	(1,688,045)	(315,064)	(8,878,730)
Add: non cash item Amortization	3,865	747	—	4,612
Net change in non cash working capital related to operations
Accounts payable	6,701,394	1,687,298	315,064	8,874,118
Net cash used in operating activities	0	0	0	0
Change in cash during the period	—	—	—	—
Cash — Beginning of period	20	20	20	20
Cash — End of period	20	20	20	20
Supplemental cash flow disclosures
Property and equipment purchases in accounts payable	1,729,148	255,083	—	1,984,231
Computer software purchases in accounts payable	1,006,634	—	—	1,006,634
Additions to property and equipment and long-term obligations	16,987	—	—	16,987

CANADIAN SATELLITE RADIO HOLDINGS INC.

A Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2005, 2004 and 2003

(In Canadian dollars, unless otherwise stated)

1.  Organization and nature of business

Canadian Satellite Radio Holdings Inc. (the Company) is at August 31, 2005 a wholly owned subsidiary of Canadian Satellite Radio Investments Inc. (CSR Investments) and was incorporated on July 31, 2002 for the purpose of establishing and operating a Canadian satellite radio service. On June 16, 2005, the Canadian Radio-television and Telecommunications Commission (CRTC) approved the application for a license to the Company’s wholly owned subsidiary, Canadian Satellite Radio Inc. (CSR). The decision granted a broadcasting license to CSR to carry on a satellite subscription undertaking, subject to certain conditions. The undertaking must be operational within 24 months of the decision. The initial form of the broadcasting license will expire on August 31, 2011. The license is described further in note 7.

The Company is in the development stage and has no history of commercial operations. In addition to the application for its broadcasting license, the Company has been in the process of building its infrastructure and developing its marketing and other operational plans, with the intention of launching its subscription-based satellite radio service to the Canadian market. Except for the capital expenditures related to property, equipment and software, the Company has expensed all other costs incurred on developing its business.

The Company has certain exclusive arrangements with XM Satellite Radio Holdings Inc. (XM) to provide the Company’s services in Canada as further explained in note 11. The Company’s operations will rely on XM’s cooperation and its programming content, satellite network and underlying technology, as well as XM’s operational and marketing efficiency, competitiveness, finances, regulatory status and overall success in the United States.

From its inception, the Company has incurred net losses, and losses and negative cash flow are expected to continue through to the launch of services and beyond. Throughout the period from August 31, 2005 to the launch of the Canadian satellite radio service on November 22, 2005, the Company incurred capital infrastructure expenditures and operating losses. These costs and expenditures were financed by CSR Investments or other related companies prior to the completion of the Company’s initial public offering of shares (“Equity Offering”). On December 12, 2005, the Company completed the Equity Offering for 3,437,500 Class A Subordinate Voting Shares and received net proceeds of approximately $50 million. Immediately prior to the Equity Offering, the Company received a capital contribution of $15 million from CSR Investments, which was used to repay amounts owing to a company controlled by John I. Bitove as described in note 4. With the proceeds from the capital contribution, the Equity Offering and the XM $45 million standby credit facility, the Company expects to be able to fund the costs of the launch of the service and ongoing operations through calendar 2006.

On February 10, 2006, the Company completed a note offering for gross proceeds of US$100 million, of which US$35.5 million is held in an interest reserve account to cover the first six semi-annual interest payments due on the notes. See note 11 for further information on these notes.

2. Summary of significant accounting policies

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles, and include the following significant accounting policies:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, CSR. All material intercompany transactions and balances have been eliminated.

Property and equipment

Property and equipment are recorded at cost less accumulated amortization.

Repairs and maintenance that do not enhance the service potential of the related assets are charged to expenses as incurred. Renewals and betterments, which materially prolong the useful lives of the assets, are capitalized. The cost and related accumulated amortization of property sold are removed from the accounts, and gains and losses are recognized in the consolidated statement of operations and deficit.

Amortization of property and equipment

Amortization is computed on a straight-line basis at rates sufficient to amortize the cost of the assets over their estimated useful lives.

Leaseholds	Initial lease term
Broadcast studio equipment	3 to 10 years
Computer hardware	3 to 5 years
Furnishings and equipment	3 to 10 years

Asset retirement obligations

The Company has obligations with respect to the retirement of terrestrial repeaters and restoration of facilities back to their original state at the end of the lease term. Accruals are made based on management’s estimates of current market restoration costs, inflation rates and discount rates. At the inception of a lease, the present value of the expected cash payments is recognized as an asset retirement obligation with a corresponding amount recognized in property assets. The property asset amount is amortized and the liability is accreted over the period from lease inception to the time the Company expects to remove the terrestrial repeater equipment and vacate the premises resulting in both amortization and accretion charges in the consolidated statement of operations and deficit.

During the year ended August 31, 2005, the Company recorded an asset retirement obligation of $16,987 which is included in long-term obligations.

Intangibles

Intangibles consist of computer software development and is recorded at cost. Capitalized computer software costs will be amortized on a straight-line basis over five years once in operation. No amortization has been taken during the year ended August 31, 2005 as the assets were still in development.

Impairment of long-lived assets

Property, equipment and computer software are tested for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If it is determined that the carrying value of the asset or group of assets is not recoverable, a write-down to fair value is charged to the statement of operations and deficit in the period that such a determination is made.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the consolidated balance sheet dates and non-monetary items are translated at historical exchange rates.

Operating revenue and expenses are translated at average exchange rates prevailing during the year. Gains or losses arising from these transactions are included in the statement of operations and deficit.

Financial instruments

The carrying amounts of cash and accounts payable approximate their fair values because of the near-term maturity of these instruments.

Income taxes

Income taxes are accounted for under the liability method, whereby future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for income tax purposes. A valuation allowance is provided for the portion of future tax assets that is more likely than not to remain unrealized. Significant judgment is involved in determining the realizability of temporary differences and tax loss carry-forwards. Future income tax assets and liabilities are measured using substantively enacted income tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future income tax assets and liabilities are adjusted for the effects of changes in income tax laws in the period in which the change occurs.

Stock-based compensation

The Company expenses the fair value of share options when granted to employees, directors and senior officers over the related vesting period.

Revenue recognition

The Company expects to derive revenue primarily from subscription and activation fees and advertising.

Subscriber fees which generally are expected to be billed in advance, are recognized as the service is provided. Activation fees, which are expected to be non-refundable after 30 days are anticipated to be recognized over the estimated 40-month life of the customer relationship. The estimated term of the subscriber relationship is based on market data and management’s judgment, and may change in the future as further historical data becomes available. Sales incentives consisting of rebates to customers generally are accounted for as reductions of revenue when the revenue is recognized or the incentive offered.

The Company will recognize advertising revenue from sales of advertisements in the period in which the advertising is broadcast. Agency fees are presented as a reduction to revenue in the financial statements. Advertising revenues from barter transactions are recognized at fair value. Merchandise or services received in barter transactions are recorded as expenses when used or received.

Advertising and marketing

Advertising and marketing costs are expensed as incurred. Market development funds consisting of variable payments to reimburse retailers for the costs of advertising and other market awareness activities are expensed at the time the activities occur.

Subscriber acquisition costs

Subscriber acquisition costs include incentives and subsidies paid to retailers, automotive manufacturers and radio manufacturers to distribute and activate radios with the capacity to receive XM satellite radio programming (XM Radios). Subscriber acquisition costs do not include advertising and marketing costs, loyalty payments or revenue share arrangements. The Company expects the majority of these subscriber acquisition costs to be incurred in advance of the subscriber purchasing a subscription from the Company. Compensation paid under these arrangements is expensed upon sale or activation of the radio.

Subscriber service costs

The activation fee paid to XM as part of the license agreement (note 11) is deferred and amortized to cost of revenue over the estimated 40-month life of the customer relationship. The XM subscription participation fees are expensed as a cost of revenue as the related subscription revenue is recognized into income.

Broadcast license acquisition costs

All costs related to obtaining and maintaining the broadcast license are expensed as incurred.

Programming royalty arrangements

The Company negotiates music programming royalty arrangements with a number of Canadian copyright collectives. The cost of these royalty arrangements are expensed as a cost of revenue. Until these arrangements are finalized, the Company recognizes the cost based on management’s best estimate.

Loss per share

Loss per share is computed by dividing the net loss for the year by the weighted average number of common shares outstanding during the year.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the dates of the financial statements and expenses for the periods reported. Actual results may differ from those estimates.

Recent Accounting Pronouncements

Financial Instruments, Comprehensive Income, Hedges - On January 27, 2005, the Accounting Standards Board issued CICA Handbook section 1530 Comprehensive Income (“Section 1530”), Handbook Section 3855 Financial Instruments - Recognition and Measurement (“Section 3855”) and Handbook Section 3865 Hedges (“Section 3865”). Section 3855 expands on CICA Handbook section 3860 Financial Instruments - Disclosure and Presentation by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Section 3865 is optional. It provides alternative treatments to Section 3855 for entities that choose to designate qualifying transactions as hedges for accounting purposes and specifies how hedge accounting is applied and what disclosures are necessary when it is applied. Section 1530 introduced a new requirement to present temporarily certain gains and losses outside net income in a new component of shareholders’ equity entitled Comprehensive Income. These standards are effective for the Company beginning September 1, 2007. Based on the Company’s current financial position, the Company does not expect these standards to have a material impact on its consolidated financial statements.

3. Property and equipment

Property and equipment consist of the following:

	2005
	Cost	Accumulated amortization	Net
	$	$	$
Terrestrial repeater network	1,885,164	—	1,885,164
Leaseholds	81,312	—	81,312
Computer hardware	34,742	4,612	30,130
	2,001,218	4,612	1,996,606

	2004
	Cost	Accumulated amortization	Net
	$	$	$
Terrestrial repeater network	248,364	—	248,364
Computer hardware	6,719	747	5,972
	255,083	747	254,336

The amount disclosed under terrestrial repeater network represents costs capitalized related to the construction of the XM radio system which is still in progress. Once in operation, the terrestrial repeater network assets will be amortized on a straight-line basis over their estimated useful lives of 5 to 10 years.

4. Related party accounts and transactions

John I. Bitove is the controlling shareholder of CSR Investments and the Chairman and Chief Executive Officer of the Company. The Company was established for the purpose of making satellite radio service available to the Canadian public on a commercial basis. To achieve this purpose, John I. Bitove and the Company entered into a Memorandum of Agreement (MOA) with XM dated August 7, 2003. Prior to completing the MOA, the Company commenced some initial assessments and investigation of satellite radio for Canada. The MOA confirmed the binding arrangements for the parties to work together to obtain a Canadian broadcast license to operate a subscription-based satellite radio service in Canada. In addition, the MOA also included the non-binding arrangements with respect to a future license arrangement between the parties, the equity structure, corporate governance, and other matters impacting the launch, marketing and operations of the satellite radio service in Canada.

The Company contracted the services of another company controlled by John I. Bitove to manage and fund the process of applying and obtaining a Canadian broadcast license for its planned satellite radio service. The Company was required to reimburse all direct costs as they were incurred throughout the period of the license application and up to the time of the Equity Offering. An additional amount was payable based on the level of direct costs. This amount, reported as indirect costs in the consolidated statement of operations and deficit, includes an element for all indirect costs incurred by John I. Bitove or any company controlled by John I. Bitove during the period presented.

The amounts due to companies controlled by John I. Bitove of $10,528,029 (2004: $2,184,556, 2003: $485,426) represent the amounts paid or payable for direct operating expenses, capital expenditures and the general administrative expenses. The amounts are non-interest bearing with no fixed terms of repayment, and due within 90 days of the issuance of a broadcast license by the CRTC. Subsequent to year-end, $15 million was received from CSR Investments and used to repay amounts owing to these companies.

In 2003, CSR Investments granted the equivalent of 34,918 options to acquire shares of CSR Investments at nominal exercise price to a director of CSR Investments who, in fiscal 2005, became an officer of the Company. The grant included anti-dilution provisions which entitled the director to a 5% interest in CSR Investments. These options vested upon receiving the regulatory approval for the CRTC license. The grant date fair value of each option was later determined to be $15.75. The compensation cost included in indirect costs for fiscal 2005, 2004 and 2003 for the individual amounted to $240,000, $240,000 and $60,000 respectively. These amounts were included in amounts due to companies controlled by John I. Bitove. The estimated fair value of the options was based on the same value arising from the $15 million of equity contributed to the Company by CSR Investments. As at August 31, 2005, none of these options were exercisable.

In June 2005, CSR Investments granted 21,868 options to acquire shares of CSR Investments at the equivalent of $7.54 per share to certain consultants and advisors that provided services to the Company, employees of a company related to CSR Investments and an officer of the Company. These options had the equivalent of a grant date fair value of $151 per option and an estimated fair value of $3.3 million. Approximately 75% of these options expire in June 2008, vested and were exercisable immediately and accordingly the compensation cost has been included in indirect costs in fiscal 2005. The remaining options vest in June 2008, expire in December 2008 and compensation costs are being expensed as stock-based compensation, starting with fiscal 2005, over the 3-year vesting period. The estimated fair market value of these options was determined using the Black Scholes valuation model using the following assumptions: estimated fair value of CSR Investments of $160 per share, risk free interest rates of 5%, expected lives of 3 years, dividend yield of nil and volatility of 82.5%.

In December 2005, through a series of steps including the amalgamation of the Company with 2087609 Ontario, Inc., the existing CSR Investments option holders described above exercised half of their options and received 1,007,289 Class A Subordinate Voting Shares. The director whose options vested with the CRTC license approval exchanged the remaining options for an equivalent equity interest in CSR Investments with fair market value repurchase rights. While all of these costs were borne by CSR Investments,  this series of steps was viewed to create a modification of the options and has thus resulted in an additional stock-based compensatory expense of approximately $3 million in the three month period ended February 28, 2006. The Company did not receive any consideration on the exercise of these options.

In December 2005, 2,403 options of CSR Investments were granted to an officer of the Company with an nominal exercise price. These options vest over three years but may be accelerated if the employee ceases to be employed by the Company. Accordingly, an additional stock-based compensatory expense of approximately $1 million was recorded in the three month period ended February 28, 2006. These options were valued using the Black Scholes valuation model using the following  assumptions: fair value of CSR Investments of $416 per share, risk free interest rate of 5%, expected life of  three years, dividend yield of nil and volatility of 82.5%.

Subsequent to year end, CSR Investments advanced the Company $300,000. This loan is non-interest bearing and has no fixed terms of repayment. In addition, CSR Investments incurred $2,862,764 of costs related to the Company’s license application process. This amount will be included in contributed surplus.

Subsequent to year-end, the Company has entered into a payroll service agreement with KIT LP for an annual amount of $20,000. KIT LP is owned, directly or indirectly, as to approximately 60.2% by Priszm Canadian Income Fund and as to approximately 39.8% by a company controlled by John I. Bitove.

5. Lease obligations

The Company has non-cancelable operating leases for office space and terrestrial repeater sites committed as of August 31, 2005. The annual minimum lease payments in the table below do not include any common costs, such as taxes and utilities, which cannot be determined in advance.

$
2006	137,592
2007	99,012
2008	99,012
2009	99,012
2010	98,179
Thereafter	117,184
649,991

6. Contracts and commitments

Terrestrial repeater purchase agreement with XM

The Company has agreed to purchase terrestrial repeaters from XM as needed to build a terrestrial repeater system throughout Canada. Terrestrial repeaters are used to improve the transmission of satellite signals in more densely populated and developed areas. As of August 31, 2005, a total of six high power repeaters had been purchased and received by the Company. The following amounts included as part of accounts payable were due to XM in respect of the purchase of these terrestrial repeaters:

	2005 $	2004 $
Accounts payable to XM for terrestrial repeater purchases	1,336,954	243,251

In the period from September 1, 2005 through November 30, 2005, the Company purchased 74 additional terrestrial repeaters for US$7,556,035.

The terrestrial repeaters will be paid either from the proceeds of the Equity Offering, a facility provided by XM or other available funds. The amounts are payable to XM in U.S. dollars.

National Hockey League

On September 9, 2005, XM and the National Hockey League signed a term sheet to secure satellite radio National Hockey League broadcast and marketing rights. The term sheet between XM and the National Hockey League is a ten-year agreement, with satellite radio exclusivity over the last eight years, for which XM’s total cost is approximately US$100 million. The Company’s commitment to reimburse XM for a portion of its obligations under this term sheet totals US$69 million payable as follows:

US$
2006	5,500,000
2007	5,500,000
2008	7,000,000
2009	7,000,000
2010	7,000,000
Thereafter	37,000,000
69,000,000

Retailer agreements

The Company has signed agreements with The Source and Best Buy Canada Ltd. for the retailers to act as compensated independent contractors on the sale of satellite receiving equipment. Under these agreements, the Company will compensate the retailers for each XM Radio sold in the retail locations. The Company will also create a market development compensation fund, based on a variable per radio activated rate, to be used for certain cooperative consumer advertising programs and events.

7. Broadcast license

On June 16, 2005, CSR Inc. received approval of its application for a broadcast license from the CRTC, subject to certain conditions. On September 7, 2005, CSR Inc. applied to amend the CRTC broadcast license. On November 21, 2005, the CRTC advised CSR Inc. that it was satisfied that the conditions to the grant of its broadcast license were fulfilled, and that the license would therefore be issued when: (i) the Department of Industry notified the CRTC that its technical requirements had been met, and (ii) CSR Inc. confirmed to the CRTC that it was prepared to commence operations. The Department of Industry notified the CRTC that its technical requirements had been met on November 22, 2005. Similarly, on November 22, 2005, CSR Inc. confirmed to the CRTC that it was prepared to commence operations. As a result of the satisfaction of these conditions, CSR Inc. has fulfilled all regulatory conditions to launch, and CSR Inc. has been authorized to launch its service. The Company must contribute a minimum of 5% of gross revenues of the satellite radio undertaking to eligible third parties directly connected to the development of Canadian musical and other artistic talent during each broadcast year. On February 10, 2006, the CRTC approved CSR Inc.’s application dated September 7, 2005.

8. Income taxes

The Company has recorded a nil provision for income taxes. The difference between the amount computed by multiplying the net loss by the statutory Canadian tax rate and the nil provision for income taxes is reconciled as follows:

	2005	2004	2003
	$	$	$
Net loss	6,705,259	1,688,045	315,064
Tax at statutory rate — 36.12%	2,421,940	609,722	113,801
Differences in income taxes resulting from:
Change in valuation allowance	2,418,603	604,254	113,801
Non-deductible items	3,337	5,468	—
Provision for income taxes	0	0	0

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Future income tax assets and liabilities consist of the following temporary differences:

	2005	2004
	$	$
Future tax assets:
Losses not recognized	3,044,498	752,614
Tax assets related to capital assets	151,129	24,410
Total future assets	3,195,627	777,024
Valuation allowance	(3,195,627)	(777,024)
Net future tax asset	0	0

A full valuation allowance has been provided to fully offset the future tax assets as the Company is not certain that such benefits can be utilized in the near future.

9. Share capital

$
Authorized Unlimited number of common shares Issued 200 common shares	20

As a result of a reorganization of the Company on December 8, 2006, the Company’s existing 15,000,200 common shares were converted to 81,615,633 Class B Voting Shares and 1,007,289 Class A Subordinate Voting Shares. As three Class B Voting Shares are economically equivalent to one Class A Subordinate Voting Share, the conversion resulted in the issuance of 28,212,500 common share equivalents. The conversion has been accounted for as a share split resulting in 1.88 common share equivalents being issued for each pre-existing common share. The per share information in these financial statements have been restated to reflect the impact of the share split. The Company’s number of shares outlined in the table above have not been revised in these financial statements as further described in Note 11.

10. Segmented information

The Company has a single operating segment. All of the Company’s property, equipment and intangibles are located in Canada.

11. Subsequent events

Audiovox Electronics Corp. (Audiovox)

On September 23, 2005, the Company signed a two-year agreement with Audiovox as a satellite radio hardware manufacturer. The agreement includes terms as to the selling price of the products as well as a subsidy fee payable to Audiovox by the Company based on the number of units that Audiovox sells as well as the number of units that are activated by the Company.

Delphi Automotive Systems LLC (Delphi)

On September 28, 2005, the Company signed an agreement with Delphi as a satellite radio hardware manufacturer. The term of the agreement is to December 31, 2007. The agreement includes a subsidy amount to be paid by the Company for each Delphi unit activated on a monthly basis.

Leases entered into after August 31, 2005

A total of 20 leases have been entered into since August 31, 2005. This includes 18 leases for terrestrial repeater sites and the leases for the Montréal and Toronto studios. The lease for the Toronto studio is with a company controlled by John I. Bitove. This lease is for 15 years with total charges of approximately $1.9 million. The annual minimum lease payments in the table below do not include any common costs, such as taxes and utilities, which cannot be determined in advance. As at February 10, 2006, the annual minimum lease payments, excluding any common costs, such as taxes and utilities, which cannot be determined in advance, are as follows:

$
2006	244,228
2007	243,840
2008	240,340
2009	236,173
2010	235,340
Thereafter	1,342,848
2,542,769

Reorganization of share capital

On December 8, 2005, the Company amalgamated with 2087609 Ontario Inc., a newly incorporated company wholly-owned by CSR Investments. As a result of the amalgamation the Company was (i) authorized to issue an unlimited number of Class A Subordinate Voting Shares, Class B Voting Shares, and Non-Voting Shares, (ii) the existing 15,000,200 common shares were converted into 81,615,633 Class B Voting Shares and 1,007,289 class A Subordinate Voting Shares which were then issued to certain employees and service providers which will be accounted for as compensatory, and (iii) the common shares were deleted as an authorized class of shares.

Stock-based compensation

In November 2005, the Board of Directors of the Company approved a stock option plan for the purpose of providing additional incentives to attract and retain employees, directors, and senior officers of the Company and its affiliates.

Under this plan, the Company has granted options to certain of its employees and senior officers, for 1,100,000 Class A Subordinate Voting Shares. The exercise price is $0.01. The options were conditional on the closing of the Equity Offering. 1,075,000 options will vest in equal one-fourth annual amounts beginning on the date of the closing of the Company’s Equity Offering and ending on the third anniversary thereof. Vesting may be accelerated if the employee ceases to be employed by the Company. Given that the vesting of these options were also conditional on the closing of the Equity Offering, no compensation expense was recorded for these options for the year ended August 31, 2005. The remaining 25,000 options vested on the closing of the Company’s Equity Offering.

In December 2005, the Company granted options, prior to the closing of the Equity Offering, to certain of its directors, employees and senior officers for 1,175,000 Class A Subordinate Voting Shares with an exercise price of $16.00. These options will vest in equal one-fifth amounts beginning on the first anniversary of the Equity Offering and ending on the fifth anniversary of the Equity Offering date.

These options will expire on the seventh anniversary of the grant date. Any option not exercised prior to the expiry date will become null and void.

Advertising commitments

The Company has committed to buy $3 million and $2 million of radio advertising from two entities to be paid through the issuance of the Company’s Class A Subordinate Voting Shares. In addition, the Company has committed to a minimum purchase of $10 million of advertising from one of these entities over a period of three years commencing on the date of closing of the Equity Offering, subject to a per annum minimum of $1.5 million.

XM agreements

On November 17, 2005, the Company entered into a number of agreements with XM which provide the Company with exclusive rights to offer XM satellite digital audio radio service in Canada. These rights include the following:

•	exclusive non-transferable right and license to sell the XM basic channels package to Canadian subscribers;
•	access to the programming on the XM channels;
•	rights to the use of the XM related trademarks;
•	information and expertise regarding the following:
o	acquisition of content distribution rights,
o	promotion, marketing and distribution,
o	construction, maintenance and operation of a repeater network and broadcast facilities,
o	computer software and system support, and
o	sharing of technology licenses.

The license agreement requires the payment of a service fee of 15% of all subscriber fees for the basic service. The Company will also pay to XM an additional fee for any premium services sold to subscribers and an activation charge for each subscriber.

In addition, XM has agreed to provide certain technical and consulting services to the Company to assist with the installation and roll-out of terrestrial repeaters and other services, including technical assistance with interfaces between the Company’s and XM’s systems and operational support. The Company will pay XM US$100,000 per month from September to December 2005 for these services. The monthly fee will be re-evaluated after December 2005 and adjusted based on the level of continuing assistance required.

XM has provided the Company a $45 million credit facility solely to be utilized to finance the purchase of terrestrial repeaters and license fees. The facility matures on December 31, 2012 and bears an interest rate of 9% per year. XM has a right to convert unpaid principal amounts advanced into Class A Subordinate Voting Shares of the Company at a conversion price of $16.00 per share. In certain circumstances, the Company may convert any outstanding amounts into Class A Subordinate Voting Shares. Advances under the facility are subject to certain conditions including a maximum amount of additional debt and minimum annual cash flow requirements. Currently no amounts are outstanding under this facility.

Agreements with Original Equipment Manufacturers

On November 30, 2005, the Company entered into a 13-year distribution agreement with General Motors of Canada Limited (GMCL) to install satellite radio receivers in certain GMCL vehicles and to market the Company’s services. In exchange, the Company will pay consideration to GMCL that includes one-time installation commissions, subscriber commissions, a share of subscription fees for GM subscribers and funds to be used on joint advertising opportunities.

In addition, the Company agreed to issue in escrow a 3% equity interest in the Company to another automotive equipment manufacturer (OEM) that enters into a distribution agreement with the Company on certain specific terms. In December 2005, 1,424,250 Class A Subordinate Voting Shares of the Company were placed in escrow. In March 2006, the Company entered into agreements with Honda Canada Inc. (“Honda”) and Nissan Canada Inc. (“Nissan”). The distribution agreements include one-time installation commissions, subscriber commissions and a share of subscription fees. As part of the distribution agreement with Honda, the Company provided 949,500 Class A subordinate Voting Shares from escrow which were determined to have a value of $9,827,325 based on the market price of the shares at the date the shares were released from escrow. Distribution rights with a value of $9,827,325 will be recorded as an intangible asset to be amortized over the 8-year term of the Honda agreement. As part of the distribution agreement with Nissan, the company provided 474,750 Class A Subordinate Voting Shares from escrow which were determined to have a value of $4,913,663 based on the market price of the shares at the date the shares were released from escrow. Distribution rights with a value of $4,913,663 will be recorded as an intangible asset to be amortized over the 10-year term of the Nissan agreement.

Initial Public Offering

On December 12, 2005, the Company completed an initial public offering for 3,437,500 Class A Subordinate Voting Shares and received net proceeds of approximately $50 million.

Share capital transactions

Immediately prior to the closing of the Equity Offering, CSR Investments provided additional capital of $15 million. On December 12, 2005, the Company repaid $15 million owed to parties related to CSR Investments.

On November 17, 2005, the Company entered into a Share Issuance Agreement and provided XM its rights to a 23.33% ownership interest in the Company, as contemplated in the 2003 Memorandum of Agreement and as reflected in documents filed with the CRTC. On December 12, 2005, the Company issued 11,077,500 Class A Subordinate Voting Shares of the Company to XM. The Class A Subordinate Voting Shares were determined to have a value of $177,240,000, based on the Equity Offering price of $16.00 per share. Contract rights with a value of $177,240,000 will be recorded as an intangible asset to be amortized over the initial term of the XM agreements of ten years plus the additional renewal period of 5 years.

As part of the distribution agreement with GMCL, the Company agreed to provide GMCL with a 7% equity interest in the Company. On December 12, 2005, the Company issued 3,323,250 Class A Subordinate Voting Shares to GMCL. The Class A Subordinate Voting Shares were determined to have a value of $53,172,000, based on the Equity Offering price of $16.00 per share. Distribution rights with a value of $53,172,000, will be recorded as an intangible asset to be amortized over the 13-year term of the GMCL agreement.

Notes Offering

On February 10, 2006, the Company issued US$100.0 million aggregate principal amount of 12.75% Senior Notes due 2014 (the “Notes”), in a private placement. Interest payments on the Notes are due semi-annually, on each February 15 and August 15, commencing August 15, 2006. The Notes are unsecured and guaranteed by the subsidiaries of the Company. The Notes are redeemable at the option of the Company on or after February 15, 2010. Prior to February 15, 2009, the Company may redeem up to 25% of the Notes with the proceeds of sales of capital stock. The indenture governing the Notes requires the Company to establish an interest reserve account in the amount of US$35.5 million to cover the first six interest payments due under the Notes. The indenture also contains certain provisions which restrict or limit the Company’s ability to, among other things, incur more debt, pay dividends, redeem stock or make other distributions, enter into transactions with affiliates or transfer or sell assets.

The Notes issued by the Company are guaranteed by its wholly-owned subsidiary CSR, the Company’s only subsidiary. The guarantee is full and unconditional. The Company has no independent assets or operations. As a result, the consolidating financial information has not been provided.

12	Canadian and United States accounting policy differences

The consolidated financial statements of the Company have been prepared in accordance with GAAP as applied in Canada. In certain aspects GAAP as applied in the United States (“U.S.”) differs from Canadian GAAP. There were no material differences between Canadian and U.S. GAAP that impacted the consolidated balance sheets, statements of operations and deficit and cash flows of the Company. Other additional disclosures required under U.S. GAAP have been provided below:

Principal differences affecting the Company

Other disclosures

The following amounts are included in general and administrative costs:

	2005	2004	2003
Rent expense	$31,909	$0	$0

Amortization expense for intangible assets for the next five years will be as follows:

$
2006	201,327
2007	201,327
2008	201,327
2009	201,327
2010	201,327

Recent U.S. accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R. SFAS 123R requires recognition of compensation expense for stock options granted to employees. The expense is equal to the grant-date fair value of the option granted, and the expense is recognized over the vesting period. The standard is effective for the Company as at September 1, 2005. As of August 31, 2005, the Company had not granted any stock options. Compensation expense will need to be recorded for new option awards. The amount of compensation expense that will be recorded in fiscal 2006 and beyond will depend on the amount and timing of option activity. The Company has adopted the standard under the modified prospective basis afforded under the standard.

SFAS 153, “Exchanges of Non-Monetary Assets - an Amendment of APB Opinion 29,” was issued in December 2004. Accounting Principles Board (“APB”) Opinion 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. SFAS amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The standard is effective for the Company for non-monetary asset exchanges occurring in fiscal 2006 and will be applied prospectively. The adoption of this standard is not expected to have a material impact on the financial statements of the Company.

CANADIAN SATELLITE RADIO HOLDINGS INC.

(Formerly A Development Stage Company)

INTERIM CONSOLIDATED BALANCE SHEET

(UNAUDITED)

As at February 28, 2006

(In Canadian dollars)

	February 28, 2006 $	August 31, 2005 $
Assets
Current assets
Cash anc cash equivalents	78,997,450	20
Accounts receivable	498,607	-
Inventory	929,789	-
Prepaid expenses	2,621,663	-
	83,047,509	20

Restricted investment (note 12)	40,469,206	-

Deferred financing costs (note 12)	5,209,208	-

Property and equipment (note 6)	21,752,225	1,996,606

Contract rights, distribution rights and computer software (note 7)	232,145,435	1,006,634

Total assets	382,623,583	3,003,260

Liabilities and Shareholders’ Equity (Deficiency)
Current liabilities
Accounts payable (notes 8 and 9)	12,007,596	11,864,983
Deferred revenue	1,294,928	-
	13,302,524	11,864,983

Long-term debt (note 12)	113,660,000	-

Long-term obligations (note 3)	546,269	16,987

Total liabilities	127,508,793	11,881,970

Shareholders’ Equity (Deficiency)
Share capital (note 11)	297,454,374	20
Contributed surplus (notes 8 and 11)	25,107,310	-
Deficit	(67,446,894)	(8,878,730)

Total shareholders’ equity (deficiency)	255,114,790	(8,878,710)

Total liabilities and shareholders’ equity (deficiency)	382,623,583	3,003,260

CANADIAN SATELLITE RADIO HOLDINGS INC.

(Formerly A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT

(UNAUDITED)

(In Canadian dollars)

	Three months ended February 28,		Six months ended February 28,
	2006 $	2005 $	2006 $	2005 $

Revenue	1,144,931	-	1,190,941	-

Operating expenses
Cost of revenue	5,190,056	-	8,319,699	-
Indirect costs (note 8)	-	519,252	827,125	993,025
General and administrative (note 8)	4,012,465	455,840	9,600,470	877,414
Stock-based compensation (note 11)	22,244,546	-	22,244,546	-
Marketing	9,385,347	-	14,015,595	-
Amortization	4,712,630	560	5,191,310	1,120

	45,545,044	975,652	60,198,745	1,871,559

	(44,400,113)	(975,652)	(59,007,804)	(1,871,559)

Interest expenses	211,589	-	211,589	-

Foreign exchange gains	650,389	-	651,229	-

Net loss for the period	(43,961,313)	(975,652)	(58,568,164)	(1,871,559)

Deficit-Beginning of period	(23,485,581)	(3,069,378)	(8,878,730)	(2,173,471)

Deficit - End of period	(67,446,894)	(4,045,030)	(67,446,894)	(4,045,030)

Basic and fully diluted loss per share (note 13)	(1.05)	(2,595)	(2.81)	(4,978)

CANADIAN SATELLITE RADIO HOLDINGS INC.

(Formerly A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(In Canadian dollars)

	Three months ended February 28,		Six months ended February 28,
	2006 $	2005 $	2006 $	2005 $

Cash provided by (used in)

Operating activities
Net loss for the period	(43,961,313)	(975,652)	(58,568,164)	(1,871,559)
Add: Non-cash items
Costs paid by parent company	-	-	2,862,764	-
Stock option expense	22,244,546	-	22,244,546	-
Amortization of intangible assets	4,245,099	-	4,687,474	-
Amortization of property and equipment	467,531	560	503,836	1,120
Interest accretion expense	15,857	-	16,409	-
Foreign exchange gains	(650,389)	-	(651,229)	-
Net change in non-cash working capital related to operations (note 14)	(15,656,528)	975,092	(4,374,406)	1,870,439

Net cash used in operating activities	(33,295,197)	-	(33,278,770)	-

Investing activities
Restricted investments	(41,015,595)	-	(41,015,595)	-
Purchase of property and equipment	(17,073,694)	-	(17,073,694)	-
Purchase of intangibles	(4,781,761)	-	(4,781,761)	-

Net cash used in investing activities	(62,871,050)	-	(62,871,050)	-

Financing activities
Initial public offering - net of issuance costs	50,042,354	-	50,042,354	-
Shares issued to CSR Investments	15,000,000	-	15,000,000	-
Deferred financing costs	(4,641,862)	-	(4,641,862)	-
Proceeds from long-term debt	115,420,000	-	115,420,000	-

Net cash provided by financing activities	175,820,492	-	175,820,492	-

Foreign exchange loss on cash held in foreign currency	(674,082)	-	(673,242)	-

Change in cash and cash equivalents during the period	78,980,163	-	78,997,430	-

Cash and cash equivalents - Beginning of period	17,287	20	20	20

Cash and cash equivalents - End of period	78,997,450	20	78,997,450	20

Supplemental cash flow disclosures
Rights acquired through issuance of shares	-	-	230,412,000	-
Property and equipment purchases in accounts payable	2,672,888	-	2,672,888	-
Computer software purchases in accounts payable	632,514	-	632,514	-
Prepaid advertising purchased through issuance of equity	2,000,000	-	2,000,000	-
Additions to property and equipment and long-term obligations for asset retirement obligation	89,579	-	512,873	-
Deferred financing costs related to long-term debt	600,000	-	600,000	-

CANADIAN SATELLITE RADIO HOLDINGS INC.

(Formerly A Development Stage Company)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

February 28, 2006

1. Basis of presentation

The accompanying interim consolidated financial statements of Canadian Satellite Radio Holdings Inc. (the Company) have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for annual financial statements. These interim consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of the Company. The accompanying financial information reflects all adjustments, consisting primarily of normally recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Operating results for the three-month period ended February 28, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 2006. These interim consolidated financial statements follow the same accounting principles and methods of application as the consolidated financial statements for the year ended August 31, 2005, except as described in note 3.

2. Organization and nature of business

The Company was a wholly owned subsidiary of Canadian Satellite Radio Investments Inc. (CSR Investments) and was incorporated on July 31, 2002 for the purpose of establishing and operating a Canadian satellite radio service. On June 16, 2005, the Canadian Radio-television and Telecommunications Commission (CRTC) approved the application for a broadcasting license to the Company’s wholly owned subsidiary, Canadian Satellite Radio Inc. (CSR). The decision granted a broadcasting license to CSR to carry on a satellite subscription undertaking, subject to certain conditions. The initial form of the broadcasting license will expire on August 31, 2011. The license is described further in note 10.

The Company was previously a development stage company. The Company has now completed the construction of its terrestrial repeater network, launched its subscription-based satellite radio to the Canadian market on November 22, 2005, and achieved revenues from new subscribers. As a result, the Company is no longer considered a development stage company.

The Company has certain exclusive arrangements with XM Satellite Radio Holdings Inc. (XM) to provide the Company’s services in Canada as further explained in note 4. The Company’s operations will rely on XM’s co-operation and its programming content, satellite network and underling technology, as well as XM’s operational and marketing efficiency, competitiveness, finances, regulatory status and overall success in the United States.

From its inception, the Company has incurred net losses. Losses and negative cash flows are expected to continue. On December 12, 2005, the Company completed an initial public offering for 3,437,500 Class A Subordinate Voting Shares (the Offering) and received net proceeds of approximately $50 million. Immediately prior to the Offering, the Company also received an additional equity contribution of $15 million from CSR Investments. This $15 million contribution was used to reduce amounts owing to a company controlled by John I. Bitove as described in note 8.

On February 10, 2006, the Company completed a note offering for gross proceeds of US$100 million, of which US$35.5 million is held in an interest reserve account to cover the first six semi-annual interest payments due on the notes. See note 12 for further information on these notes.

3. Summary of significant accounting policies

Principles of consolidation

The interim consolidated financial statements include the accounts of the Company and its subsidiary, CSR. All material intercompany transactions and balances have been eliminated.

Inventory

Inventory is valued at the lower of weighted average cost and market and consists of finished goods.

Amortization of property and equipment

Amortization is computed on a straight-line basis at rates sufficient to amortize the cost of the assets over their estimated useful lives.

Terrestrial repeater network	5 to 10 years
Leaseholds	initial lease term
Broadcast studio equipment	3 to 10 years
Computer hardware	3 to 5 years
Furnishings and equipment	3 to 10 years

Asset retirement obligations

The Company has obligations with respect to the retirement of terrestrial repeater equipment and restoration of facilities back to their original state at the end of the lease term. Accruals are made based on management’s estimates of current market restoration costs, inflation rates and discount rates. At the inception of a lease, the present value of the expected cash payments is recognized as an asset retirement obligation with a corresponding amount recognized in property assets. The property asset amount is amortized and the liability is accreted over the period from the lease inception to the time the Company expects to remove the terrestrial repeater equipment and vacate the premises, resulting in both amortization and accretion charges in the interim consolidated statement of operations and deficit.

During the six months ended February 28, 2006, the Company recorded an asset retirement obligation of $512,873, which is included in long-term obligations.

Contract rights, distribution rights and computer software

Contract rights, distribution rights and computer software consist of XM rights, General Motors of Canada Limited (GMCL) distribution rights and computer software. These assets are recorded at cost and amortized as follows:

XM rights	15 years
GMCL distribution rights	13 years
Computer software	5 years

4. XM agreements

On November 17, 2005, and as contemplated by the 2003 Memorandum of Agreement with XM, the Company entered into a number of agreements with XM, which provide the Company with exclusive rights to offer XM satellite digital radio service in Canada. These agreements include a License Agreement, a Programming Agreement and a Trademark Agreement, which include the following rights:

•	exclusive non-transferable rights and license to sell the XM basic channels package to Canadian subscribers;
•	access to the programming on the XM channels;
•	rights to the use of the XM related trademarks; and
•	information and expertise regarding the following:
o	acquisition of content distribution rights;
o	promotion, marketing and distribution;
o	construction, maintenance and operation of a terrestrial repeater network and broadcast facilities;
o	computer software and system support; and
o	sharing of technology licenses.

The agreements have an initial term of ten years. The Company may, at its option, extend the term for an additional five years.

The License Agreement requires the payment of a fee of 15% on recognized subscriber revenues for the basic service, an activation charge for each subscriber and an additional fee for any premium services.

In addition, XM has agreed to provide certain technical and consulting services to the Company to assist with the installation and rollout of the terrestrial repeater equipment and other services, including technical assistance with equipment interfaces between the Company’s and XM’s systems and operational support. The Company will pay XM US$100,000 per month from September to December 2005 for these services. Beginning in January 2006, this monthly fee was adjusted to US$50,000 per month through March 2006. This will be renegotiated on a quarterly basis.

XM has provided the Company a $45 million credit facility to be utilized to finance the purchase of terrestrial repeaters and to pay license fees. The facility matures on December 31, 2012 and bears an interest rate of 9% per year. XM has a right to convert unpaid principal amounts into Class A Subordinate Voting Shares of the Company at the Offering price of $16.00 per share. As at February 28, 2006, no amount was drawn against this facility.

5. Agreements with original equipment manufacturers

On November 30, 2005, the Company entered into a 13-year distribution agreement with GMCL to install satellite radio receivers in certain GMCL vehicles and to market the Company’s services. In exchange, the Company will pay consideration to GMCL that includes one-time installation commissions, subscriber commissions, a share of subscription fees for GM subscribers and funds to be used on joint advertising opportunities.

In addition, the Company agreed to issue in escrow a 3% equity interest in the  Company to another  automotive equipment manufacturer (OEM) that enters  into  a  distribution agreement with the Company on certain specific terms. In December 2005, 1,424,250 Class A Subordinate Voting Shares of the Company were placed in escrow. In March 2006, the Company entered into agreements with Honda Canada Inc. (“Honda”) and Nissan Canada Inc. (“Nissan”). The distribution agreements include one-time installation commissions, subscriber commissions and a share of subscription fees. As part of the distribution agreement with Honda, the Company provided 949,500 Class A subordinate Voting Shares from escrow which were determined to have a value of $9,827,325 based on the market price of the shares at the date the shares were released from escrow. Distribution rights with a value of $9,827,325 will be recorded as an intangible asset to be amortized over the 8-year term of the Honda agreement. As part of the distribution agreement with Nissan, the company provided 474,750 Class A Subordinate Voting Shares from escrow which were determined to have a value of $4,913,663 based on the market price of the shares at the date the shares were released from escrow. Distribution rights with a value of $4,913,663 will be recorded as an intangible asset to be amortized over the 10-year term of the Nissan agreement.

6. Property and equipment

Property and equipment consist of the following:

	February 28, 2006

	Cost $	Accumulated amortization $	Net $

Terrestrial repeater network	14,143,822	271,646	13,872,176
Leaseholds	5,471,160	113,488	5,357,672
Broadcast studio equipment	1,393,027	55,511	1,337,516
Computer hardware	611,251	37,521	573,730
Furnishings and equipment	641,413	30,282	611,131

	22,260,673	508,448	21,752,225

	August 31, 2005

	Cost $	Accumulated amortization $	Net $

Terrestrial repeater network	1,885,164	-	1,885,164
Leaseholds	81,312	-	81,312
Computer hardware	34,742	4,612	30,130

	2,001,218	4,612	1,996,606

The balance in terrestrial repeater network as at August 31, 2005 represents costs capitalized relating to the construction of the XM satellite radio system, which was still in progress. The terrestrial repeater network went into operation in November 2005.

7. Contract rights, distribution rights and computer software

Contract rights, distribution rights and computer software consist of the following:

	February 28, 2006

	Cost $	Accumulated amortization $	Net $

XM rights (note 4)	177,240,000	3,380,690	173,859,310
GMCL distribution rights (note 5)	53,172,000	1,022,538	52,149,462
Computer software	6,420,909	284,246	6,136,663

	236,832,909	4,687,474	232,145,435

	August 31, 2005

	Cost $	Accumulated amortization $	Net $

Computer software	1,006,634	-	1,006,634

During the three and six months ended February 28, 2006, $4,245,099 and $4,687,474, respectively, of amortization was recorded on these intangible assets.

8. Related party accounts and transactions

John I. Bitove is the controlling shareholder of CSR Investments and the Chairman and Chief Executive Officer of the Company. The Company was established for the purpose of making satellite radio service available to the Canadian public on a commercial basis. To achieve this purpose, John I. Bitove and the Company entered into a Memorandum of Agreement (MOA) with XM dated August 7, 2003. Prior to completing the MOA, the Company commenced some initial assessments and investigation of satellite radio for Canada. The MOA confirmed the binding arrangements for the parties to work together to obtain a Canadian broadcast license to operate a subscription-based satellite radio service in Canada. In addition, the MOA also included the non-binding arrangements with respect to a future license arrangement between the parties, the equity structure, corporate governance and other matters impacting the launch, marketing and operations of the satellite radio service in Canada.

The Company contracted the services of another company controlled by John I. Bitove to manage and fund the process of applying for and obtaining a Canadian broadcast license for its planned satellite radio service. The Company was required to reimburse all direct costs as they were incurred throughout the period of the license application and up to the time of the Offering. An additional amount was payable based on the level of direct costs. This total amount, reported as indirect costs in the interim consolidated statement of operations and deficit, includes an element for all indirect costs incurred by John I. Bitove or any company controlled by John I. Bitove during the periods presented. As at February 28, 2006, the amount owing was $nil (August 31, 2005 - $10,528,029).

In 2003, CSR Investments granted the equivalent of 34,918 options to acquire shares of CSR Investments at nominal exercise price to a director of CSR Investments who, in fiscal 2005, became an officer of the Company. The grant included anti-dilution provisions which entitled the director to a 5% interest in CSR Investments. These options vested upon receiving the regulatory approval for the CRTC license. The grant date fair value of each option was later determined to be $15.75. The compensation cost included in indirect costs for fiscal 2005, 2004 and 2003 for the individual amounted to $240,000, $240,000 and $60,000 respectively. These amounts were included in amounts due to companies controlled by John I. Bitove. The estimated fair value of the options was based on the same value arising from the $15 million of equity contributed to the Company by CSR Investments. As at August 31, 2005, none of these options was exercisable.

In June 2005, CSR Investments granted 21,868 options to acquire shares of CSR Investments at the equivalent of $7.54 per share to certain consultants and advisors that provided services to the Company, employees of a company related to CSR Investments and an officer of the Company. These options had a grant date fair value of $151 per option and an estimated fair value of $3.3 million. Approximately 75% of these options expire in June 2008, vested and were exercisable immediately and accordingly the compensation cost has been included in indirect costs in fiscal 2005. The remaining options vest in June 2008, expire in December 2008 and compensation costs are being expensed as stock-based compensation, starting with fiscal 2005, over the 3-year vesting period. The estimated fair market value of these options was determined using the Black Scholes valuation model using the following assumptions: estimated fair value of CSR Investments of $160 per share, risk free interest rates of 5%, expected lives of 3 years, dividend yield of nil and volatility of 82.5%.

In December 2005, through a series of steps including the amalgamation of the Company with 2087609 Ontario Inc., the existing CSR Investments option holders described above exercised half of their options and received 1,007,289 Class A Subordinate Voting Shares. The director whose options vested with the CRTC license approval exchanged the remaining options for an equivalent equity interest in CSR Investments with fair market value repurchase rights. While all  of these costs were borne by CSR Investments, this series of steps was viewed to create a modification of the options and has thus resulted in an additional stock-based compensatory expense of approximately $3 million in the three month period ended February 28, 2006. The Company did not receive any consideration on the exercise of these options.

In December 2005, 2,403 options of CSR Investments were granted to an officer of the Company with a nominal exercise price. These options vest over three years but may be accelerated if the employee ceases to be employed by the Company. Accordingly, an additional stock-based compensatory expense of approximately $1 million was recorded in the three month period ended February 28, 2006. These options were valued using the Black Scholes valuation model using the following assumptions: fair value of CSR Investments of $416 per share, risk free interest rate of 5%, expected life of 3 years, dividend yield of nil and volatility of 82.5%.

As described in note 11, XM has a 23.30% interest in the Company. See notes 4 and 9 for transactions with and amounts owed to XM.

During the six months ended February 28, 2006, CSR Investments advanced to the company $300,000. This loan is non-interest-bearing, has no fixed terms of repayment and is included in accounts payable. In addition, during the six months ended February 28, 2006, CSR Investments incurred $2,862,764 of costs related to the Company’s license application process. This amount has been included in contributed surplus.

During the three and six months ended February 28, 2006, the Company received printing services from AMI Printing valued at approximately $478,000 and $808,000, respectively. An affiliate of CSR Investments holds an indirect minority interest in AMI Printing.

During the six months ended February 28, 2006, the Company entered into a payroll service agreement with KIT LP for an annual amount of $20,000. KIT LP is owned, directly and indirectly, approximately 60% by Priszm Canadian Income Fund and approximately 40% by a company controlled by John I. Bitove.

During the three months ended February 28, 2006, the Company entered into a marketing agreement with Vision Group of Companies (Vision), under which the Company received field marketing services valued at approximately $322,000. Vision also provided the Company with other marketing services during the three months ended February 28, 2006 valued at approximately $166,000.  The principal of Vision is a brother of John I. Bitove.

During the three and six months ended February 28, 2006, the Company incurred $40,300 and $53,800, respectively, of expenses respectively related to the lease of its Toronto studio from a company controlled by John I. Bitove. The Company has leased this property for a 15-year period for a total amount of approximately $1.9 million.

9. Contracts and commitments

Terrestrial repeater purchase agreement with XM

The Company has agreed to purchase terrestrial repeaters from XM as needed to build a terrestrial repeater network throughout Canada. Terrestrial repeaters are used to improve the transmission of satellite signals in more densely populated and developed areas. As at February 28, 2006, a total of 80 (November 30, 2005 - 80) high-power and standard terrestrial repeaters had been purchased and received by the Company. The following amount included as part of accounts payable is due to XM in respect of the purchase of these terrestrial repeaters:

	February 28, 2006 $	August 31, 2005 $

Accounts payable to XM for terrestrial repeater purchases	613,926	1,336,954

Lease obligations

The Company has non-cancellable operating leases for office space and terrestrial repeater sites committed as at February 28, 2006. The annual minimum lease payments in the table below do not include any common costs, such as taxes and utilities, which cannot be determined in advance.

$

2006	574,297
2007	575,750
2008	570,375
2009	563,583
2010	562,125
Thereafter	1,569,483

Service provider agreement

On February 28, 2006, the Company entered into a three-year agreement with Accenture Inc. for maintenance and development services on the Company’s customer care and billing system. Under the agreement, the Company is committed to pay a minimum of $12.3 million over the three-year period.

10. Broadcast license

On June 16, 2005, CSR received approval of its application for a broadcasting license from the CRTC, subject to certain conditions. On September 7, 2005, CSR applied to amend the CRTC broadcasting license. On November 21, 2005, the CRTC advised CSR that it was satisfied that the conditions to the grant of its broadcasting license were fulfilled and that the license would therefore be issued when: (i) the Department of Industry notified the CRTC that its technical requirements had been met, and (ii) CSR confirmed to the CRTC that it was prepared to commence operations. The Department of Industry notified the CRTC that its technical requirements had been met on November 22, 2005. Similarly, on November 22, 2005, CSR confirmed to the CRTC that it was prepared to commence operations. As a result of the satisfaction of these conditions, CSR has fulfilled all regulatory conditions to launch and CSR was authorized to launch its service.

Under the terms of its broadcasting license, the Company must contribute a minimum of 5% of gross revenues of the satellite radio undertaking to eligible third parties directly connected to the development of Canadian musical and other artistic talent during each broadcast year. On February 10, 2006, the CRTC approved CSR’s application dated September 7, 2005.

11. Share capital and other activity

The authorized share capital of the Company as at February 28, 2006 consisted of the following shares:

Class A Subordinate Voting Shares	unlimited
Class B Voting Shares	unlimited
Class C Non-Voting Shares	unlimited

The Class B Voting Shares are convertible at any time at the holder’s option into fully paid and non-assessable Class A Subordinate Voting Shares upon the basis of one Class A Subordinate Share for each three Class B Voting Shares. The Class A Subordinate Voting Shares and the Class C Non-Voting Shares participate in the equity of the Company on an equal per share basis. The Class B Voting Shares, however, participate in the equity of the Company on a per share rate equal to one third of the rate of participation of the Class A Subordinate Voting Shares and the Class C Non Voting Shares.

Share capital and other activity are summarized as follows:

	Number of shares			Value of shares

	Common shares	Class A Subordinate Voting Shares	Class B Voting Shares	Common shares $	Class A Subordinate Voting Shares $	Class B Voting Shares $	Contributed surplus $	Total $

Balance as at August 31, 2005	200	-	-	20	-	-	-	20

Costs incurred by CSR Investments (note 8)	-	-	-	-	-	-	2,862,764	2,862,764
Issuance of common shares to CSR Investments	15,000,000	-	-	15,000,000	-	-	-	15,000,000
Issuance of Class A Subordinate Voting Shares to XM	-	11,077,500	-	-	177,240,000	-	-	177,240,000
Issuance of Class A Subordinate Voting Shares to GMCL	-	3,323,250	-	-	53,172,000	-	-	53,172,000
Conversion of common shares to 81,615,633 Class B Voting Shares	(15,000,200)	-	81,615,633	(15,000,020)	-	15,000,020	-	-

Issuance of Class A Subordinate Voting Shares as part of the amalgamation with 2087609 Ontario Inc.	-	1,007,289		-	-	-	-	-

Issuance of Class A Subordinate Voting Shares in exchange for purchase of radio advertising services	-	125,000	-	-	2,000,000	-	-	2,000,000
Stock options expense	-	-	-	-	-	-	22,244,546	22,244,546

Issuance of Class A Subordinate Voting Shares in an initial public offering (less issuance costs of $4,957,646) (note 2)	-	3,437,500	-	-	50,042,354	-	-	50,042,354

Balance as at February 28, 2006	-	18,970,539	81,615,633	-	282,454,354	15,000,020	25,107,310	322,561,684

As a result of a reorganization of the Company on December 8, 2006, the Company’s existing 15,000,200 common shares were converted to 81,615,633 Class B Voting Shares and 1,007,289 Class A Subordinate Voting Shares were issued. As three Class B Voting Shares are economically equivalent to one Class A Subordinate Voting Share, the conversion resulted in the issuance of 28,212,500 common share equivalents. The conversion has been accounted for as a share split resulting in 1.88 common share equivalents being issued for each pre-existing common share. The per share information in these interim consolidated financial statements has been restated to reflect the impact of the share split. The Company’s information for the three months ended November 30, 2005 and 2004 should have reflected this share split; accordingly, the loss per share for the periods ended November 30, 2005 and 2004 are revised to $38,848 and $2,383, respectively, based on the weighted average number of shares outstanding of 376.

On November 17, 2005, the Company entered into a Share Issuance Agreement and provided XM its rights to a 23.30% ownership interest in the Company, as contemplated in the 2003 Memorandum of Agreement and as reflected in documents filed with the CRTC. Immediately prior to the closing of the Offering, the Company issued 11,077,500 Class A Subordinate Voting Shares of the Company to XM. The Class A Subordinate Voting Shares were determined to have a value of $177,240,000, based on the Offering price of $16.00 per share. Rights with a value of $177,240,000 have been recorded as an intangible asset to be amortized over the initial term of the XM agreements of ten years plus the additional renewal period of five years.

As part of the distribution agreement with GMCL, the Company agreed to provide GMCL with a 7% equity interest in the Company. Immediately prior to the closing of the Offering in December 2005, the Company issued 3,323,250 Class A Subordinate Voting Shares to GMCL. The Class A Subordinate Voting Shares were determined to have a value of $53,172,000, based on the Offering price of $16.00 per share. Distribution rights with a value of $53,172,000 have been recorded as an intangible asset to be amortized over the 13-year term of the GMCL agreement.

In December 2005, the Company issued 125,000 Class A Subordinate Shares in exchange for the purchase of radio advertising services to be received by the Company in an aggregate amount of $2 million. A corresponding amount was recorded as prepaid expenses, which will be expensed as radio advertising services are received by the Company.

Stock options

In November 2005, the Board of Directors of the Company approved a stock option plan for the purpose of providing additional incentives to attract and retain employees, directors and senior officers of the Company and its affiliates.

Under this plan, the Company has granted options to certain of its employees and senior officers, for 1,100,000 Class A Subordinate Voting Shares with an exercise price of $0.01. The options were conditional on the closing of the Offering. 1,075,000 options will vest in equal one-fourth annual amounts beginning on the date of the closing of the Offering and ending on the third anniversary thereof. Vesting may be accelerated if the employee ceases to be employed by the Company. The remaining 25,000 options were vested on the closing of the Offering. The options were valued at $16 each based on Offering price of the shares. An expense of $17.6 million has been recorded during the three and six months ended February 28, 2006. As at February 28, 2006, no options had been exercised and 293,750 of the options were exercisable.

In December 2005, prior to the closing of the Offering, the Company granted options to certain of its directors, employees and senior officers for 1,175,000 Class A Subordinate Voting Shares with an exercise price of $16.00. These options will vest in equal one-fifth amounts beginning on the first anniversary of the Offering and ending on the fifth anniversary of the Offering date. The fair value of these options was $12.9 million and $0.6 million was recorded in the interim consolidated statement of operations and deficit. The weighted average grant date fair value of these options was $10.98. As at February 28, 2006, no options had been exercised or cancelled.

The fair value of these options was estimated on the date of grant using the Black-Scholes option pricing model. The following are assumptions that were used for the options granted during the six months ended February 28, 2006: expected dividend yield of nil%, expected volatility of 82.75%, risk-free interest rate of 4.00%, and expected life of five years.

These options will expire on the seventh anniversary of the grant date. Any option not exercised prior to the expiry date will become null and void.

12. Notes offering

On February 10, 2006, the Company issued US$100.0 million aggregate principal amount of 12.75% senior notes, due in 2014 (the notes), in a private placement. Interest payments on the notes are due semi-annually, on February 15 and August 15, commencing on August 15, 2006. The notes are unsecured and guaranteed by the subsidiaries of the Company. The notes are redeemable at the option of the Company on or after February 15, 2010. Prior to February 15, 2009, the Company may redeem up to 25% of the notes with the proceeds of sales of its share capital. The indenture governing the notes requires the Company to establish an interest reserve account in the amount of approximately US$35.5 million to cover the first six interest payments due under the notes. The indenture also contains certain provisions which restrict or limits the Company’s ability to, among other things, incur more debt, pay dividends, redeem shares or make other distributions, enter into transactions with affiliates, transfer or sell assets.

The notes issued by the Company are guaranteed by its wholly owned subsidiary CSR, the Company’s only subsidiary. The guarantee is full and unconditional. The Company has no independent assets or operations. As a result, the consolidating financial information has not been provided.

As part of the issuance of the above-mentioned notes, the Company incurred costs amounting to $5,241,862. These costs are amortized on a straight-line basis over the term of the notes. During the three and six months ended February 28, 2006, $32,654 of amortization was included in the interim consolidated statement of operations and deficit.

13. Loss per share

The basic weighted average shares outstanding for the three months ended February 28, 2006, were 41,912,939 (February 28, 2005 - 376).

The basic weighted average shares outstanding for the six months ended February 28, 2006, were 20,840,877 (February 28, 2005 - 376).

For purposes of the weighted average shares outstanding, the Class B Voting Shares were converted into the equivalent number of Class A Subordinate Voting Shares. Class B Voting Shares participate in the dividends and distributions at a rate of one-third of each Class A Subordinate Voting Share and are convertible into Class A Subordinate Voting Shares on the basis of one Class A Subordinate Voting Share for three Class B Voting Shares.

1,424,250 Class A Subordinate Voting Shares issued in escrow (note 5) and the stock options (note 11) were not included in the computation of diluted loss per share as they would have been anti-dilutive for the periods presented.

14.  Supplemental cash flow disclosures

Changes in non-cash working capital related to operations:

	Three months ended February 28,		Six months ended February 28,

	2006 $	2005 $	2006 $	2005 $

Increase in current assets
Accounts receivable	(341,660)	-	(498,607)	-
Inventory	(511,039)	-	(929,789)	-
Prepaid expenses	(543,555)	-	(589,009)	-
Increase (decrease) in current liabilities
Accounts payable	(15,465,811)	975,092	(3,651,929)	1,870,439
Deferred revenue	1,205,537	-	1,294,928	-

Net change in non-cash working capital related to operations	(15,656,528)	975,092	(4,374,406)	1,870,439

15.  Canadian and United States accounting policy differences

The consolidated financial statements of the Company have been prepared in accordance with GAAP as applied in Canada. In certain aspects GAAP as applied in the United States (“U.S.”) differs from Canadian GAAP. There were no material differences between Canadian and U.S. GAAP that impacted the consolidated balance sheets, statements of operations and deficit and cash flows of the Company.

Principal differences affecting the Company

Other disclosures

The following amounts are included in accounts payable and accrued liabilities:

	February 28, 2006	August 31, 2005
Trade creditors	9,573,674	1,336,954
Amounts due to related parties	1,028,509	10,528,029
Amounts related to employees	704,255	-
Interest accrual on long-term debt	601,158	-
	12,007,596	11,864,983

Recent U.S. accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R. SFAS 123R requires recognition of compensation expense for stock options granted to employees. The expense is equal to the grant-date fair value of the option granted, and the expense is recognized over the vesting period. The standard is effective for the Company as at September 1, 2005. The amount of compensation expense that will be recorded in fiscal 2006 and beyond will depend on the amount and timing of option activity. The Company has adopted the standard under the modified prospective basis afforded under the standard. There are no cumulative effect adjustments as a result of the adoption of the standard.

SFAS 153, “Exchanges of Non-Monetary Assets - an Amendment of APB Opinion 29,” was issued in December 2004. Accounting Principles Board (“APB”) Opinion 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. SFAS amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The standard is effective for the Company for non-monetary asset exchanges occurring in fiscal 2006 and will be applied prospectively. The adoption of this standard is not expected to have a material impact on the financial statements of the Company.

US$100,000,000

Canadian Satellite Radio Holdings Inc.

OFFER TO EXCHANGE

12.75% Senior Notes due 2014
which have been registered under the Securities Act of 1933

for

any and all outstanding 12.75% Senior Notes due 2014
which have not been registered under the Securities Act of 1933

             June 30, 2006